Exhibit 10.8

OFFICE LEASE (BUILDING II)

BETWEEN

SCHOLLE JAMBOREE PROPERTY DEVELOPMENT I LLC

AND

IMPAC FUNDING CORPORATION

LEASE EXHIBITS

Exhibit A (Site Plan)

Exhibit B (Rules and Regulations)

Exhibit C (Commencement Letter)

Exhibit D (Work Letter)

Exhibit E (Janitorial Specifications)

Exhibit F (Access Control Specifications)

Exhibit G (Recognition of Covenants, Conditions and Restrictions)

Exhibit H (Form of SNDA)

Exhibit I (Signage Maintenance Specifications)

Exhibit J (Form of Guaranty to Lease)

Exhibit K (Form of Telecommunications Agreement)

Exhibit L (Form of Memorandum of Lease)

Exhibit M (Form of Letter of Credit)

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OFFICE LEASE (BUILDING II)

THIS OFFICE LEASE (BUILDING II) (this “Lease”) is made and entered into as of March 1, 2005, by and between SCHOLLE JAMBOREE PROPERTY DEVELOPMENT I LLC, a California limited liability company (“Landlord”), and IMPAC FUNDING CORPORATION, a California corporation (“Tenant”).

1. Basic Lease Information.

1.1 Notice Addresses:

	1.	Landlord Address:

Scholle Jamboree Property Development I LLC
19500 Jamboree Road
Irvine, CA 92612-2457
Attention: General Counsel
Fax: 949-476-2967

With a copy to:		Dorn-Platz Properties
3444 North Central
Glendale, California 91203
Attention: Mark Knapp
Fax: 818-240-9179

	2.	Tenant Address:

On and after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

Impac Funding Corporation
1401 Dove Street
Newport Beach, CA 92660
Attention: General Counsel
Fax: 949-475-3967

1.2 “Building I” means that certain mixed use building to be constructed in the Project in the location shown on Exhibit A (sometimes referred to herein as the “Site Plan”) as “Building I”, containing four (4) floors and approximately 139,000 rentable square feet (and including an adjacent buildable area), and comprising a portion of the Project.

1.3 “Building II” or the “Building” means that certain office building to be constructed in the Project in the location shown on the Site Plan as “Building II” in accordance with this Lease, containing seven (7) floors and approximately 200,000 rentable square feet (and including the subterranean parking area beneath such building), and comprising a portion of the Project.

1.4 “Building III” means that certain office building that may be constructed in the Project in the location shown on Site Plan as “Building III”, expected to contain four (4) floors and approximately 100,000 rentable square feet (and including the subterranean parking area beneath such building), and which, if constructed, shall comprise a portion of the Project.

1.5 “Building IV” means that certain office building that may be constructed in the Project in the location shown on the Site Plan as “Building IV”, expected to contain four (4) floors and approximately 100,000 rentable square feet (and including any subterranean parking area beneath such building), and which, if constructed, shall comprise a portion of the Project.

1.6 “Building V” means that certain freestanding building, currently anticipated to be occupied for restaurant and retail uses, to be constructed in the Project in the location shown on the Site Plan as “Building V”, containing approximately 7,000 rentable square feet, and comprising a portion of the Project.

1.7 “Project” means (i) Building II and the Common Areas (defined in Section 2.1), (ii) the parcel(s) of land upon which Building II and the Common Areas are located, and (iii) Building I and, if and when constructed, Building III, Building IV and Building V (collectively, the “Adjacent Buildings”) and the parcel(s) of land upon which the Adjacent Buildings are located. Collectively, Building II and the Adjacent Buildings are called the “Project Buildings”.

1.8 “Premises” means all of Building II, subject to Landlord’s rights and reservations with respect thereto as set forth in this Lease.

1.9 “Term” means a period of one hundred twenty (120) months. The Term is subject to extension as set forth in Section 3.4. The Term shall commence on the date (the “Commencement Date”) that is the earlier of (i) the date on which the Premises are “Ready for Occupancy” as provided in the Work Letter attached hereto as Exhibit D (the “Work Letter”), or (ii) the date on which Tenant commences business operations from the Premises. Unless terminated early or extended in accordance with this Lease, the Term shall end one hundred twenty (120) months after the Commencement Date (the “Termination Date”); provided, however, that if the Termination Date would occur on a day other than the last day of a calendar month, the Termination Date shall be extended such that it occurs on the last day of the month in which the Termination Date otherwise occurs. At any time during the Term, Landlord may deliver to Tenant a Commencement Letter in the form attached hereto as Exhibit C (the “Commencement Letter”), which Tenant shall execute and return to Landlord within ten (10) Business Days of receipt thereof; provided that if said notice is not factually correct, then Tenant shall make such changes as are necessary to make the notice factually correct and shall thereafter execute and return such notice to Landlord within such ten (10) Business Day period, and thereafter the dates set forth on such notice shall be conclusive and binding upon Tenant and Landlord, unless Landlord, within ten (10) Business Days following receipt of Tenant’s changes, sends a notice to Tenant rejecting Tenant’s changes, whereupon this procedure shall be repeated until the parties either (a) mutually agree upon the contents of Exhibit C, or (b) the contents are determined by arbitration pursuant to Section 27.28.

1.10 “Base Rent”:

Months of Term	Annual Rate Per Rentable Square Foot	Monthly Base Rent
1-30	$31.80	$530,000
31-60	$33.60	$560,000
61-90	$35.40	$590,000
91-120	$37.20	$620,000

The monthly Base Rent set forth above is based on an estimated 200,000 rentable square feet within the Premises and is subject to adjustment pursuant to Section 2.2 below.

1.11 “Tenant’s Share” of Operating Expenses and Real Estate Taxes: 100%, subject to Section 5.3 and 5.6.

1.12 “Base Year” for Operating Expenses and Real Estate Taxes: Calendar year 2007.

1.13 “Tenant Improvement Allowance”: $43.00 per rentable square foot of the Premises.

1.14 “Security Deposit”: Six Hundred Twenty-Thousand Dollars ($620,000) (based on the last month’s Base Rent amount).

1.15 “Permitted Use”: General office uses and other uses approved by Landlord as described in Section 8.1 and Section 8.2.

1.16 “Broker(s)”: Cushman & Wakefield of California, Inc. (Rick Kaplan), representing Landlord, and Meridian Pacific (Bill Anderson), representing Tenant.

1.17 “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate up to two (2) additional nationally recognized Holidays, provided that other office buildings in the area where the Building is located commonly recognize the additional Holidays and Landlord has provided Tenant with at least one hundred twenty (120) days prior written notice of such additional Holidays.

1.18 “Normal Business Hours” for the Building are 8:00 A.M. to 6:00 P.M. on Business Days and 9:00 A.M. to 12:00 P.M. on Saturdays.

1.19 “Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of the City of Irvine, the County of Orange, the State of California and any other federal, state, municipal or other governmental entity, agency or authority with jurisdiction over the Project or the operations thereon.

1.20 “Parking Pass Ratio” means five (5) parking passes for every 1,000 rentable square feet of the Premises, a portion of which shall be allocated to reserved parking in the Building Parking Facility (as defined in Section 24) and the remainder shall be allocated to unreserved parking in the Project Parking Facility (as defined in Section 24), subject to the terms and conditions of Section 24.

1.21 “Guarantor” means IMPAC MORTGAGE HOLDINGS, INC., a Maryland corporation.

2. Grant of Tenancy; Measurement.

2.1 Grant of Tenancy; Common Areas. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use those portions of the Project and all appurtenant areas and improvements that are designated by Landlord for the common use, convenience or benefit of tenants and their respective employees, invitees, licensees, and other visitors, including without limitation streets, driveways, sidewalks, the Parking Facilities (as defined in Section 24), landscaped and planted areas and walkways, designated break and seating areas, designated smoking areas (such areas, together with such other portions of the Project as shown on the Site Plan, or if not shown on the Site Plan, as designated by Landlord, in its good faith discretion, including certain areas to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). As used herein, “Building Common Areas” shall consist of hallways and interior stairwells within the applicable Project Buildings not located within the premises of any tenant, common entrances and lobbies, elevators, and restrooms not located within the premises of any tenant and subterranean automobile parking areas and accessways, if any, designated by Landlord for use by tenants or visitors of the applicable Project Building. Landlord and Tenant acknowledge that the purpose of Exhibit A is to show the approximate location of the to-be-constructed Building I and Building II, and currently anticipated other Project Buildings and amenities only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the Project or the construction of any of the Project Buildings, the precise area thereof or the specific location of the Common Areas, or the elements thereof or of the accessways to the Premises or the Project; provided, however, that (i) if Landlord (or an affiliate of Landlord) leases Building V for restaurant operations, Landlord shall cause to be included in the lease covering such restaurant operations (and Landlord shall use commercially reasonable efforts to enforce) a requirement that the restaurant tenant open and operate, for so long as such operation remains economically viable for such restaurant tenant, a deli-type sandwich operation within Building V that is open to public, including the employees, guests and business invitees of Tenant, during lunch hours on non-Holiday weekdays; and (ii) Landlord shall not, without Tenant’s prior written approval, make any material change to the Site Plan that materially adversely affects Tenant’s ingress to or egress from the Project, Premises or Parking Facilities or if such change would substantially and adversely alter the Project from a first-class office building project. Without limitation, examples of the types of changes which would violate the provisions of clause (ii) of the foregoing sentence would be conversion of a substantial portion of the floor area of the Project or Parking Facilities to residential, manufacturing or hotel usage or outlet type retail operations. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord, provided that Landlord shall maintain and operate the same in a manner consistent with that of other first-class, mid-rise and high-rise office buildings located in the John Wayne Airport-South Coast Metro-Newport Beach areas of Orange County, California, which buildings are comparable to the Building in terms of quality of construction, level of services, amenities, age, size and appearance (the “Comparable Buildings”). The use of the Building and Common Areas shall be subject to such reasonable Rules and Regulations as Landlord may make from time to time as provided in Section 8.2. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, as long as such changes do not change the nature of the Project to something other than a first class office building project or materially, adversely affect Tenant’s use of the Premises for the Permitted Use, as set forth in Section 1.15, or Tenant’s ingress to or egress from the Project, the Premises or the Parking Facilities servicing the same.

2.2 Measurement. Landlord shall, prior to delivery of possession of the Premises to Tenant, have its architect or a space measurement firm selected by Landlord and reasonably acceptable to Tenant (the “Measurement Firm”) (Stevenson Systems and Pace Compumetrics are each hereby pre-approved by Tenant as an acceptable Measurement Firm) measure the rentable square footage of the Building in accordance with the guidelines for measuring rentable area (for a single tenant building if Tenant leases the entire Project Building and for a multi-tenant building if Tenant leases less than the entire Project Building) specified in the American National Standard Institute Publication ANSI Z65.1-1996 as adopted by the Building Owners and Managers Association, as interpreted and applied by the Measurement Firm (the “Measurement Standard”). If such measurement by the Measurement Firm indicates that the rentable square footage set forth in Section 1.3 is different than the rentable square footage numbers for the Building resulting from utilization of the Measurement Standard, then the rentable square footage set forth in Section 1.3 shall be adjusted to reflect the number of rentable square feet within the Building as measured under the Measurement Standard and all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (including, without limitation, the amount of the “Rent” and any “Security Deposit,” as those terms are defined in this Lease) shall be modified in accordance with such determination and any payments due to Landlord from Tenant based upon such rentable square feet shall be proportionally, retroactively and prospectively increased or decreased as applicable. The Measurement Firm shall also measure each of the Adjacent Buildings within a reasonable time after the same are completed, as well as the remaining Premises within a reasonable time following Tenant’s exercise of the Special Termination Right under Section 3.5, as well as any space additionally leased by Tenant that is less than an entire Project Building pursuant to Sections 3.8, 3.9 or 3.10, in each case using the Measurement Standard. Landlord will confirm all such measurements in writing to Tenant and the same shall be binding upon Tenant for all purposes under this Lease; provided, however, that if Tenant disagrees with any of the Measurement Firm’s measurements under this Section 2.2 and notifies Landlord of same within twenty (20) days after Landlord notifies Tenant of the Measurement Firm’s applicable measurement, and if a dispute occurs regarding the final accuracy of such measurement using the Measurement Standard that is not resolved between Landlord and Tenant, using good faith efforts, within sixty (60) days after Landlord’s receipt of Tenant’s disagreement notice, such dispute will be resolved by arbitration pursuant to Section 27.28, below, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

3. Possession; Renewal Options; Special Termination Right; First Right to Purchase; Rights of First Offer and Lease.

3.1 Delivery of Possession. Landlord shall deliver possession of the Premises to Tenant upon the date that the Premises are Ready for Occupancy as provided in the Work Letter. If Landlord, for any reason, cannot deliver possession of the Premises to Tenant on the “Estimated Commencement Date” set forth in the Work Letter, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. However, if date that the Premises are Ready for Occupancy is delayed beyond the Estimated Commencement Date, Tenant shall not be liable for any rent until Landlord tenders possession of the Premises to Tenant with the Premises Ready for Occupancy (or until Tenant commences business operations from the Premises). Notwithstanding the foregoing if the Commencement Date has not occurred within two hundred ten (210) days (subject to extension for delays attributable to Force Majeure Events, but in no event shall such extension for delays attributable to Force Majeure Events extend the 210-day period beyond an additional 120 days) after the Estimated Commencement Date (the “Outside Date”), Tenant may, as its sole remedy, terminate this Lease by delivering written notice thereof to Landlord within fifteen (15) days after the Outside Date (unless the Commencement Date occurs prior to Landlord’s receipt of such notice). However, to the extent Landlord’s inability to deliver possession of the Premises to Tenant in accordance with (or earlier than provided for in) the Work Letter is caused by Tenant’s negligence or breach of this Lease or of the Work Letter, or by other Tenant Delay(s) (as defined in the Work Letter), the Commencement Date for all purposes under this Lease shall be accelerated by the number of days of those Tenant Delays.

3.2 Turnover of Premises. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building are at such time in good order, condition and repair, subject only to Landlord’s obligations specifically set forth in this Lease with respect to the repair and maintenance of the Base Building (as defined in Section 9.2), Landlord’s obligations to provide services and utilities set forth in Section 7.1, Landlord’s obligations regarding restoration set forth in Sections 15 and 16, and matters which are Landlord’s responsibility under the Work Letter.

3.3 Pre-Term Occupancy. Tenant shall have the right to enter upon and occupy the Premises (or any portion thereof) before the Commencement Date in accordance with the terms of the Work Letter for the sole purpose of performing improvements and/or installing furniture, equipment or other personal property as permitted by the Work Letter, and such entry/occupancy shall be subject to the terms and conditions of this Lease except that Tenant shall not be required to pay Rent (defined in Section 4 below) for such time periods prior to the Commencement Date so long as Tenant’s entry/occupancy complies with the terms therefor set forth in the Work Letter.

3.4 Renewal Options.

3.4.1. Option Right. Landlord hereby grants Tenant two (2) options to extend the Term as to the entire Premises for a period of five (5) years each (the “First Option Term” and the “Second Option Term” respectively) (the foregoing option terms shall be referred to hereinafter sometimes individually or collectively as the “Option Term”), which options shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in Default under this Lease. The rights contained in this Section 3.4 shall be personal to the original Tenant executing this Lease and any Tenant Affiliate or Successor (as those terms are defined in Section 12.1) (collectively, “Original Tenant”), and may only be exercised by Original Tenant if Original Tenant occupies at least 100,000 rentable square feet of the Building. Upon the proper exercise of such option to extend the Term, as it applies to the entire Premises, shall be extended for a period of five (5) years (provided, however, that if, as of the end of the initial Term or the First Option Term, as the case may be, Tenant is in Default under this Lease, Landlord shall have the right to void the applicable option by notice to Tenant, even if the same has been exercised).

3.4.2. Option Rent. The rent payable by Tenant during any Option Term (the “Option Rent”) shall be equal to the “Fair Market Rental Rate,” as that term is defined in Section 3.4.5, below.

3.4.3. Exercise of Option. The option contained in this Section 3.4 shall be exercised by Tenant, if at all, only by Tenant’s delivery of a written notice executed by a duly authorized officer of Tenant (the “Option Exercise Notice”) to Landlord not more than eighteen (18) months nor less than twelve (12) months prior to the expiration of the initial Term or the First Option Term, as the case may be, stating that Tenant is irrevocably exercising its option for the entire Premises. Landlord, after receipt of the Option Exercise Notice, shall deliver notice (the “Landlord’s Rent Determination”) to Tenant not more than thirty (30) days after Landlord’s receipt of any Option Exercise Notice, setting forth Landlord’s determination of the Fair Market Rental Rate for the Option Term. Tenant, within thirty (30) days after the date on which Landlord delivers the Option Rent Notice, shall either (i) notify Landlord that Tenant accepts Landlord’s Rent Determination (the “Rent Acceptance Notice”), or (ii) if Tenant disagrees with Landlord’s Rent Determination, provide Landlord with written notice of rejection (the “Rejection Notice”) accompanied by Tenant’s determination of the Fair Market Rental Rate (“Tenant’s Rent Determination”). If Tenant fails to provide Landlord with either a Rent Acceptance Notice or Rejection Notice within such thirty (30) day period, Tenant’s options shall be null and void and of no further force and effect. If Tenant provides Landlord with a Rent Acceptance Notice, Landlord and Tenant shall enter into the Renewal Amendment (hereinafter defined) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice without a Tenant’s Rent Determination, Tenant’s options shall be null and void and of no further force and effect. If Tenant provides Landlord with a Rejection Notice that includes Tenant’s Rent Determination, Landlord and Tenant shall work together in good faith to agree upon the Fair Market Rental Rate for the applicable Option Term. Upon agreement, Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Option Rent for the Premises within ten (10) Business Days after the date on which Tenant provides Landlord with both a Rejection Notice and Tenant’s Rent Determination (the “Outside Agreement Date”), the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 3.4.4 below.

3.4.4. Determination of Option Rent. If Landlord and Tenant fail to reach agreement (i) with regard to the Option Rent by the Outside Agreement Date, then each party shall make a separate determination of the Option Rent within five (5) Business Days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 3.4.4.1 through 3.4.4.7 below.

3.4.4.1 Landlord and Tenant shall each appoint one arbitrator who shall be a real estate appraiser who is a current member of the American Institute of Real Estate Appraisers, with at least ten (10) years of experience (and who shall have been active over the five (5) year period ending on the date of such appointment) appraising office space comparable to the Premises in the John Wayne Airport-South Coast Metro-Newport Beach area of California (“Market Area”). The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent, as the case may be, is the closest to the actual Fair Market Rental Rate, as determined by the arbitrators, taking into account the requirements of Section 3.4.5. Each party shall appoint an arbitrator meeting the foregoing requirements and shall notify the other party in writing of the name and contact information of their selected arbitrator within fifteen (15) days after the applicable Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment. The arbitrators so selected by Landlord and Tenant shall be deemed “Party Arbitrators.”

3.4.4.2 The two (2) Party Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Party Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Party Arbitrators except that neither the Landlord or Tenant or either Party Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

3.4.4.3 The three (3) arbitrators shall within thirty (30) days of the appointment of the Neutral Arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof. Whichever Option Rent is selected by the arbitrators shall become the then applicable Option Rent.

3.4.4.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

3.4.4.5 If any party fails to notify the other party in writing of the name and contact information of their selected Party Arbitrator within fifteen (15) days after the applicable Outside Agreement Date, then the Party Arbitrator appointed by the other party shall solely decide whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and such decision shall be binding on the parties.

3.4.4.6 If the two (2) Party Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition JAMS (as defined in Section 27.28), or if JAMS refuses to act, either party may petition the American Arbitration Association, to appoint the Neutral Arbitrator, subject to criteria in Section 3.4.4.1 of this Lease.

3.4.4.7 Each party shall bear the costs of its own Party Arbitrator, and the cost of the Neutral Arbitrator and the arbitration shall be paid by Landlord and Tenant equally.

3.4.4.8 Once the Option Rent is determined by the arbitrators, Landlord and Tenant shall enter into the Renewal Amendment (as hereinafter defined) upon the terms and conditions set forth herein.

3.4.5. Fair Market Rental Rate. The “Fair Market Rental Rate” shall be equal to the rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including escalations, at which third party tenants, extrapolated to the commencement of the applicable Option Term, are, pursuant to transactions completed within the twenty-four (24) month period prior to the commencement of the applicable Option Term, leasing non-sublease, non-encumbered, non-equity, non-expansion renewal and non-renewal space comparable in size, location and quality to the Premises, for a similar lease term, in an arms length transaction, which comparable space is located in the Project or in the Comparable Buildings (“Comparable Transactions”), in either case taking into consideration the differences in Project amenities, parking rates and type of lease, as well as the following concessions: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, as the case may be, such value to be based upon the age, design, quality of finishes, and layout of the improvements and the extent to which the same could be utilized by a general office user, and (c) all other monetary and non-monetary concessions, if any, being granted such tenants in connection with such comparable space. The Fair Market Rental Rate shall in all events provide for (i) a new “Base Year,” which shall be the calendar year in which the Option Term commences if the Option Term commences in any month from January through June, inclusive, and which shall be the calendar year following the calendar year in which the Option Term commences if the Option Term commences in any month from July through December, inclusive, and (ii) Tenant shall not be required to pay any Direct Expenses for the first twelve (12) consecutive calendar months (commencing on the date the Option Term commences); provided, however, that the foregoing Base Year and pass-through concessions shall be factored into the determination of the Fair Market Rental Rate. The Fair Market Rental Rate shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s obligations during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). If in determining the Fair Market Rental Rate for an Option Term, Tenant is deemed to be entitled to a tenant improvement, refurbishment or comparable allowance for the improvement or refurbishment of the Premises (the total dollar value of such allowance, the “Option Term TI Allowance”), Landlord may, at Landlord’s sole option, elect any or a portion of the following: (A) to grant some or all of the Option Term TI Allowance to Tenant as a lump sum payment to Tenant, and/or (B) in lieu of making a lump sum payment (or portion thereof) to Tenant, to reduce the rental rate component of the Fair Market Rental Rate to be an effective rental rate which takes into consideration that Tenant will not receive a payment of such Option Term TI Allowance, or portion thereof (in which case the Option Term TI Allowance, or portion thereof, evidenced in the effective rental rate shall not be paid to Tenant).

3.4.6. Terms and Conditions. Other than the Option Rent and the new Base Year as described in Section 3.4.5, the terms and conditions of this Lease during the Option Term shall be on the same terms, covenants and conditions as provided for in this Lease during the initial Term, except that Tenant shall have no additional options to extend or renew the Term beyond the Second Option Term, and Sections 3.5 through 3.10 and Section 5.6 shall not apply during any Option Term.

3.4.7. Renewal Amendment. If Tenant is entitled to and properly exercises an option, Landlord shall prepare and deliver to Tenant an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Base Year, Term, Termination Date, and other appropriate terms. Tenant shall be entitled to review same for compliance with this Lease. If accurate, Tenant shall execute and return the Renewal Amendment to Landlord within thirty (30) days after receipt thereof.

3.5 Special Termination Option. Provided that Tenant has not previously exercised its option to lease Building IV as described in Section 3.10 (in which case this Section 3.5 shall be null and void and of no further force or effect), then Tenant shall have the one-time special option (the “Special Termination Option”) upon and subject to the terms and conditions set forth below, to terminate this Lease and, if applicable, the other leases, if any, entered into by Tenant with respect to any of the other Project Buildings (collectively, the “Other Leases”), effective as of midnight on the last day of the seventy-second (72nd) full calendar month of the initial Term of this Lease (the “Special Termination Date”), as to not more than fifty percent (50%) of the entire rentable square footage of all space being leased by Tenant in the Project at the time of the Special Termination Notice (hereinafter defined); provided, however, that the portion of the space being terminated by Tenant must be in full floor increments, i.e., following the Special Termination Date, the space being leased by Tenant in the Project may not include any partial floors (other than those partial floors that may have been leased by Tenant pursuant to Section 3.7); and provided further that the Special Termination Portion may not include any space under an Other Lease that will have been leased by Tenant, as of the Special Termination Date, for a period of less than 36 full calendar months (as measured from the commencement date of such Other Lease). Tenant shall specify the portion of the space being terminated by Tenant pursuant to this Section 3.5 (the “Special Termination Portion”) in the Special Termination Notice. Following the Special Termination Notice, Tenant shall have no right to Transfer (as defined in Section 12.1) any of the space that is subject to the Special Termination Notice. Notwithstanding the foregoing, if Tenant does not terminate the ground floor(s) within all Project Buildings that Tenant is then entirely leasing, then the Special Termination Portion shall be deemed to include that portion of the ground floor(s) as may reasonably be required by Landlord to enable Landlord to convert the applicable building lobby from single-tenant use to multi-tenant use (the “Lobby Conversion”) and the converted portion shall thereafter be deemed Common Area for purposes of this Lease

3.5.1. Exercise of Special Termination Option. To exercise the Special Termination Option, (i) Tenant must give Landlord written notice (the “Special Termination Notice”) of its exercise of the Special Termination Option, which Special Termination Notice must be delivered to Landlord at least 365 days prior to the Special Termination Date; and (ii) at the time of the Special Termination Notice, Tenant shall not be in Default under this Lease.

3.5.2. Special Termination Payment. In consideration of Landlord’s granting the Special Termination Option to Tenant, if Tenant elects to terminate this Lease as to the Special Termination Portion pursuant to this Section 3.5, as a condition thereto and as a covenant herein Tenant shall pay to Landlord on or before the Special Termination Date in immediately available funds the Special Termination Payment (hereinafter defined). If Tenant fails to deliver the Special Termination Payment to Landlord on or before the Special Termination Date, then at the sole election of Landlord by written notice to Tenant prior to Landlord’s receipt of the Special Termination Payment, the Special Termination Notice shall be deemed cancelled and rescinded, and Landlord and Tenant shall continue to be obligated under all the terms and conditions of this Lease. As used herein the term “Special Termination Payment” means an amount equal to (i) the product of Thirty-Six and 75/100 Dollars ($36.75) multiplied by the number of rentable square feet of the Special Termination Portion, plus (ii) the unamortized cost, as of the Special Termination Date of (1) all tenant improvement allowances, free rent and other monetary concessions, if any, actually received by Tenant in connection with this Lease and, if applicable, the Other Leases covering any space included within the Special Termination Portion, and (2) all leasing commissions and other transaction costs actually paid by or incurred Landlord in connection with this Lease and, if applicable, the Other Leases covering space included within the Special Termination Portion. The unamortized cost described in (ii) above (A) shall be determined separately for each part of the Special Termination Portion contained within different Project Buildings, (B) shall be determined on a straight-line basis over the initial term of the applicable affected space, and (C) shall be prorated based on the proportion that the terminated space in the affected Project Building bears to all of the space previously leased by Tenant within such Project Building (by way of example only, if as of the Special Termination Date Tenant is leasing all of Building II and all of Building III, and if Tenant exercises its Special Termination Option to terminate one-third (1/3) of the space in Building II and one-fourth (1/4) of the space in Building III, the unamortized costs shall be determined separately for all of the space within Building II and all of the space within Building III, but only one-third (1/3) of such unamortized costs for Building II and one-fourth (1/4) of such unamortized costs for Building III shall be included in the Special Termination Payment. At the time of exercising the Special Termination Option, Tenant shall notify Landlord of any subleases covering space contained within the Special Termination Portion and shall provide Landlord with a true and correct copy of the affected subleases. If Landlord elects, in its sole discretion, to recognize and have one or more subtenants of Tenant within the Special Termination Portion attorn to Landlord as provided in Section 12.6 (the “Continuing Sublease(s)”), then Landlord shall notify Tenant and the sublessees under the Continuing Sublease(s) of such recognition/attornment within sixty (60) days after Landlord’s receipt of the Special Termination Notice and copies of the affected subleases as described above. Provided that the sublessees under the Continuing Sublease(s) affirm to Landlord such recognition/attornment in writing prior to the Special Termination Date (the “Sublessee Affirmation”), the portion of the Special Termination Payment determined pursuant to subclause (i) above shall be reduced (but never below zero) by an amount equal to the monthly base rental rate (on a rentable square foot basis) specified in the Continuing Sublease(s) for the month in which the Special Termination Date occurs, multiplied by 12 (to arrive at an annual base rental rate), multiplied by the applicable number of rentable square feet within the applicable Continuing Sublease(s).

3.5.3. Special Termination Amendment. As soon as reasonably practicable after Landlord’s receipt of a Special Termination Notice from Tenant, Landlord and Tenant shall execute an amendment (the “Special Termination Amendment”) to this Lease and, if applicable, to the Other Leases, covering any portion of the Special Termination Portion, effective as of the Special Termination Date, reducing the premises then leased by Tenant by the Special Termination Portion upon the terms and conditions set forth herein. If as a result of Tenant’s exercise of the Special Termination Option, the remaining premises shall constitute less than all of the rentable square footage within any of the Project Buildings, then the Special Termination Amendment shall contain such terms and conditions as may be reasonably necessary or appropriate to convert this Lease (and/or the Other Leases, as applicable) to a multi-tenant lease with respect to such premises, including, without limitation, (i) any alterations required by applicable Law or otherwise deemed reasonably necessary by Landlord to make the Building suitable for multi-tenant occupancy, (ii) such alterations and installations as Landlord may reasonably determine are necessary to complete the Lobby Conversion(s), (iii) security measures reasonably approved by Landlord and reasonably satisfactory to Tenant to ensure that access to tenant floors may be restricted to authorized personnel, and (iv) the removal of internal (non-Base Building) stairwells between floors. Item (i) in the immediately preceding sentence shall be at Landlord’s sole cost and expense, and items (ii), (iii) and (iv) in the immediately preceding sentence shall be at Tenant’s sole cost and expense. In addition, Landlord may have the Measurement Firm re-measure the remaining Premises in accordance with the Measurement Standard to account for the conversion to a multi-tenant Building (and adjust Rent accordingly).

3.5.4. Other Terms. The rights set forth in this Section 3.5 are personal to Original Tenant and may only be exercised by Original Tenant if Tenant is not in Default under this Lease at the time Tenant delivers the Special Termination Notice. After the Special Termination Date and so long as Tenant has paid the Special Termination Payment and surrendered the Premises in the condition required under this Lease, neither party shall have any rights, liabilities or obligations under this Lease with respect to the Special Termination Portion for the period accruing after the Special Termination Date, except those which, by the provisions of this Lease, expressly survive the termination of this Lease. Landlord and Tenant agree that time is expressly of the essence as to every term and provision where time is a factor in this Section 3.5.

3.6 Right of First Offer to Purchase. Except with respect to Exempt Transactions (hereinafter defined), if Landlord elects to sell Landlord’s entire interest in the Project or if Landlord or a Landlord Affiliate (hereinafter defined) elects to sell Landlord’s or such Landlord Affiliate’s entire interest in one or more of the Project Buildings (“Landlord’s Interest”) during the initial Term, Landlord (which for purposes of this Section 3.6 shall hereinafter be deemed to be a reference to Landlord or the applicable Landlord Affiliate(s) owning the applicable Landlord’s Interest, or both/all if applicable) shall first offer Landlord’s Interest to Tenant by notifying Tenant (the “Offer Notice”) of the following economic terms and conditions on which Landlord is willing to sell Landlord’s Interest (collectively, the “Economic Terms”):

(a)	a description of the offered Landlord’s Interest;

(b)	the purchase price and payment terms (including the parties respective obligations in connection with any loan prepayment penalties, brokerage commissions and any tenant improvement allowances or other concessions payable to tenants following the closing);

(c)	any deposit amount required;

(d)	the length of any due diligence period;

(e)	the condition of title;

(f)	the closing date;

(g)	the proposed representations and warranties, if any, which Landlord is willing to provide, as well as the “as-is” nature of the transaction and any required waiver of claims against Landlord;

(h)	the escrow and title company;

(i)	the allocation of escrow, title and closing costs; and

(j)	the closing conditions.

The Economic Terms, together with those set forth in this Section 3.6, shall comprise the terms upon which Landlord is willing to sell Landlord’s Interest to Tenant. Tenant’s right of first offer contained in this Section 3.6 shall not apply with respect to any sale or transfer of Landlord’s Interest (“Exempt Transactions”) (i) to any entity which directly or indirectly controls, is controlled by or is under common control with Landlord or any of the principals or members of Landlord or transfers among existing principals within Landlord’s ownership structure, entities controlled by such principals or immediate family members of such principals (collectively, a “Landlord

Affiliate”), (ii) to any entity resulting from the merger of or consolidation with Landlord or any Landlord Affiliate, (iii) to any entity acquiring all or substantially all of the assets of Landlord or a Landlord Affiliate; provided, however, that if Landlord’s Interest is the sole asset (or constitutes substantially all the assets) of Landlord or the applicable Landlord Affiliate, then this exemption shall not apply unless the acquisition of such assets is part of a larger corporate transaction involving Landlord or the applicable Landlord Affiliate (the intent of the parties being that Landlord or the applicable Landlord Affiliate may not use this exemption as a subterfuge to avoid Tenant’s right of first offer provided in this Section 3.6), (iv) any sale, sale and leaseback or other transaction in connection with Landlord’s financing of the Project, or (v) pursuant to any foreclosure sale or deed in lieu of foreclosure. Tenant’s first offer right pursuant to this Section 3.6 shall continue to apply after a sale or other transfer as described in items (i) through and including (iv) in the immediately preceding sentence above, but shall not apply after a sale or transfer as described in item (v) of the immediately preceding sentence above and, in such case, Tenant’s right of first offer shall terminate and shall be of no further force or effect. The rights set forth in this Section 3.6 are personal to Original Tenant and may only be exercised by Original Tenant if Tenant is not in Default under this Lease at the time Tenant delivers the Acceptance Notice (hereinafter defined).

3.6.1. Acceptance. Tenant may exercise Tenant’s right of first offer only by giving to Landlord, within twenty (20) days after Tenant’s receipt of the Offer Notice (the “Response Period”), written notice of Tenant’s agreement to purchase the entire Landlord’s Interest on the Economic Terms stated in the Offer Notice or on such other Economic Terms as Landlord and Tenant may mutually agree in writing during the Response Period (the “Acceptance Notice”). During the Response Period, Landlord shall make itself reasonably available to Tenant to discuss the Economic Terms, but shall be under no obligation to negotiate or modify any of the Economic Terms, and no such discussions shall effect a modification of the Economic Terms unless such modification is set forth in a writing signed by Landlord. In that regard, Tenant may, at least two (2) business days prior to the expiration of the Response Period, deliver to Landlord a notice (the “Response Notice”) stating that Tenant is interested in purchasing Landlord’s Interest, but rejecting some or all of the Economic Terms, in which event Tenant shall include in the Response Notice changes to such rejected Economic Terms that Tenant would accept. If prior to the end of the Response Period Landlord accepts in writing any of Tenant’s proposed changes to the Economic Terms set forth in the Response Notice, then the Economic Terms, as so changed, shall be deemed the “Economic Terms” for purposes hereof; provided, however, that Landlord shall have no obligation to accept any such proposed changes and shall have the right in its sole and absolute discretion to reject any or all of such proposed changes (and if Landlord fails to accept Tenant’s proposed changes in writing prior to the end of the Response Period, such proposed changes shall be deemed rejected). If Tenant fails to deliver an Acceptance Notice within the Response Period, Tenant’s right of first offer as specified in this Section 3.6 shall terminate and shall be of no further force or effect except as set forth in Section 3.6.3. If Tenant delivers an Acceptance Notice within the Response Period, then within ten (10) days after Tenant’s delivery thereof, Landlord shall cause to be prepared and delivered to Tenant a draft purchase agreement and escrow instructions (the “Purchase Agreement”) setting forth the Economic Terms and such other terms and conditions (the “Non-Economic Terms”) as Landlord may consider to be appropriate. During the twenty (20) days after Landlord’s delivery of the Purchase Agreement (the “Negotiation Period”), Landlord and Tenant and/or their counsel shall meet (in person or by telephone) as often as is commercially reasonable in a good faith effort to negotiate the Non-Economic Terms based on the then-current standards in the Market Area for similar transactions and to finalize the Purchase Agreement.

3.6.2. Time of the Essence and Failure to Accept or Purchase. If (i) Tenant shall fail to deliver the Acceptance Notice within the Response Period or (ii) Tenant timely delivers the Acceptance Notice but the parties fail to finalize and execute the Purchase Agreement within the Negotiation Period, then, except as set forth in Section 3.6.3, Tenant’s right of first offer contained in this Section 3.6 shall automatically terminate and be of no further force or effect, and Landlord may sell and convey Landlord’s Interest to any prospective purchaser of its choosing free and clear of any rights of Tenant under this Section 3.6. In addition, if Landlord and Tenant enter into the Purchase Agreement and Tenant fails to consummate the transaction contemplated by the Purchase Agreement within the time periods specified in the Purchase Agreement for any reason other than Landlord’s default, then Tenant’s right of first offer contained in this Section 3.6 shall automatically terminate and be of no further force or effect, and Landlord may sell and convey Landlord’s Interest to any prospective purchaser of its choosing free and clear of any rights of Tenant under this Section 3.6. Notwithstanding the preceding sentence, if Tenant fails to consummate the transaction contemplated by the Purchase Agreement due to a failure of an express condition for the benefit of Tenant set forth in the Purchase Agreement or, if permitted by the Purchase Agreement, Tenant properly terminates the transaction contemplated by the Purchase Agreement due to Tenant’s disapproval of title or the physical or legal condition of the property covered by the Purchase Agreement during any contingency period, then the provisions of Section 3.6.3 shall apply.

3.6.3. Re-Offer Right. If (A) Tenant does not timely deliver the Acceptance Notice, but does timely deliver a Response Notice, or (B) Tenant timely delivers the Acceptance Notice but the parties fail to finalize and execute the Purchase Agreement within the Negotiation Period, or (C) the parties enter into the Purchase Agreement but Tenant fails to consummate the transaction contemplated by the Purchase Agreement due to a failure of an express condition for the benefit of Tenant set forth in the Purchase Agreement or, if permitted by the Purchase Agreement, Tenant properly terminates the transaction contemplated by the Purchase Agreement due to Tenant’s disapproval of title or the physical or legal condition of the property covered by the Purchase Agreement during the contingency period, if any, set forth in the Purchase Agreement, then Landlord shall re-offer Landlord’s Interest to Tenant by delivery of a new Offer Notice (“Re-Offer Right”) only in the event that (i) Landlord reduces the purchase price to a prospective purchaser below, in the case of (A), above, the greater of 93% of the purchase price set forth in the Offer Notice or the purchase price that Tenant indicated in the Response Notice was acceptable to Tenant, or, in the case of (B) or (C), above, 93% of the Purchase Price set forth in the Acceptance Notice, or (ii) Landlord materially changes the other Economic Terms set forth in the Offer Notice (in the case of (A), above) or the Acceptance Notice (in the case of (B) or (C), above) in a manner which materially changes the economics of the proposed transaction so as to make the economic value of the transaction materially more favorable to the prospective purchaser than set forth in Tenant’s Response Notice (in the case of (A), above) or the Acceptance

Notice (in the case of (B) or (C), above). Pursuant to its Re-Offer Right, Tenant shall have the right to purchase Landlord’s Interest at such reduced purchase price or materially changed Economic Terms in accordance with the terms of this right of first offer, except that Tenant shall have ten (10) days from its receipt of the new Offer Notice in which to deliver to Landlord Tenant’s Acceptance Notice. If Landlord delivers a new Offer Notice to Tenant pursuant to this Section 3.6.3, and if Tenant fails to deliver Tenant’s Acceptance Notice to Landlord within said ten (10) day period, Tenant’s rights under this Section 3.6 shall automatically become null and void and of no further force or effect except as set forth hereinbelow. Notwithstanding anything to the contrary set forth in this Section 3.6.3, in any case in which Tenant’s rights under this Section 3.6 become null and void pursuant to Section 3.6.1 or this Section 3.6.3, such rights shall nevertheless be automatically reinstated if Landlord fails to complete the sale or transfer of Landlord’s Interest to a prospective purchaser within two hundred seventy (270) days after the later to occur of the expiration of the Response Period or, if applicable, the expiration of the Negotiation Period.

3.7 Right of First Offer to Lease Building I Space. Landlord hereby grants to the Tenant a one-time right of first offer (the “Building I First Offer Right”) during the initial Term to lease space in Building I (collectively, the “Building I First Offer Space”) on the terms and conditions set forth hereinbelow. Notwithstanding the foregoing, the Building I First Offer Right shall in no event apply with respect to space leased to any Landlord Affiliate, Landlord’s property management, or with respect to space leased pursuant to any lease of the Building I First Offer Space existing as of the date hereof, and shall be subordinate to all rights of existing tenants of the Project to lease the Building I First Offer Space (whether pursuant to rights of first offer, expansion options or must take requirements) (collectively, the “Building I Superior Right Holders”); provided, however, that Landlord shall notify Tenant upon request from time to time of the rights of any Building I Superior Right Holders.

3.7.1. Procedure for Offer. During the initial Term, prior to entering into a new lease for the Building I First Offer Space with any third party other than a Building I Superior Right Holder, Landlord shall notify Tenant (the “Building I First Offer Notice”) when and if the Building I First Offer Space will become available for lease. Pursuant to such Building I First Offer Notice, Landlord shall offer to lease to Tenant the Building I First Offer Space. The Building I First Offer Notice shall describe the space so offered to Tenant (and, at Landlord’s election, also shall designate configurations in which Landlord is willing to lease such Building I First Offer Space), the anticipated date of availability, the rent (the “Building I First Offer Rent”), the estimated rentable square footage, the term and the other economic terms upon which Landlord is willing to lease such space to Tenant.

3.7.2. Procedure for Acceptance. If Tenant wishes to exercise Tenant’s Building I First Offer Right with respect to the Building I First Offer Space described in the Building I First Offer Notice, then within ten (10) Business Days of delivery of the Building I First Offer Notice to Tenant, Tenant shall deliver notice (the “Building I First Offer Exercise Notice”) to Landlord of Tenant’s election to exercise its Building I First Offer Right with respect to the entire Building I First Offer Space (or designated configurations, if any) described in the Building I First Offer Notice on the terms contained in the Building I First Offer Notice; provided, however, if, concurrent with Tenant’s exercise of the Building I First Offer Right, Tenant notifies Landlord that it does not accept the Building I First Offer Rent set forth in the Building I First Offer Notice, and if Landlord and Tenant cannot agree on the Building I First Offer Rent within ten (10) days after receipt of such notice, then the Building I First Offer Rent shall be determined in accordance with the same procedures as set forth in Sections 3.4.4 and 3.4.5 (i.e., at the Fair Market Rental Rate). If Landlord has designated configurations with respect to the Building I First Offer Space, and if Tenant elects to exercise its Building I First Offer Right on a designated configuration only, as opposed to the entire Building I First Offer Space set forth in the Building I First Offer Notice, then Landlord shall be free to lease any or all of the remaining space described in the Building I First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s Building I First Offer Right shall terminate and be null and void with respect to the remaining Building I First Offer Space described in the Building I First Offer Notice. If Tenant does not deliver the Building I First Offer Exercise Notice to Landlord within the ten (10) Business Day notice period, then Landlord shall be free to lease any or all of the space described in the Building I First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s Building I First Offer Right shall terminate and be null and void with respect to the Building I First Offer Space described in the Building I First Offer Notice. Notwithstanding the foregoing, if Landlord shall in its offer to lease to third parties materially increase or decrease the size of the Building I First Offer Space from that offered to Tenant, Landlord shall re-offer such space to Tenant in accordance with the terms of this Section 3.7 (and Tenant shall deliver the Building I First Offer Exercise Notice, if at all, in response to any such re-offer of space by Landlord within ten (10) Business Days). Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its Building I Right of First Offer, if at all, with respect to all of the Building I First Offer Space (or designated configurations, if any) offered by Landlord to Tenant at any particular time.

3.7.3. Construction In Building I First Offer Space. Tenant shall take the Building I First Offer Space in its “as is” condition, and, unless the terms of the Building I First Offer Notice provide otherwise, the construction of improvements in the Building I First Offer Space shall be performed by Tenant in compliance with the terms of Section 9.4 of this Lease. Unless the terms of the Building I First Offer Notice specify otherwise, and notwithstanding if the Fair Market Rental Rate is used to determine any Building I First Offer Rent, Tenant agrees that it shall commence payment of rent for any Building I First Offer Space, and the term of the Building I First Offer Space shall commence, upon the date which is the earlier to occur of (i) the date Tenant commences to conduct business in any Building I First Offer Space, and (ii) the date which is one hundred twenty (120) days after the date Landlord delivers any such Building I First Offer Space to Tenant, and Tenant’s lease of the Building I First Offer Space shall terminate upon the termination date set forth in the Building I First Offer Notice. If the Fair Market Rental Rate is used to determine any Building I First Offer Rent, and if such Fair Market Rental Rate has not been finally determined by the Building I First Offer Commencement Date, then Tenant shall pay rent for the Building I First Offer Space in the amount set forth in the Building I First Offer Notice until the Fair Market Rental Rate is determined, at which time an appropriate retroactive adjustment shall be made for any overpayment or underpayment of rent prior to such determination. The rights set forth in this Section 3.7 are personal to Original Tenant and may only be exercised by Original Tenant if Tenant is not in Default under this Lease at the time Tenant delivers the Building I Offer Exercise Notice.

3.7.4. New Lease. If Tenant timely exercises Tenant’s right to lease the Building I First Offer Space as set forth herein, Tenant shall within thirty (30) days after receipt from Landlord execute a new lease for such Building I First Offer Space upon the terms and conditions as set forth in the Building I First Offer Notice and this Section 3.7, and otherwise on substantially the same non-economic terms and conditions as this Lease other than (i) the provisions of Sections 3.4 through 3.10 (provided, however, that such new lease shall nevertheless recognize Tenant’s Special Termination Option under Section 3.5), Section 5.6, Section 7.5, Sections 23.1, Section 23.6 (unless the Building I First Offer Space constitutes at least twenty-five percent (25%) of Building I), Section 23.7 and the Work Letter, and (ii) those other changes that Landlord may deem necessary or appropriate to reflect that the Building I First Offer Space is in a different (and multi-tenant) Project Building than the Premises under this Lease (for example, Building I will have differing allocations of Direct Expenses, may have different access, parking and security procedures, will have a separate “Tenant’s Share” of Direct Expenses, may have a different Base Year, etc.) and that Building I may be or become owned by a Landlord Affiliate or third party.

3.8 Option to Lease Building III. Landlord hereby grants to the Tenant during the initial Term a one-time option (the “Building III Lease Option”) to lease all (but not less than all) of the entire rentable space within Building III on the same terms and conditions as set forth herein with respect to Building II (including the Tenant Improvement Allowance and the subterranean parking rights) and the term shall be coterminous with the Term of this Lease, except (i) Tenant’s rental obligations with respect to the Building III space shall commence on the date (the “Building III Commencement Date”) that is the first day of the twelfth (12th) month anniversary of the Commencement Date of this Lease (unless the Building III space is not substantially completed by then, in which case the rental obligations shall commence on “substantial completion” of the Building III space, as defined in the Work Letter), but shall otherwise match the rental and economic obligations (on a rentable square foot basis) set forth in this Lease, including without limitation the then existing Base Rent rate under this Lease, Base Rent increases under this Lease, Security Deposit (except that the Security Deposit shall be based on the last month’s rent for the Building III space) and the 2007 Base Year (provided, however if the Building III space is not substantially completed by July 1, 2007, then the Base Year shall be 2008; if the Building III space is not substantially completed by July 1, 2008, then the Base Year shall be 2009, and so on), (ii) all provisions which vary based on rentable square feet shall be adjusted to reflect the rentable square footage of the Building III space, (iii) for changes that Landlord may deem necessary or appropriate to reflect that the Building III space is in a different Project Building than the Premises under this Lease and may be or become owned by a Landlord Affiliate or third party, (iv) Sections 3.5 through 3.10 (provided, however, that the new lease shall nevertheless recognize Tenant’s Special Termination Option under Section 3.5), Section 7.5 and Section 23.1, and (v) all construction dates, milestones and completion dates shall be extended appropriately to reflect the extended commencement date for such space and any material change in construction conditions. Subject to (v) above, Landlord shall construct Building III and the tenant improvements therein on substantially the same terms and conditions as set forth herein with respect to Building II. The Building III Lease Option shall be exercisable only by written notice executed by a duly authorized officer of Tenant and delivered by Tenant to Landlord not later than the Commencement Date for Building II (the “Building III Option Exercise Notice”). If Tenant exercises the Building III Lease Option, Tenant shall within thirty (30) days after receipt from Landlord execute a new lease for the Building III Space upon the terms and conditions as set forth in this Section 3.8. If Tenant fails to exercise the Building III Lease Option as set forth herein, then the Building III Lease Option shall expire and be of no further force or effect and the space within Building III, if and when Building III is constructed, shall be deemed to be the space subject to the right of first offer set forth in Section 3.9. The rights set forth in this Section 3.8 are personal to Original Tenant and may only be exercised by Original Tenant if Tenant is not in Default under this Lease at the time Tenant delivers the Building III Option Exercise Notice.

3.9 Right of First Offer to Lease Building III Space. If Tenant fails to exercise the Building III Lease Option as described in Section 3.8, and if Building III is nevertheless constructed, Landlord hereby grants to the Tenant a one-time right of first offer (the “Building III First Offer Right”) during the initial Term to lease space in Building III (collectively, the “Building III First Offer Space”) on the terms and conditions set forth hereinbelow. Notwithstanding the foregoing, the Building III First Offer Right shall in no event apply with respect to space leased to any Landlord Affiliate or Landlord’s property manager, or space leased to any third party or parties prior to substantial completion of Building III (a “First Generation Lease”), the intent of the parties being that if Tenant fails to exercise the Building III Lease Option as described in Section 3.8, Landlord shall have the right to market and lease any or all of the space within Building III to one or more third parties free and clear of Tenant’s rights under this Section 3.9 at any time prior to substantial completion of Building III, and the Building III First Offer Right shall be subordinate to all rights of tenants under First Generation Leases to lease the Building III First Offer Space (whether pursuant to rights of first offer, expansion options or must take requirements) (collectively, the “Building III Superior Right Holders”); provided, however, that Landlord shall notify Tenant upon request from time to time of the rights of any Building III Superior Right Holders.

3.9.1. Procedure for Offer. During the initial Term, and after substantial completion of Building III, prior to entering into a new lease for the Building III First Offer Space with any third party other than a Building III Superior Right Holder, Landlord shall notify Tenant (the “Building III First Offer Notice”) when and if the Building III First Offer Space will become available for lease. Pursuant to such Building III First Offer Notice, Landlord shall offer to lease to Tenant the Building III First Offer Space. The Building III First Offer Notice shall describe the space so offered to Tenant (and, at Landlord’s election, also shall designate configurations in which Landlord is willing to lease such Building III First Offer Space), the anticipated date of availability, the rent (the “Building III First Offer Rent”), the estimated rentable square footage, the term and the other economic terms upon which Landlord is willing to lease such space to Tenant.

3.9.2. Procedure for Acceptance. If Tenant wishes to exercise Tenant’s Building III First Offer Right with respect to the Building III First Offer Space described in the Building III First Offer Notice, then within ten (10) Business Days of delivery of the Building III First Offer Notice to Tenant, Tenant shall deliver notice (the

“Building III First Offer Exercise Notice”) to Landlord of Tenant’s election to exercise its Building III First Offer Right with respect to the entire Building III First Offer Space (or designated configurations, if any) described in the Building III First Offer Notice on the terms contained in the Building III First Offer Notice; provided, however, if, concurrent with Tenant’s exercise of the Building III First Offer Right, Tenant notifies Landlord that it does not accept the Building III First Offer Rent set forth in the Building III First Offer Notice, and if Landlord and Tenant cannot agree on the Building III First Offer Rent within ten (10) days after receipt of such notice, then the Building III First Offer Rent shall be determined in accordance with the same procedures as set forth in Sections 3.4.4 and 3.4.5 (i.e., at the Fair Market Rental Rate). If Landlord has designated configurations with respect to the Building III First Offer Space, and if Tenant elects to exercise its Building III First Offer Right on a designated configuration only, as opposed to the entire Building III First Offer Space set forth in the Building III First Offer Notice, then Landlord shall be free to lease any or all of the remaining space described in the Building III First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s Building III First Offer Right shall terminate and be null and void with respect to the remaining Building III First Offer Space described in the Building III First Offer Notice. If Tenant does not deliver the Building III First Offer Exercise Notice to Landlord within the ten (10) Business Day notice period, then Landlord shall be free to lease any or all of the space described in the Building III First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s Building III First Offer Right shall terminate and be null and void with respect to the Building III First Offer Space described in the Building III First Offer Notice. Notwithstanding the foregoing, if Landlord shall in its offer to lease to third parties materially increase or decrease the size of the Building III First Offer Space from that offered to Tenant, Landlord shall re-offer such space to Tenant in accordance with the terms of this Section 3.9 (and Tenant shall deliver the Building III First Offer Exercise Notice, if at all, in response to any such re-offer of space by Landlord within ten (10) Business Days). Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its Building III Right of First Offer, if at all, with respect to all of the Building III First Offer Space (or designated configurations, if any) offered by Landlord to Tenant at any particular time

3.9.3. Construction In Building III First Offer Space. Tenant shall take the Building III First Offer Space in its “as is” condition, and, unless the terms of the Building III First Offer Notice provide otherwise, the construction of improvements in the Building III First Offer Space shall be performed by Tenant in compliance with the terms of Section 9.4 of this Lease. Unless the terms of the Building III First Offer Notice specify otherwise, and notwithstanding if the Fair Market Rental Rate is used to determine any Building III First Offer Rent, Tenant agrees that it shall commence payment of rent for any Building III First Offer Space, and the term of the Building III First Offer Space shall commence, upon the date which is the earlier to occur of (i) the date Tenant commences to conduct business in any Building III First Offer Space, and (ii) the date which is one hundred twenty (120) days after the date Landlord delivers any such Building III First Offer Space to Tenant, and Tenant’s lease of the Building III First Offer Space shall terminate upon the termination date set forth in the Building III First Offer Notice. If the Fair Market Rental Rate is used to determine any Building III First Offer Rent, and if such Fair Market Rental Rate has not been finally determined by the Building III First Offer Commencement Date, then Tenant shall pay rent for the Building III First Offer Space in the amount set forth in the Building III First Offer Notice until the Fair Market Rental Rate is determined, at which time an appropriate retroactive adjustment shall be made for any overpayment or underpayment of rent prior to such determination. The rights set forth in this Section 3.9 are personal to Original Tenant and may only be exercised by Original Tenant if Tenant is not in Default under this Lease at the time Tenant delivers the Building III Offer Exercise Notice.

3.9.4. New Lease. If Tenant timely exercises Tenant’s right to lease the Building III First Offer Space as set forth herein, Tenant shall within thirty (30) days after receipt from Landlord execute a new lease for such Building III First Offer Space upon the terms and conditions as set forth in the Building III First Offer Notice and this Section 3.9, and otherwise on substantially the same non-economic terms and conditions as this Lease other than (i) the provisions of Sections 3.4 through 3.10 (provided, however, that such new lease shall nevertheless recognize Tenant’s Special Termination Option under Section 3.5), Section 5.6, Section 7.5, Sections 23.1, Section 23.6 (unless the Building III First Offer Space constitutes at least twenty-five percent (25%) of Building III), Section 23.7 and the Work Letter, and (ii) those other changes that Landlord may deem necessary or appropriate to reflect that the Building III First Offer Space is in a different (and multi-tenant) Project Building than the Premises under this Lease (for example, Building III will have differing allocations of Direct Expenses, may have different access, parking and security procedures, will have a separate “Tenant’s Share” of Direct Expenses, may have a different Base Year, etc.) and that Building III may be or become owned by a Landlord Affiliate or third party.

3.10 Right of First Offer to Lease Building IV. Landlord hereby grants to the Tenant a one-time right of first offer (the “Building IV First Offer Right”) during the initial Term to lease space in Building IV (collectively, the “Building IV First Offer Space”) on the terms and conditions set forth in this Section 3.10. Notwithstanding the foregoing, the Building IV First Offer Right shall in no event apply with respect to space leased to any Landlord Affiliate or Landlord’s property management.

3.10.1. Procedure for Offer. Prior to entering into a new lease for the Building IV First Offer Space with any third party other than a Building IV Superior Right Holder, Landlord shall notify Tenant (the “Building IV First Offer Notice”) when and if Landlord determines that the Building IV First Offer Space shall become available for lease. Pursuant to such Building IV First Offer Notice, Landlord shall offer to lease to Tenant the Building IV First Offer Space. The Building IV First Offer Notice shall describe the space so offered to Tenant (and, at Landlord’s election, also shall designate configurations in which Landlord is willing to lease such Building IV First Offer Space), the anticipated date of availability, the rent (the “Building IV First Offer Rent”), the estimated rentable square footage, the term and the other economic terms upon which Landlord is willing to lease such space to Tenant.

3.10.2. Procedure for Acceptance. If Tenant wishes to exercise Tenant’s Building IV First Offer Right with respect to the Building IV First Offer Space described in the Building IV First Offer Notice, then within thirty (30) days after delivery of the Building IV First Offer Notice to Tenant, Tenant shall deliver notice (the “Building IV First Offer Exercise Notice”) to Landlord of Tenant’s election to exercise its Building IV First Offer Right with respect to the entire Building IV First Offer Space (or designated configurations, if any) on the terms contained in such notice; provided, however, if, concurrent with Tenant’s exercise of the Building IV First Offer Right, Tenant notifies Landlord that it does not accept the Building IV First Offer Rent set forth in the Building IV First Offer Notice, and if Landlord and Tenant cannot agree on the Building IV First Offer Rent within ten (10) days after receipt of such notice, then the Building IV First Offer Rent shall be determined in accordance with the same procedures as set forth in Sections 3.4.4 and 3.4.5 (i.e., at the Fair Market Rental Rate). If Landlord has designated configurations with respect to the Building IV First Offer Space, and if Tenant elects to exercise its Building IV First Offer Right on a designated configuration only, as opposed to the entire Building IV First Offer Space set forth in the Building IV First Offer Notice, then Landlord shall be free to lease any or all of the remaining space described in the Building IV First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s Building IV First Offer Right shall terminate and be null and void with respect to the remaining Building IV First Offer Space described in the Building IV First Offer Notice. If Tenant does not deliver the Building IV First Offer Exercise Notice to Landlord within the thirty (30) day notice period, then Landlord shall be free to lease any or all of the space described in the Building IV First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s Building IV First Offer Right shall terminate and be null and void with respect to the Building IV First Offer Space described in the Building IV First Offer Notice. Notwithstanding the foregoing, if Landlord shall its offer to lease to third parties materially increase or decrease the size of the Building IV First Offer Space from that offered to Tenant, Landlord shall re-offer such space to Tenant in accordance with the terms of this Section 3.10 (and Tenant shall deliver the Building IV First Offer Exercise Notice, if at all, in response to any such re-offer of space by Landlord within ten (10) Business Days). Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its Building IV Right of First Offer, if at all, with respect to all of the Building IV First Offer Space (or designated configurations, if any) offered by Landlord to Tenant at any particular time.

3.10.3. Construction In Building IV First Offer Space. Tenant shall take the Building IV First Offer Space in its “as is” condition, and, unless the terms of the Building IV First Offer Notice provide otherwise, the construction of improvements in the Building IV First Offer Space shall be performed by Tenant in compliance with the terms of Section 9.4 of this Lease. Unless the terms of the Building I First Offer Notice specify otherwise, and notwithstanding if the Fair Market Rental Rate is used to determine any Building I First Offer Rent, Tenant agrees that it shall commence payment of rent for any Building IV First Offer Space, and the term of the Building IV First Offer Space shall commence, upon the date which is the earlier to occur of (i) the date Tenant commences to conduct business in any Building IV First Offer Space, and (ii) the date which is one hundred twenty (120) days after the date Landlord delivers any such Building IV First Offer Space to Tenant, and Tenant’s lease of the Building IV First Offer Space shall terminate upon the termination date set forth in the Building IV First Offer Notice. If the Fair Market Rental Rate is used to determine any Building IV First Offer Rent, and if such Fair Market Rental Rate has not been finally determined by the Building IV First Offer Commencement Date, then Tenant shall pay rent for the Building IV First Offer Space in the amount set forth in the Building IV First Offer Notice until the Fair Market Rental Rate is determined, at which time an appropriate retroactive adjustment shall be made for any overpayment or underpayment of rent prior to such determination. The rights set forth in this Section 3.7 are personal to Original Tenant and may only be exercised by Original Tenant if Tenant is not in Default under this Lease at the time Tenant delivers the Building IV Offer Exercise Notice

3.10.4. New Lease. If Tenant timely exercises Tenant’s right to lease the Building IV First Offer Space as set forth herein, Tenant shall within thirty (30) days after receipt from Landlord execute a new lease for such Building IV First Offer Space upon the terms and conditions as set forth in the Building IV First Offer Notice and this Section 3.10, and otherwise on substantially the same non-economic terms and conditions as this Lease other than (i) the provisions of Sections 3.4 through 3.10 (provided, however, that such new lease shall nevertheless recognize Tenant’s Special Termination Option under Section 3.5), Section 5.6, Section 7.5, Sections 23.1, Section 23.6 (unless the Building I First Offer Space constitutes at least twenty-five percent (25%) of Building I), Section 23.7 and the Work Letter, and (ii) those other changes that Landlord may deem necessary or appropriate to reflect that the Building IV First Offer Space is in a different (and potentially multi-tenant) Project Building than the Premises under this Lease (for example, Building IV will have differing allocations of Direct Expenses, may have different access, parking and security procedures, will have a separate “Tenant’s Share” of Direct Expenses, may have a different Base Year, etc.) and that Building IV may be or become owned by a Landlord Affiliate or third party.

3.11 References to Landlord. For purposes of the foregoing Sections 3.6 through 3.10, if the applicable Project Building to which the applicable Sections apply become owned by a Landlord Affiliate (or, for purposes of Sections 3.7 through 3.10, by a third party), then references to “Landlord” in those Sections shall be deemed to be a reference to the applicable Landlord Affiliate (or, for purposes of Sections 3.7 through 3.10, the applicable third party) owning the applicable Project Building. As part of Landlord’s sale or transfer of any of the Project Buildings to a Landlord Affiliate or a third party, Landlord will notify such Landlord Affiliate or third party of Tenant’s rights under the applicable Sections with respect to the Project Building in question and shall require such Landlord Affiliate or third party to recognize the rights of Tenant and assume the obligations of “Landlord” under such applicable Sections with respect thereto. At Tenant’s request, such recognition and assumption shall be memorialized pursuant to a commercially reasonable document prepared by Landlord, executed by Landlord and the Landlord Affiliate or third party, as applicable, and delivered to Tenant. At such time as any of Tenant’s rights under the foregoing Sections 3.6 through 3.10 terminate or become null and void, Tenant shall, at the request of Landlord or the applicable Landlord Affiliate or third party, execute and deliver to Landlord or the applicable Landlord Affiliate or third party a commercially reasonable document prepared by Landlord relinquishing and disclaiming such terminated or null/void rights.

4. Rent.

4.1 Payment of Rent. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, base rent (“Base Rent”) as set forth in Section 1.10, in equal monthly installments as set forth in Section 1.10, in advance, on or before the first day of each and every calendar month during the Term, without any setoff or deduction whatsoever (except as otherwise expressly set forth in this Lease); provided, however, that at the time of Tenant’s execution of this Lease, Tenant shall make an initial payment of Base Rent equal to Five Hundred Thirty Thousand Dollars ($530,000.00), which amount shall be held by Landlord and credited against the Base Rent first coming due under this Lease. If any Rent payment date (including the Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Additional Rent and Base Rent are sometimes collectively referred to in this Lease as “Rent”. Recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month together with Base Rent, without notice or demand. Unless otherwise specified in this Lease, all other items of Rent shall be due and payable by Tenant on or before thirty (30) days after billing by Landlord. All payments of Rent shall be by good and sufficient check (drawn on a bank having a branch office in Irvine or Newport Beach, California) or by other means (such as automatic debit or electronic transfer) acceptable to Landlord for currency which, at the time of payment, is legal tender for private or public debts in the United States of America. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.2 Late Payment. If Tenant fails to pay any item or installment of Rent within five (5) days of when due (provided that Tenant shall be entitled to a grace notice of five (5) days for the first two (2) late payments of Rent in a given calendar year), then Tenant shall pay to Landlord a late charge equal to three percent (3%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by Landlord or Tenant to the other within ten (10) Business Days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by Applicable Law (the “Interest Rate”).

5. Operating Expenses and Real Estate Taxes.

5.1 General Terms. In addition to paying the Base Rent specified in Section 4 of this Lease, Tenant shall pay, as Additional Rent, Tenant’s Share of the annual Direct Expenses (as those terms are hereinafter defined), which are in excess of the amount of Direct Expenses applicable to the Base Year (hereinafter defined); provided, however, that in no event shall any decrease in Direct Expenses for any Expense Year (hereinafter defined) below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Without limitation on other obligations of Tenant and Landlord which survive the expiration of the Term, the obligations of Tenant to pay such Additional Rent attributable to the period of time prior to the Termination Date, as the same may be extended pursuant to the provisions of this Lease, or earlier termination of this Lease, and Landlord’s obligation to refund to Tenant any overpayments of such Additional Rent, shall survive the expiration of the Term. Notwithstanding anything to the contrary set forth in this Lease, in no event shall Tenant be obligated to pay Tenant’s Share of Direct Expenses (i) for any period prior to the commencement of the second (2nd) Lease year (the parties’ intent being that Tenant shall have 365 days following the Commencement Date free of pass-throughs of Direct Expenses) or (ii) attributable to any period of time after the Term has ended except to the extent Tenant continues to occupy the Premises.

5.2 Certain Definitions Relating to Additional Rent. As used in this Section 5, the following terms shall have the meanings hereinafter set forth:

5.2.1. “Base Year” shall mean the period set forth in Section 1.1.2.

5.2.2. “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

5.2.3. “Expense Year” shall mean each calendar year in which any portion of the Term falls, through and including the calendar year in which the Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

5.2.4. “Operating Expenses” shall mean, except as otherwise provided in this Section 5.2.4 or otherwise in this Lease, all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, subject to the allocation thereof as set forth in Section 5.3, below. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities and services, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, and storm drainage systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, the cost of contesting any governmental enactments which are reasonably anticipated to reduce Operating Expenses, and the costs incurred in connection with a transportation system management program or similar program to the extent required by applicable Law; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, re-lamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the maintenance, repair, replacement and operation of the Parking Facilities and Common Areas (including, without limitation, resurfacing, repainting, restriping and cleaning); (vi) fees and other costs reasonably incurred, including management fees, consulting fees, legal fees and accounting fees, of all persons engaged by Landlord in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project, including the Project manager and Project engineer(s) and all employees at levels below the Project manager; (ix) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Building; (x) the cost of janitorial, alarm, security and other services, and repair of wall and floor coverings, ceiling tiles and fixtures in Building Common Areas, (xi) maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization over its reasonable useful life (including interest on the unamortized cost at the Interest Rate) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements, repairs, replacements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, to the extent of cost savings reasonably anticipated by Landlord at the time of such expenditure to be incurred in connection therewith, or (B) that are required under any Law, or (C) are required to replace improvements, systems or equipment as necessary to maintain the Project in the condition required by this Lease; provided, however, that any such permitted capital expenditure shall be amortized (including interest at the Interest Rate) over its reasonable useful life (or, at Landlord’s election, the anticipated cost recovery period), as determined by Landlord in accordance with generally accepted real estate accounting practices; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 5.2.5, below; and (xiv) payments under any easement, license, operating agreement, declaration, covenants, conditions and restrictions, or instrument pertaining to the sharing of costs by the Building with other Project Buildings which does not conflict with the terms of this Lease. Only as provided hereinafter in this Section 5.2.4 below in items [i] [ii] and [iii], if Landlord incurs costs or expenses associated with or relating to separate items or categories or subcategories of Operating Expenses which were not part of Operating Expenses during the entire Base Year, Operating Expenses for the Base Year shall be deemed increased by the amounts Landlord would have incurred during the Base Year with respect to such costs and expenses had such separate items or categories or subcategories of Operating Expenses been included in Operating Expenses during the entire Base Year. The foregoing shall only apply as follows: [i] in the event and to the extent any portion of the Project is covered by a warranty or service agreement which provides warranty-type protection at any time during the Base Year and is not covered by such warranty or such warranty-type protection under such service agreement in a subsequent Expense Year to the same extent, Operating Expenses for the Base Year shall be deemed increased by the amount Landlord would have incurred during the Base Year with respect to the items or matters covered by the subject warranty or warranty-type protection, had such warranty or such service agreement not been in effect during the Base Year; [ii] any insurance premium resulting from any new forms of insurance, including earthquake or terrorism insurance, carried in any Expense Year but not in the Base Year shall be deemed to be included in Operating Expenses for the Base Year; and [iii] in the event any new categories of costs relating directly and solely to the Project Parking Facilities are first included in Operating Expenses in an Expense Year subsequent to the Base Year, Operating Expenses for the Base Year shall be retroactively increased (with respect to Expense Years containing such new category of costs) by the amount Landlord would have incurred had such category of costs been included in Operating Expenses during the Base Year. Notwithstanding anything in this Section 5.2.4 to the contrary, for purposes of this Lease, Operating Expenses and Tax Expenses shall not, however, include the following:

(a) costs incurred in connection with the original construction of the Project or any of the Project Buildings; the cost of any “tap fees” or one-time lump sum sewer or water connection fees for the Project payable in connection with the original construction of the Project and the cost of any major changes in the Project, such as additions or deletions of floors; the cost to replace major Building systems (such as the HVAC system) because the same have reached the end of their useful life (irrespective of whether such replacement results in reducing Operating Expenses); and the cost to repair any damage to the Building or the Project in connection with any type of casualty, event of damage or destruction to the extent covered by Landlord’s insurance (or to the extent covered by Landlord’s Contribution, as hereinafter defined, with respect to any uninsured casualty); provided, however, that Operating Expenses shall include the commercially reasonable amount of any deductible;

(b) costs of the design and construction of tenant improvements to the Premises or the premises of other tenants or other occupants and the amount of any allowances or credits paid to or granted to tenants or other occupants for any such design or construction;

(c) except as set forth in items (xii) and (xiii), above, depreciation, interest and principal payments on mortgages and other debt costs, if any;

(d) marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original development, subsequent improvement, or original or future leasing of the Project (including tenant relation programs and events, unless consented to by an authorized representative of Tenant in writing after Tenant has received an estimate of Tenant’s Share of the cost of such tenant relation program or event);

(e) costs for which the Landlord is reimbursed, or would have been reimbursed if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease or would have been reimbursed if Landlord had used commercially reasonable efforts to collect such amounts, by any tenant or occupant of the Project or by insurance from its carrier or any tenant’s carrier;

(f) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(g) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters, Landlord’s general corporate overhead and general corporate administrative expenses (except to the extent those expenses are included in the management fees), costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants (except as the actions of Tenant may be in issue);

(h) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager or Project engineer;

(i) except as set forth in items (xii) and (xiii), above, fines, late charges, penalties, liquidated damages, and interest;

(j) amount paid as ground rental or as rental for the Project by the Landlord;

(k) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas);

(l) costs of capital repairs and alterations, capital improvements and equipment except as set forth in items (xii) and (xiii), above;

(m) any amount paid by Landlord or to the parent organization or a subsidiary or affiliate of the Landlord for supplies and/or services in the Project to the extent the same exceeds the costs of such supplies and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(n) any compensation paid to clerks, attendants or other persons in commercial concessions operated by or on behalf of the Landlord;

(o) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(p) all items and services for which Tenant or any other tenant in the Project is required to reimburse Landlord pursuant to the applicable lease (other than by payment of Direct Expenses), or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(q) electric power costs or costs for natural gas for which any tenant (including Tenant) directly contracts with a public service company, or any costs for electricity, water, heat, air conditioning or other utilities provided by Landlord to any tenant free of charge in excess of the costs for utilities offered by Landlord to Tenant free of charge;

(r) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(s) fees and reimbursements payable to Landlord (including its parent organization, subsidiaries and/or affiliates) or by Landlord for management of the Project which materially exceed the amount which would normally be paid to a company, in connection with the management of the Comparable Buildings, with a general reputation for excellence and integrity used at “arms length” and which is not, directly or indirectly, affiliated with Landlord (“Independent Company Test”);

(t) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings, with adjustment where appropriate for the size of the applicable project;

(u) all assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of the Comparable Buildings) and shall be included as Operating Expenses in the year in which the assessment or premium installment is actually paid;

(v) costs incurred by Landlord in connection with the correction of defects in the initial design and or construction of the Project, or any portion thereof, and any costs arising from the gross negligence or willful misconduct of Landlord or Landlord Parties (as defined in Section 14.1);

(w) costs arising from the presence, removal, remediation, cleanup or abatement of any Hazardous Material in, on or under the Premises, Building or Project that was not placed in, on or under the Premises, Building or Project by Tenant, Tenant Parties (defined in Section 14.1) or Tenant’s contractors, visitors, patrons, guests, invitees, licensees or subtenants;

(x) costs arising from Landlord’s charitable or political contributions, industry associations or similar organizations;

(y) any finders fees, brokerage commissions, job placement costs or job advertising cost, other than with respect to a receptionist or secretary in the Project office, once per year;

(z) legal fees and costs concerning the negotiation and preparation of any lease for the Project;

(aa) any rental payments and related costs pursuant to any ground lease of land underlying all or any portion of the Building or Project, and any costs related to the preparation of any reciprocal easement agreement, and/or covenant, condition and restriction agreement;

(bb) costs incurred because the Building or Project violate any applicable Law (including without limitation the Americans With Disabilities Act, fire-life safety codes and similar codes) in effect on or prior to the Commencement Date, as interpreted by governmental authorities prior to the Commencement Date, including fines, penalties, interest, and the costs of repairs, replacements or improvements necessary to make the Building and Project comply with applicable past Laws in effect and as interpreted by governmental authorities prior to the Commencement Date;

(cc) expenses directly resulting from the gross negligence of Landlord or any Landlord Parties; and

(dd) assessments, charges and dues under any CC&Rs that would result in a duplicate charge to Tenant.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building or Project is not at least 100% occupied during all or a portion of the Base Year or any Expense Year or if Landlord is not supplying services to at least 100% of the total rentable square footage of the Building or Project at any time during all or a portion of the Base Year or any Expense Year, that portion of Operating Expenses that is allocated by Landlord solely to the Building shall be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the rentable square footage of the Building during that year, and that portion of Operating Expenses that is allocated by Landlord to the Project (and not solely to the Building) shall be determined as if the Project had been 100% occupied and Landlord had been supplying services to 100% of the rentable square footage of the Project during that year. The extrapolation of Operating Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building or Project. Tenant acknowledges and agrees that since the Project will likely not be fully constructed until after the Base Year, Landlord’s Base Year and Expense Year extrapolations of that portion of Operating Expenses allocated to the Project (and not solely the Building) may be equitably modified as the Project is constructed and leased and Landlord obtains more accurate information regarding the actual impacts of increased Project occupancy on such portion of Operating Expenses. Landlord shall operate the Project (or cause the same to be operated) in a commercially reasonable manner using Landlord’s good faith business judgment, and Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) collect Operating Expenses from Tenant and all other tenants/occupants in the Project in an amount in excess of what Landlord incurred for the items included in Operating Expenses. In no event shall the components of Direct Expenses for any Expense Year related to electrical costs be less than the components of Direct Expenses related to electrical costs in the Base Year, except to the extent the reduction is due to energy savings programs or devices that are adopted by the Landlord after the Base Year. Notwithstanding the foregoing, when calculating Operating Expenses for the Base Year, Operating Expenses shall not include market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes and utility rate increases due to extraordinary circumstances, including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages. If Operating Expenses and/or Real Estate Taxes in any calendar year decrease below the amount of Operating Expenses and/or Real Estate Taxes for the Base Year, Tenant’s Pro Rata Share of Operating Expenses and/or Real Estate Taxes, as the case may be, for that calendar year shall be $0.

5.2.5. Taxes.

5.2.5.1 Subject to Section 5.6, “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority)

because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof. The parties hereby acknowledge and agree that the Tax Expenses for the Base Year and any Expense Year shall include all Tax Expenses assessed or levied as a result of the construction of the Project, Building or Premises even if assessed or levied after the Base Year or such Expense Year.

5.2.5.2 Subject to Section 5.6, Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

5.2.5.3 Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Section 5 for such Expense Year. If Tax Expenses for any Expense Year during the Term or any extension thereof are increased after payment thereof, or if Tax Expenses for the Base Year are decreased after payment thereof, in either event for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand any resulting increase in the amount of Tenant’s Share of Direct Expenses for any Expense Year affected by such change. Notwithstanding anything to the contrary contained in this Section 5.2.5 (except as set forth in Section 5.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 5.4 of this Lease, and (iv) any Tax Expense that are attributable to a period prior to or after the Term.

5.3 Allocation of Direct Expenses. “Tenant’s Share” shall mean the percentage set forth in Section 1.11. Tenant’s Share is calculated by dividing the rentable square footage of the Premises by the total rentable square footage of the Building, as set forth in Section 1.3, above. Tenant’s Share shall be modified appropriately to reflect any changes in the rentable square footage of the Premises. Notwithstanding the foregoing, the parties acknowledge that the Building is expected to be part of a multi-building project and that the Direct Expenses incurred in connection with the Project as a whole should be shared among the tenants of the Building and the tenants or other occupants of the other Project Buildings as and when the same are completed. Accordingly, as set forth in Section 5.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) shall be determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as to which Tenant’s Share shall apply, as lessee of the Premises) and such portion shall be the Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the Building shall include all Direct Expenses attributable solely to the Building (including, without limitation, all Tax Expenses attributable solely to the Building) and an equitable portion of the Direct Expenses reasonably determined by Landlord to benefit or relate substantially to the entire Project rather than any specific Building (for example, Direct Expenses on the Project Common Areas will generally be considered to benefit or relate substantially to the entire Project rather than any specific Project Building, whereas Direct Expenses attributable solely to any of the other Project Buildings will generally not be considered to benefit or relate substantially to the entire Project). Such equitable portion shall be predicated on the ratio of rentable square feet of the Building to the rentable square feet of all of the substantially completed Project Buildings (including the Building) existing from time to time in the Project, except where material factors require a different equitable treatment. If Landlord reasonably determines that any premises (including the Premises) or any portion thereof within any of the Project Buildings, or any of the Project Buildings, incurs a non-proportional benefit from any Direct Expense, or is the non-proportional cause of any such Direct Expense, Landlord may allocate a greater percentage of such Direct Expenses to such premises or such Project Building(s), as applicable, using Landlord’s good faith business judgment.

5.4 Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 5.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

5.4.1. Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall use commercially reasonable efforts to give to Tenant within one hundred twenty (120) days following the end of the Base Year and each subsequent Expense Year, a statement (the “Statement”) itemized on a line-item by line-item basis, which shall state, on a line-item by line-item basis, the Direct Expenses incurred or accrued for the Base Year or such preceding Expense Year, as applicable, and which shall indicate the amount of the Excess. Upon receipt of the Statement for each Expense Year commencing or ending during the Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess (as defined in Section 5.4.2), and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Section 5. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, concurrently with the delivery of the Statement, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 5.4.1 shall survive the expiration or earlier termination of the Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the earlier of the expiration of the applicable Expense Year or the Termination Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year (provided that Landlord delivers Tenant a bill (a “Supplemental Statement”) for such amounts within sixty (60) days following Landlord’s receipt of the bill therefor).

5.4.2. Statement of Estimated Direct Expenses. In addition, Landlord shall use commercially reasonable efforts to give Tenant, within one hundred twenty (120) days following the end of the prior Expense Year, a yearly expense estimate statement (the “Estimate Statement”) itemized on a line-item by line-item basis, which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Section 5, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary; provided, however, that any such subsequent revision shall set forth on a reasonably specific basis any particular expense increase. Upon receipt of an Estimate Statement, Tenant shall thereafter pay, upon the later to occur of its next installment of Base Rent due or thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the next to last sentence of this Section 5.4.2). Such fraction shall have as its numerator the number of months that have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

5.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

5.5.1 Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do, after notice to Tenant, regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

5.5.2 If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Project are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 5.5.1, above.

5.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project Parking Facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

5.6 Tenant’s Payment of Certain Tax Expenses. Notwithstanding anything to the contrary contained in this Lease, in the event that, at any time during the initial Term, any sale or change in ownership of the Building is consummated, and as a result thereof, and to the extent that in connection therewith, the Building is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13 (as adopted by the voters of the State of California in the June, 1978 election, or any successor statute), then the terms of this Section 5.6 shall apply.

5.6.1. The Tax Increase. For purposes of this Section 5.6, the term “Tax Increase” shall mean that portion of the Tax Expenses, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Tax Expenses, as calculated immediately following the Reassessment, which (i) is attributable to the initial assessment of the value of the Building, the Base Building or the tenant improvements located in the Building, (ii) is attributable to assessments which were pending immediately prior to the Reassessment, which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, (iii) is attributable to the annual inflationary increase of real estate taxes (as such increases are determined by statute from time to time), or (iv) is attributable to any Tax Expenses incurred during the Base Year.

5.6.2. Protection. With respect to a Reassessment during the initial Term resulting from a change in ownership of the Building, the Tax Increase attributable to such Reassessment shall be excluded from Tax Expenses during the initial Term.

5.6.3. Landlord’s Right to Purchase the Proposition 13 Protection Amount Attributable to a Particular Reassessment. The amount of Tax Expenses which Tenant is not obligated to pay or will not be obligated to pay during the initial Term in connection with a particular Reassessment pursuant to the terms of this Section 5.6, shall be sometimes referred to hereafter as a “Proposition 13 Protection Amount.” If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which the Reassessment will occur, the terms of this Section 5.6.3 shall apply to such Reassessment. Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the “Applicable Reassessment”), by paying to Tenant an amount equal to the “Proposition 13 Purchase Price,” as that term is defined below, provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under this Lease. As used herein, “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount remaining during the initial Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining Lease Year (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the end of each Lease Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to the annual “prime rate” quoted by the Los Angeles branch of Bank of America, N.A. (or such other comparable lender as Landlord and Tenant shall reasonably agree upon if such rate ceases to be quoted) as of the date of payment of the Proposition 13 Protection Amount by Landlord. Upon such payment of the Proposition 13 Purchase Price, the provisions of Section 5.6.2 shall not apply to any Tax Increase attributable to the Reassessment. Since Landlord would be estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, upon notice by Landlord to Tenant, Tenant’s Rent next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Rent next due shall be increased by the amount of the overestimation.

5.7 Landlord’s Books and Records.

5.7.1. In General. If Tenant disputes the amount of Additional Rent set forth in any annual Statement or Supplemental Statement delivered by Landlord (including the allocation of Direct Expenses as described in Section 5.3), then subject to the provisions of Section 5.7.2, below, Tenant shall have the right to provide notice to Landlord that it intends to cause an independent, certified public accountant or other qualified professional acceptable to Landlord in Landlord’s reasonable discretion (a “Third Party Auditor”) to inspect Landlord’s accounting records for the Base Year and/or Expense Year covered by such Statement or Supplemental Statement during normal business hours (the “Tenant Review”); provided, however, that, as a condition precedent to any such inspection, Tenant shall deliver to Landlord a copy of Tenant’s written agreement with such Third Party Auditor, which agreement shall include provisions which state that (i) such Third Party Auditor will not in any manner solicit or agree to represent any other tenant of the Project with respect to an audit or other review of Landlord’s accounting records at the Project, and (ii) such Third Party Auditor shall maintain in strict confidence any and all information obtained in connection with the Tenant Review and shall not disclose such information to any person or entity other than to the legal representatives and management personnel of Tenant. Any Tenant Review shall take place in Landlord’s office at the Project or at such other location in Orange County, California as Landlord may reasonably designate, and Landlord will provide Tenant with reasonable accommodations for such Tenant Review and reasonable use of such available office equipment, but may charge Tenant for telephone calls and photocopies at Landlord’s actual cost. Tenant shall provide Landlord with not less than two (2) weeks’ prior written notice of its desire to conduct such Tenant Review. In connection with the foregoing review, Landlord shall furnish Tenant with such reasonable supporting documentation relating to the subject Statement as Tenant may reasonably request. In no event shall Tenant have the right to conduct such Tenant Review if Tenant is then in Default under this Lease with respect to any of Tenant’s monetary obligations, including, without limitation, the payment by Tenant of all Additional Rent amounts described in the Statement which is the subject of Tenant’s Review, which payment, at Tenant’s election, may be made under dispute. In the event that following Tenant’s Review, Tenant and Landlord continue to dispute the amounts of Additional Rent shown on Landlord’s Statement or Supplemental Statement and Landlord and Tenant are unable to resolve such dispute, then either Landlord or Tenant may submit the matter to arbitration pursuant to Section 27.28 and the proper amount of the disputed items and/or categories of Direct Expenses to be shown on such Statement shall be determined by such proceeding producing an Arbitration Award (as defined in Section 27.28). The Arbitration Award shall be conclusive and binding upon both Landlord and Tenant. If the resolution of the parties’ dispute with regard to the Additional Rent shown on the Statement, pursuant to the Arbitration Award reveals an error in the calculation of Tenant’s Share of Direct Expenses to be paid for such Expense Year, the parties’ sole remedy shall be for the parties to make appropriate payments or reimbursements, as the case may be, to each other as are determined to be owing. Any such payments shall be made within thirty (30) days following the resolution of such dispute. At Tenant’s election, Tenant may treat any overpayments resulting from the foregoing resolution of such parties’ dispute as a credit against Rent until such amounts are otherwise paid by Landlord. Tenant shall be responsible for all costs and expenses associated with Tenant’s Review, and Tenant shall be responsible for all reasonable audit fees, attorney’s fees and related costs of Tenant relating to an Arbitration Award (collectively, the “Costs”), provided that if the parties’ final resolution of the dispute involves the overstatement by Landlord of Direct Expenses for such Expense Year in excess of five percent (5%), then Landlord shall be responsible for the Costs. Subject to the terms of Section 5.7.2, below, this provision shall survive the termination of this Lease to allow the parties to enforce their respective rights hereunder.

5.7.2. Termination of Rights. If, within two (2) years following receipt of any particular Statement or Supplemental Statement, as applicable, Tenant or Landlord shall fail to either (i) fully and finally settle any dispute with respect to such Statement or Supplemental Statement, as applicable, or (ii) submit the dispute to arbitration in accordance with the terms of Section 5.7.1, above, then Tenant shall have no further right to conduct a Tenant Review or to dispute the amount of Additional Rent set forth in the applicable Statement or Supplemental Statement, as applicable.

6. Security Deposit; Letter of Credit. The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured default by Tenant. If Tenant leases additional space pursuant to any of the provisions of Section 3, the Security Deposit for the Other Lease covering such additional space, unless the terms of the applicable offer notice provide otherwise, shall be an amount equal to the monthly Base Rent applicable to such additional space during the last full calendar month of the initial term for such additional space. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount (as the same may be increased pursuant to this Lease). Landlord shall return any unapplied portion of the Security Deposit to Tenant within 30 days after the later to occur of: (1) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease, or (2) the Termination Date. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect which (i) establish the time frame by which Landlord must refund collateral or security for performance of a tenant’s obligations under a lease, and/or (ii) provide that Landlord may claim from collateral or security for performance of a tenant’s obligations under a lease only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises. In that regard, Tenant agrees that Landlord may, in addition, claim those sums specified hereinabove and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omission of Tenant or any employee, agent, contractor or invitee of Tenant. Landlord agrees that in lieu of a cash Security Deposit as required in this Section 6, Tenant may deliver to Landlord within ten (10) Business Days after execution of this Lease a letter of credit in the amount stated in Section 1.14, which letter of credit shall be in form and with the substance of Exhibit M attached hereto or such other form as may be reasonably acceptable to Landlord. The letter of credit shall be issued by a financial institution reasonably acceptable to Landlord with a branch in Orange County, California, at which draws on the letter of credit will be accepted. The letter of credit shall provide for automatic yearly renewals throughout the Term of this Lease and shall have an outside expiration date (if any) that is not earlier than thirty (30) days after the expiration of the Term, as the same may be extended pursuant to Section 3.4. The letter of credit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Term. The letter of credit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. If the letter of credit is not continuously renewed through the period set forth above, or upon any breach under this Lease by Tenant (and after the expiration of any applicable notice and cure period unless Landlord is precluded by law from delivering a default notice), Landlord shall be entitled to draw upon said letter of credit by the issuance of Landlord’s sole written demand to the issuing financial institution. Any such draw shall be without waiver of any rights Landlord may have under this Lease or at law or in equity as a result of any breach hereunder by Tenant, and shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the letter of credit and that the letter of credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any amount of the letter of credit that is drawn upon by Landlord, but is not used or applied by Landlord, shall be held by Landlord and deemed a security deposit (the “Letter of Credit Security Deposit”). If the letter of credit is drawn upon and used or applied by Landlord, Tenant shall, within five (5) Business Days after written demand therefor, either (i) deposit cash with Landlord (which cash shall be applied by Landlord to the Letter of Credit Security Deposit) in an amount sufficient to cause the sum of the Letter of Credit Security Deposit and the amount of the remaining letter of credit, if any, to be equivalent to the amount of the letter of credit required under this Lease or (ii) reinstate the letter of credit to the amount required under this Lease, and Tenant’s failure to do so shall be a Default under this Lease. If Tenant, at Tenant’s option, elects to reinstate the letter of credit to the amount then required under this Lease, Landlord shall return the remaining balance, if any, of the Letter of Credit Security Deposit to Tenant within thirty (30) days following Landlord’s receipt of such reinstated letter of credit. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Building or Project and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the Letter of Credit Security Deposit and/or the letter of credit to the transferee or mortgagee; in such event, Landlord shall be responsible for the first $2,000 of any Letter of Credit transfer fee and Tenant shall be responsible for any Letter of Credit transfer fee in excess of $2,000.

7. Services to be Furnished by Landlord.

7.1 Utilities and Services. Landlord agrees to furnish Tenant with the following utilities and services:

7.1.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises during Normal Business Hours, except for Holidays. If Tenant desires to use HVAC during hours other than those for which Landlord is obligated to supply same pursuant to the terms of this Section 7.1.1, Landlord shall supply such “after hours” HVAC to Tenant at a cost which will, as of the date of this

Lease, be equal to $50.00 per floor (or partial floor) per hour, and which cost may be increased only to the extent that Landlord’s Actual Cost (hereinafter defined) of providing such “after hours” HVAC increases from time to time. The minimum time period for after hours HVAC usage shall be one (1) hour. For purpose of this Lease, “Actual Cost” shall mean the actual cost incurred by Landlord, as reasonably determined by Landlord, but without charge for depreciation, profit, overhead or administration, provided that, notwithstanding the foregoing, any amount actually charged by any unrelated third party to Landlord for the supply of HVAC shall be deemed Landlord’s “Actual Cost”. When determining the Actual Cost of Tenant’s utility usage pursuant to the terms of this Article 7, Landlord agrees that it shall use the monthly average rate paid by Landlord for a particular utility.

7.1.2 Subject to Section 7.2, Landlord shall provide adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment sufficient to accommodate an electrical connected load of eight (8) watts per rentable square foot and an electrical demand load of an average of eight (8) watts per rentable square foot of the Premises and an average lighting load of one and one-half (1.5) watts per rentable square foot of the Premises, with such averages determined on a monthly basis per Normal Building Hours (and not including the electricity required to run the Building HVAC system) (the “Standard Electrical Usage”), which electrical usage shall be subject to applicable laws and regulations, including Title 24. Tenant will design Tenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Tenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. Landlord shall be entitled to receive a fee (if permitted by Law) for the selection of utility companies and the negotiation and administration of contracts for electricity, provided that the amount of such fee shall not exceed 50% of any savings obtained by Landlord. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises. Landlord, as part of Operating Expenses, shall bear the cost of lamps, starters and ballasts for Building standard lighting fixtures within the Premises.

7.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

7.1.4 Landlord shall provide janitorial services to the Premises, in material conformance with the specifications attached hereto as Exhibit E, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other Comparable Buildings. If Tenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services.

7.1.5 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during Normal Business Hours, and, subject to closures for routine maintenance or repair, shall have at least one elevator available at all other times, to provide service to the Premises; provided further, however, except to the extent prevented by Force Majeure Events (as defined in Section 27.4), Tenant shall always have access to one (1) elevator servicing the Premises; provided, however, that Landlord shall not reduce the number of elevators existing in the Building as of the Commencement Date.

7.1.6 Landlord shall provide nonexclusive freight elevator service at all times, subject to scheduling by Landlord, and free of direct charge to Tenant. Landlord shall use commercially reasonable efforts to provide Tenant, on occasion, with exclusive freight elevator service as reasonably necessary, subject to availability and reasonable scheduling by Landlord.

7.1.7 Landlord shall provide reasonable access control for the Building and the Parking Facilities seven (7) days per week, twenty-four (24) hours per day, in a manner consistent with the specifications therefor provided in the approved Base Building Plans as described in the Work Letter.

7.18 Landlord shall provide maintenance and repair of the Building and the Project as described in Section 9.2.

7.19 Landlord shall furnish periodic exterior window washing and pest control in a manner (and during times) consistent with the practices of Comparable Buildings.

7.20 Landlord shall provide such other services as Landlord reasonably determines are necessary or appropriate for the Project.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems that do not interfere with Tenant’s business operations. Subject to Laws, as that term is defined in Article 24, below, Landlord shall not prohibit Tenant Parties or any of Tenant’s visitors, patrons, guests, invitees, licensees or subtenants from smoking in the designated smoking areas of the Project.

7.2 Excess Usage; Tenant’s Computer Room. The Building shall be designed to accommodate the Standard Electrical Usage. Electricity used by Tenant in the Premises shall be included in Operating Expenses as set forth in Section 5.1 above (except as provided in this Section 7.2 for excess usage). Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond the Standard Electrical Usage. If Tenant requests permission to consume reasonable amounts of excess electrical service, Landlord may condition its consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units, all at Tenant’s sole cost and expense), and the additional usage, installation and maintenance costs shall be paid by Tenant. In such case, Landlord shall have the right to measure electrical usage by survey or other commonly accepted methods. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal office machines, or equipment or lighting other than Building standard lights in the Premises, to the extent same may materially adversely affect the temperature otherwise maintained by the HVAC system or materially increase the water (unless Tenant agrees to pay for such excess water) normally furnished for the Premises by Landlord pursuant to the terms of Section 7.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the Actual Cost, including the cost of installation, operation and maintenance, and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord.

Landlord and Tenant acknowledges and agree that Tenant’s computer room (including any supplemental air conditioning and equipment) will be designed and constructed as part of the Tenant Improvements to be separately metered and billed for electricity based on actual usage (the “Computer Room Electricity”). Tenant shall pay the cost of installation, metering and use of the Computer Room Electricity, with usage charges paid directly to the appropriate supplier (unless Landlord pays the supplier, in which case Tenant shall reimburse Landlord), within thirty (30) days of delivery to Tenant of the statement or invoice therefor.

7.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as provided in Section 17.6.2) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or Default of Tenant or other parties, or by any other cause, including without limitation any utility service provider initiated “brown-out” or “black-out”; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent (except as provided in Section 17.6.2) or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Section 7. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions (“Voluntary Compliance”) without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable and/or not fit for its Permitted Use by Tenant, and provided, further, that such Voluntary Compliance shall not increase Tenant’s monetary obligations under this Lease on an overall, net basis for any given calendar year.

7.4 Tenant HVAC System. Subject to the provisions of Section 7.6, Tenant, at its sole expense, may install a supplemental HVAC system in the Premises, for the purpose of servicing the Premises during Building Hours or other than Building Hours (the “Tenant HVAC System”). If required for such purpose, Tenant may connect into the Building’s chilled water system, if and to the extent that (i) Tenant’s use of chilled water pursuant to this Section 7.4 will not materially adversely affect the chilled water system or the use thereof by other tenants of the Project, and (ii) such connection is otherwise approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed unless a Design Problem exists. If Tenant connects into the Building’s chilled water system pursuant to the terms of the foregoing sentence, (x) Landlord may install, at Tenant’s expense, a meter to measure Tenant’s use of chilled water, and (y) Tenant shall reimburse Landlord for Tenant’s use of chilled water at Landlord’s Actual Cost therefor. Tenant shall be permitted, at Tenant’s sole cost and expense, to access 277/480 volts of electricity from the bus duct riser in connection with the Tenant HVAC System. In connection with the foregoing (a) Landlord shall, at Tenant’s sole cost and expense, separately meter the electricity utilized by the Tenant HVAC System, and (b) Tenant shall be responsible for the cost of all electricity utilized by the Tenant HVAC System. Landlord hereby agrees that, at Tenant’s sole option, Tenant shall be permitted to remove the Tenant HVAC System, and repair any damages to the Building caused by such removal, or leave same in the Premises, in which event the same shall become a part of the realty and belong to Landlord and shall be surrendered with the Premises upon the expiration or earlier termination of this Lease. Tenant’s plans and specifications regarding utilities and services, as contained in the “Tenant Improvement Plans,” as that term is defined in the Work Letter, and as approved by Landlord pursuant to the Work Letter, shall control over more restrictive requirements set forth in this Lease.

7.5 Emergency Generators. Subject to the terms of this Section 7.5, Landlord hereby grants Tenant the right to install, at Tenant’s sole cost and expense, up to two (2) emergency generators (including day fuel tank, and primary fuel tank) at the Project, in an area reasonably designated by Landlord, and supplemental fuel lines and related connections in the Common Areas of the Building (collectively, the “Generator”).

7.5.1. Auxiliary Space. The areas within the Building and Project occupied by the Generator, as well as the conduits used by Tenant in connection therewith, are referred to herein as the “Auxiliary Space”. The precise amount and location of the Auxiliary Space shall be reasonably designated by Landlord. The Auxiliary Space and the Generator, shall be deemed to be a part of the Premises for purposes of the indemnification and insurance provisions of this Lease; provided, however, Tenant shall not be charged Base Rent or Tenant’s Share of Direct Expenses for such Auxiliary Space.

7.5.2. Manner of Installation. The installation of the Generator shall be subject to Landlord’s prior approval of all plans and specifications, and shall be at Tenant’s sole cost and expense (including without limitation, the cost of any structural reinforcements or other work necessary to provide the required floor loads). Any and all such installations shall be made in compliance with all applicable law, insurance policies, and any roof warranty or other equipment warranties maintained for the Building or Project. Tenant shall submit the specifications for design, operation, installation and maintenance of the Generator and facilities related thereto to Landlord for Landlord’s consent, which consent may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord’s engineers and consultants, so that the Building’s systems and equipment are not adversely affected by the installation and operation of the Generator. The cost of design (including engineering costs and review by Landlord’s engineers and consultants) and installation of the Generator and the costs of the Generator itself shall be Tenant’s sole responsibility.

7.5.3. Repair and Maintenance of Generator. All repairs and maintenance of the Generator shall be the sole responsibility of Tenant. Landlord shall not have any obligations with respect to the Generator, nor shall Landlord be responsible for any damage that may be caused to Tenant or the Generator by any other tenant in the Project. Notwithstanding the foregoing, at Landlord’s option, Landlord may require that Tenant remove the Generator and all related facilities upon the expiration or earlier termination of the Term and repair all damage to the Building or Project resulting from the installation or removal of the Generator, at Tenant’s sole cost and expense. Notwithstanding the use of the Auxiliary Space by Tenant, Tenant acknowledges that Landlord retains the right to use the roof and internal conduits of the Building for any purpose whatsoever. Tenant agrees that Landlord shall have the right, during the Term, after notice and subject to reasonable mutual scheduling, to relocate the Generator to a reasonably alternative location at Landlord’s sole cost. Tenant shall maintain, at Tenant’s cost, industry standard “boiler and machinery” insurance coverage with respect to the Generator and related facilities. In no event shall a delay in the installation, testing or operation of the Generator be deemed to be a delay in the Lease Commencement Date.

7.5.4. Generator Use. The Generator shall be used by Tenant only during (i) testing and regular maintenance (which testing shall be done on Sundays only), and (ii) any period of electrical power outage or power reduction in the Building. Tenant shall be entitled to operate the Generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord and scheduled in advance through the Project office.

7.6 LEED Requirements.

7.6.1. LEED Standards. Tenant acknowledges that the Building is currently contemplated to be constructed and, at Landlord’s option, shall be constructed and operated in accordance with the U.S. Green Building Council’s Leadership in Energy and Environmental Design Program’s standards, as the same are amended, supplemented or replaced from time to time, and, at Landlord’s option, any similar standards (“LEED”). Landlord currently intends that the Building, upon completion, will be certified as a “certified” (as opposed to a LEED standard higher than “certified”) level structure and will be operated in an environmentally responsible and energy-efficient manner.

7.6.2. Compliance with LEED Conditions. If Landlord builds and operates a “certified” level LEED building, Tenant shall cooperate with Landlord in the design and construction of the Tenant Improvements (and any Alterations), including agreeing to use environmentally friendly materials in the Tenant Improvements that are reasonably comparable to the materials for which they are substituted and with such elements and in such a manner as will assist Landlord in obtaining points toward such certification (the “LEED Conditions”), and Tenant shall not seek approval of any Tenant Improvements or construct any Alterations or operate in the Premises in a way that would result in the loss of such certification or the deduction of any certification points. Notwithstanding the foregoing, Tenant’s cooperation shall in no event require Tenant to incur costs that, on an overall, net basis, would be substantially greater than the costs that Tenant would have incurred but for such cooperation. Moreover, Tenant shall have no obligation to comply with changes to the LEED requirements made after the Effective Date if such changes would materially adversely increase Tenant’s obligations or decrease its rights under this Lease or materially adversely impact its business operations.

7.6.3. Reimbursement. If Tenant fails to observe, perform or otherwise comply with Section 7.6.2 above, within thirty (30) days after written notice from Landlord (unless a shorter period is necessary in order for Landlord to comply with the LEED Conditions), Landlord may enter the Premises to perform such act or replace such materials as may be reasonably necessary to keep the Building in compliance with the LEED Conditions. Tenant shall pay Landlord, as Additional Rent, all costs (including reasonable attorneys’ fees) incurred by Landlord in connection with any action taken by Landlord to remedy Tenant’s noncompliance with Section 7.6.2, together with interest thereon at the Interest Rate, within thirty (30) days after Landlord’s demand therefor.

8. Use; Occupancy Level.

8.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 1.15 and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed (provided such use is not a prohibited use as described in Section 8.2), with consideration given to the first-class and office use nature of the Project. Landlord agrees that any dispute with respect to the Permitted Use may be submitted to arbitration in accordance with the terms of Section 27.28 below.

8.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; or (v) retail or restaurant uses; provided, however, that nothing in this Section 8.2 shall prohibit or restrict Tenant from conducting in-house food service and retail service from the Premises solely for the benefit of Tenant and Tenant’s employees. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use in violation of Laws. Tenant shall not do or permit anything to be done in or about the Premises that will unreasonably interfere with the rights of other tenants or occupants of the Project, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with the Rules and Regulations attached as Exhibit B and such other reasonable rules and regulations adopted by Landlord from time to time (the “Rules and Regulations”) and with all recorded covenants, conditions and restrictions now or hereafter affecting the Building or the Project (collectively, the “CC&Rs”); provided, however, that Tenant shall not be bound by any CC&Rs placed against the Building or Project after the date hereof to the extent the same materially adversely increase Tenant’s monetary or non-monetary obligations with respect to the Premises, the Project or the Parking Facilities or materially adversely interfere with Tenant’s use of, or ingress to or egress from, the Premises, the Project or the Parking Facilities. Without limitation on the foregoing, Tenant acknowledges that the CC&R’s may provide for some or all of the Project Common Areas to be transferred to a property owner’s association which will assume the obligation to cause to be operated and maintained some or all of the Project Common Areas, including, without limitation the landscaping, driveways, walkways and Parking Facilities (typically, through a property management/maintenance company retained by the property owners’ association in respect of such obligations). All costs and expenses required to be paid by the owner or occupant of the Building under the CC&R’s for any work performed during the Term shall be included in Operating Expenses for purposes of this Lease. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations and CC&Rs. Landlord shall not knowingly discriminate against Tenant in Landlord’s enforcement of the rules and regulations. Landlord shall have the right to require Tenant to execute and acknowledge, within 15 days of request by Landlord, a “Recognition of Covenants, Conditions and Restrictions” in a form substantially similar to the Form attached hereto as Exhibit G, agreeing to and acknowledging the CC&Rs. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws. Without limitation on the foregoing, Tenant acknowledges and agrees that (i) Landlord has granted to another tenant in the Project the exclusive right to operate a health and fitness center offering fitness programs, recreational facilities and other services (which may include, but are not limited to, a jogging track, racquetball courts, other racquet sports, basketball courts, gymnasiums, jacuzzi, whirlpools, swimming pool, saunas, steam rooms, aerobics and/or floor exercise, strength training, nutritional counseling, personal training, cardio fitness training, free weights, exercise machinery and equipment, martial arts, physical therapy and rehabilitative services, sports medicine, weight loss advising, nutritional counseling, and related programs, therapeutic massage and related spa-type services, treatments and bodywork therapies, chiropractic care, swim lessons, racquetball lessons, tanning salon, babysitting services for members (while the member is utilizing the facility), and vitamin and nutritional supplement sales, facilities and services commonly found in a high quality day spa or wellness salon (including, without limitation, skin treatments, facials, and other specialty beauty treatments, as well as the retail sale of products for body and skin care) in the Project, (ii) Landlord intends to lease space within the Project to a full service restaurant and that Landlord may grant such tenant exclusive rights in connection with such lease, and (iii) Tenant shall not use the Premises or the Project in any way that would violate any such exclusives; provided, however, that the foregoing exclusives shall not prohibit Tenant from operating an ancillary food and beverage service for its employees as permitted by this Lease.

8.3 Occupancy Level. Landlord and Tenant acknowledge and agree that the Premises shall be designed for a maximum occupancy level of five (5) persons per one thousand (1,000) rentable square feet of space comprising the Premises (the “Occupancy Threshold”). Tenant therefore covenants and agrees that the number of persons occupying the Premises shall not exceed the Occupancy Threshold at any given time during any day of the week. Tenant acknowledges further that Tenant’s parking privileges hereunder are expressly limited to the parking spaces specified in Section 24 and Tenant shall limit the occupancy of the Building so as to not utilize more than the number of parking spaces permitted in the Parking Agreement, unless Tenant implements measures reasonably satisfactory to Landlord (e.g., securing additional offsite parking, carpooling or rotational shifts) to ensure that Tenant does not utilize more than its allotted parking spaces under the Parking Agreement. If Landlord at any time determines (in its reasonable judgment) that the Occupancy Threshold is being exceeded on a day-to-day basis or that the parking spaces are being exceeded on a day-to-day basis, Landlord shall notify Tenant and Tenant shall have 10 Business Days to reduce the occupancy level to below the Occupancy Threshold (as respects occupancy in the Premises) or reduce the number of parking spaces being used (as respects parking usage). If the Premises occupancy level remains in excess of the Occupancy Threshold (as respects occupancy) or remains in excess of the permitted parking spaces as of the 10th Business Day following the date of Landlord’s notice, Tenant shall automatically be deemed in default of this Lease and Landlord shall be entitled to exercise any and all remedies set forth in this Lease or at law or in equity by reason of such default. Tenant shall be solely responsible for the fees, costs and expenses for any and all improvements, alterations or additions required to be made by any governmental authority or other third party to the Premises, the Building, the Common Areas and/or the Project directly resulting from any use of the Premises by Tenant in excess of the Occupancy Threshold regardless of when imposed by any such party and regardless of whether or not the improvement, alteration or addition is of a capital nature (hereinafter, an “Additional Occupancy Cost”). Tenant shall reimburse Landlord within 20 days of written demand for any Additional Occupancy Cost.

9. Repairs and Alterations.

9.1 Tenant’s Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises, including all improvements, fixtures and furnishings therein, and the floor or floors of the Building on which the Premises are located, in good condition and repair, reasonable wear and tear excepted (but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception as described in Section 9.2). Tenant’s repair obligations include, without limitation, repairs to: (1) the interior side of demising walls; (2) doors; (3) floor covering; (4) interior partitions; (5) Lines (as defined in Section 27.9) installed by or on behalf of Tenant and located in or exclusively serving the Premises; (6) supplemental air conditioning units, private kitchens, including hot water heaters, plumbing, and similar facilities serving Tenant exclusively (it being agreed that Tenant shall provide Landlord with written copies of all maintenance contracts for such work); (7) all Tenant Improvements, and (8) Alterations performed by contractors retained by Tenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section 9.4. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

9.2 Landlord’s Repair Obligations. Landlord shall maintain or cause to be maintained in good condition and operating order and keep or cause to be kept in good repair and condition, as part of Operating Expenses, the structural portions of the Building, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), elevator cabs, stairs and parking areas, men’s and women’s washrooms, mechanical, electrical and telephone closets (collectively, “Building Structure”) and the Building’s mechanical, electrical, life safety, plumbing, sprinkler systems, access systems, security systems (if any) and HVAC systems which were not constructed or installed by Tenant or Tenant Parties or Tenant’s contractors or subtenants (collectively, the “Building Systems”), as well as all Project landscaping, exterior Project signage, Project parking areas and parking structures, Project mechanical, electrical, life safety, plumbing, sewer, storm drain, sprinkler and HVAC systems, plazas, art work, fountains and sculptures and all other Common Areas. Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair (or, at Landlord’s election, to reimburse Landlord for the reasonable cost of such repair, together with an administrative charge in an amount equal to 10% of the cost thereof) the Building Structure, Building Systems and Common Areas to the extent required due to the negligence or willful misconduct of Tenant or because of use of the Premises for other than other than normal and customary business operations, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Section 13.1 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the “BS/BS Exception”). Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by Law; provided, however, except for emergencies, (i) Landlord shall provide Tenant with at least twenty-four (24) hours notice (which may be oral) prior to any such entry; (ii) any such entry shall be performed in a manner designed to minimize, to the extent reasonably practicable, interference with Tenant’s use of, or ingress to or egress from, the Premises or the Parking Facilities; and (iii) subject to Tenant’s rights under Section 17.6.2, to the extent the work requires Landlord to close the Premises, Landlord shall perform such work on the weekends or after Normal Business Hours if the work can reasonably be completed on the weekends or after Normal Business Hours. Without limitation on the other terms and conditions of this Lease, Tenant hereby waives any and all rights under and benefits of Section 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

9.3 Tenant’s Right to Make Repairs. Notwithstanding any of the provisions set forth in this Lease to the contrary, if Tenant provides written notice (or, in the case of an emergency, oral notice followed by written notice within twenty-four (24) hours of such oral notice) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance of the Building, including the Building Structure and/or Building Systems, which event or circumstance with respect to the Building Structure or Building Systems materially or adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than thirty (30) days after receipt of such notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) Business Days’ notice to Landlord and any Lender whose address Landlord shall have provided to Tenant specifying that Tenant is taking such required action, and if such action was required under the provisions of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) Business Day period and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action plus an administrative charge in the amount of 10% of the cost of the repairs. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. In the event of repairs of an emergency nature which are necessary, in Tenant’s reasonable opinion, to allow Tenant to continue to use the Premises for critical business operations or to protect persons or property from imminent risk of damage or injury, then Tenant may immediately make such repairs (using the services of any qualified contractor which normally and regularly performs similar work in the Project or in Comparable Buildings) without regard to the time periods or additional notice set forth above and in connection therewith, and, if such repairs were required to be made by Landlord under this Lease, then Landlord shall reimburse Tenant for the cost of such repairs, to the extent Landlord would have been required to do so pursuant to this Lease (but only to the extent that the cost thereof does not exceed the cost that Landlord would reasonably have had to incur if Landlord had made such repairs). Promptly following completion of any work taken by Tenant pursuant to the provisions of this Section, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. Promptly following completion of any work taken by Tenant pursuant to the provisions of this Section 9.3, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall be entitled to payment from Landlord of the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the provisions of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant may proceed to claim a default by Landlord and, if elected by either Landlord or Tenant, the matter shall proceed to resolution pursuant to the procedures set forth in Section 27.28. If Tenant prevails in the arbitration and Landlord fails to pay the Award within thirty (30) days thereafter, the amount of the Award (which shall include interest at the Interest Rate from the time of each expenditure by Tenant until the date Tenant receives such amount by payment or offset and attorneys’ fees and related costs) may be deducted by Tenant from the Rent next due and owing under this Lease.

9.4 Alterations. Except as permitted in this Section 9.4, Tenant shall not make alterations, additions or improvements to the Premises or install Lines in the Premises or other portions of the Building (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Alterations, unless such Alteration will (i) affect the exterior appearance of the Building; (ii) adversely affect the Building Structure; (iii) adversely affect the Building Systems; (iv) unreasonably interfere with any other occupant’s normal and customary office operation, (v) fail to comply with Law, or (vi) involve the use of hazardous materials (items (i)-(vi) may be collectively referred to in this Lease as a “Design Problem”). Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (1) is not visible from the exterior of the Premises or Building; (2) will not create a Design Problem; (3) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; and (4) does not require work to be performed inside the walls or above the ceiling of the Premises. Even though consent is not required, the performance of Minor Alterations shall be subject to all the other provisions of this Section 10.3. Regardless of whether Landlord’s consent is required to an Alteration, prior to starting work, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to any work affecting the Building Systems); copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in form and amounts reasonably required by Landlord (it being also understood and agreed that all of such Alterations shall be insured by Tenant pursuant to this Lease immediately upon completion thereof); and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building and in accordance with reasonable construction rules and regulations that Landlord may designate for the performance of work in the Building. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for sums paid by Landlord for third party examination of Tenant’s plans for non-Minor Alterations. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Minor Alterations equal to 5% of the cost of the non-Minor Alterations. Upon completion, Tenant shall furnish (except for Minor Alterations), completion affidavits, full and final waivers of lien in recordable form, and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket costs and expenses reasonably incurred in connection with Landlord’s review of any Alterations to the extent such Alterations could materially adversely affect the Building Structure or the Building Systems. Upon completion of any Alterations (except for Minor Alterations), at Landlord’s request, Tenant agrees to prepare and Landlord shall execute if factually correct, and Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Orange in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project management office and Landlord will sign a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations. Any Alterations installed in the Premises may remain in the Premises upon the expiration or earlier termination of this Lease, except (1) if upon providing approval of the Alteration Landlord delivers Tenant written notice that such Alteration must be removed upon the expiration or earlier termination of this Lease, or (2) if Landlord’s consent is not required to an Alteration, Landlord gives written notice to Tenant within 30 days of receiving written notice of such Alteration, that such Alteration must be removed upon the expiration or earlier termination of the Lease. The construction of the initial Tenant Improvements (as defined in the Work Letter) shall be governed by the terms of the Work Letter and not the terms of this Section 9.4.

9.5 Landlord’s Property. All improvements, Alterations and appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be the property of Landlord to the Premises shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant; provided, however, that (i) Tenant may remove any of its furniture, fixtures and/or equipment (regardless of whether the same is built-in or free-standing), provided Tenant repairs any damage to the Premises caused by any such removal (except that Tenant may leave floor and wall coverings in their then-existing “as is” condition and shall have no obligation to repaint, install new floor covering or to patch normal, immaterial, wall penetrations), and (ii) Tenant shall remove the “Required Removables” as provided in the Work Letter, and (iii) Tenant shall remove any Alteration or other improvements which Landlord has notified Tenant at the time of plan approval are atypical for normal and customary office purposes and, at Landlord’s request, any or all internal stairways, other than those included in the initial Tenant Improvements (unless the same are Required Removables), all at Tenant’s expense, upon the expiration or early termination of the Term, and shall repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of such Alterations or improvements in the Premises to the extent required hereunder, Landlord may do so and may charge the actual, reasonable and documented cost thereof to Tenant.

10. Liens. Notwithstanding anything in this Lease to the contrary, if any liens or encumbrances are placed against the Project, Building or the Premises, or against Tenant’s leasehold interest, arising out of or alleged to arise out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant (a “Lien”), the Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. If a Lien occurs, Tenant reserves the right to contest such Lien by notice to Landlord of such contest given within ten (10) days after Tenant is notified of the Lien, provided that in the event that (a) Landlord is in the process of refinancing or selling its interest in the Building or Project, or (b) Landlord’s Lender requires the removal of the Lien, or (c) the Lien is the subject of a foreclosure action (any of items a, b and c to be referred to herein as a “Bonding Condition”), then Tenant shall, at its sole cost and expense, provide a bond in accordance with the California Civil Code, Section 3143 within ten (10) days after notice from Landlord that a Bonding Condition exists. If no Bonding Condition exists, a bond shall not be required if, unless Tenant fails to actively and diligently pursue the removal of the Lien. If Tenant does not timely exercise its right to contest such Lien, Tenant shall remove any such Lien by bond or otherwise within fifteen (15) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) shall be deemed Additional Rent under this Lease payable within 15 days after receipt of an invoice from Landlord, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act that shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

11. Entry by Landlord. Subject to Tenant’s reasonable security and confidentiality requirements, Landlord reserves the right at all reasonable times and upon at least twenty-four (24) hours’ prior notice to Tenant, which may be given orally (and except that no notice is required in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last twelve (12) months of the Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for alterations, repairs or improvements to the Base Building as required or permitted by this Lease. Notwithstanding anything to the contrary contained herein, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any Default under this Lease in the manner provided herein; and (C) subject to the provisions of this Lease, perform any covenants of Tenant which Tenant fails to perform. Subject to Tenant’s rights under Section 17.6.2, Landlord may make any such entries without the abatement of Rent and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for emergencies, any such entry shall be designed to minimize, to the extent reasonably practicable, interference with Tenant’s use of the Premises. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right, subject to Tenant’s rights under Section 17.6.2, to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours.

12. Assignment and Subletting.

12.1 Transfers. Tenant shall not, without the prior written consent (except as otherwise provided in Section 12.2 or 12.7) of Landlord, which consent will not be unreasonably withheld, conditioned or delayed, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (other than on a temporary, occasional basis by persons or entities having a business relationship with Tenant, as set forth in Section 12.5), (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). Except as provided in Section 12.7, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer for purposes of this Lease. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed. If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than ten (10) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the Transfer Premium (as defined in Section 12.3), in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Landlord shall approve or disapprove of the proposed Transfer within ten (10) days (the “Review Period”) after Landlord’s receipt of the applicable Transfer Notice. If Landlord fails to notify Tenant in writing of such approval or disapproval within such Review Period, Landlord shall be deemed to have approved such Transfer.

If Landlord disapproves a Transfer as provided in Section 12.2, Landlord shall specify the reasons for such disapproval. Any Transfer requiring Landlord’s consent hereunder which is made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a Default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within fifteen (15) days after written request by Landlord, provided that (i) such fees shall not exceed One Thousand and No/100 Dollars ($1,000.00) for a Transfer in the ordinary course of business; in the event of a non-ordinary course Transfer, Tenant shall reimburse Landlord for all reasonable and actual out-of-pocket costs and expenses incurred by Landlord in connection with its review of the proposed Transfer, and (ii) no such fees shall be charged in connection with any Transfer Request seeking a Transfer of Subject Space within Building II if the rentable square footage of such Subject Space, when combined with the rentable square footage of all previous Transfers of space within Building II, does not exceed twenty-five percent (25%) of the Premises leased by Tenant within Building II at the time of the Transfer Request.

12.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that the only reasonable reasons under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer are where one or more of the following apply:

12.2.1 The Transferee is of a character or reputation or engaged in a business that is not consistent with the quality of the Building or the Project;

12.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted by or would violate this Lease, or such Transferee requires improvements to the Subject Space that adversely affect the Base Building;

12.2.3 The Transferee is a governmental or quasi-governmental entity or an agency, department or instrumentality of a governmental or quasi-governmental agency;

12.2.4 The proposed Transfer would cause a violation of an exclusive right granted by Landlord in good faith in another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease as a result of the proposed use to be made of the space by the sublessee or assignee, provided that upon request from Tenant, Landlord shall provide notice of all applicable exclusive rights;

12.2.5 Tenant is in Default at the time of the Transfer Request;

12.2.6 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

12.2.7 If Tenant’s or Guarantor’s net worth at the time of the Transfer request is less than 50% of Tenant’s net worth at the time of execution of this Lease, the Transferee does not have the creditworthiness and financial strength then generally required by Landlord and landlords of the Comparable Buildings of a new tenant who is leasing space of a rentable area comparable to the rentable area of the Subject Space for a term equal to the term of the Transfer;

12.2.8 The Transferee does not intend to occupy the entire Subject Space and conduct its business therefrom for a substantial portion of the term of the Transfer;

12.2.9 Landlord and the Transferee (or an affiliate of the Transferee) have been opposing parties in litigation at any time prior to the Transfer Request; or

12.2.10 The Transferee has been subject to an unlawful detainer proceeding resulting in a termination of such Transferee’s lease for space in southern California during the 5 years prior to the Transfer Request.

Notwithstanding the foregoing, items 12.2.6 through 12.2.10 above shall not be considered reasonable grounds for Landlord to withhold its consent with respect to any Transfer Request seeking a Transfer of Subject Space within Building II if the rentable square footage of such Subject Space, when combined with the rentable square footage of all previous Transfers of space within Building II, does not exceed twenty-five percent (25%) of the Premises leased by Tenant within Building II at the time of the Transfer Request.

If Landlord consents to any Transfer pursuant to the terms of this Section 12.2, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6) month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 12.1, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 12.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Section 12. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld, conditioned or delayed its consent under Section 12.2 or otherwise has breached or acted unreasonably under this Section 12, their sole remedies shall be an arbitration action pursuant to Section 27.28, which action shall be limited to (i) a determination of whether Landlord has acted unreasonably (and, if Landlord is held to have acted unreasonably, Landlord’s consent to the Transfer shall be deemed given), and (ii) a claim for actual damages (not including any punitive, special, unforeseeable or speculative damages) caused by Landlord’s breach under this Section 12.2, and Tenant hereby waives all other remedies, including, without limitation, any right to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed Transferee.

12.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium (hereinafter defined) actually received by Tenant from such Transferee; provided, however, that Tenant shall not be required to pay to Landlord any Transfer Premium until such time as Tenant has recovered all applicable Transaction Costs (hereinafter defined). “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer (on a per rentable square foot basis if less than all of the Premises is transferred), after deducting the reasonable expenses incurred by Tenant in connection with such Transfer for (i) any improvement allowance or other economic concessions or economic benefits (space planning allowance, moving expenses, free rent) paid by Tenant to Transferee in connection with such Transfer; (ii) any brokerage commissions incurred by Tenant in connection with the Transfer; (iii) reasonable attorneys’ fees incurred by Tenant in connection with the Transfer or paid to Landlord pursuant to Section 12.1; (iv) any lease takeover incurred by Tenant in connection with the Transfer; and (v) out-of-pocket costs of advertising the space subject to the Transfer (collectively, “Transaction Costs”). “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration for rent or in lieu of rent paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, furniture, or specialized, non-general office improvements paid for by Tenant and transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer. For purposes of calculating the Transfer Premium on a monthly basis, Tenant’s Transaction Costs shall be deemed expended by Tenant in equal monthly amounts over the entire term of the Transfer. Tenant shall pay Landlord Landlord’s share of any Transfer Premium within fifteen (15) days after Tenant’s receipt thereof.

12.4 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Original Tenant from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated by more than five percent (5%), Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s reasonable costs of such audit.

12.5 Permitted Occupants. Notwithstanding any contrary provision of this Section 12, Tenant shall have the right without the payment of a Transfer Premium, and without the receipt of Landlord’s consent, and provided Tenant complies with the Permitted Occupant Conditions (hereinafter defined), to allow employees of any wholly-owned (directly or indirectly) subsidiary of Tenant or Guarantor (“Related Personnel”), or of one or more entities with whom Tenant has an ongoing business relationship (“Tenant Venturers”) (collectively, Related Personnel and Tenant Venturers are called “Permitted Occupants”) to use portions of the Premises without Landlord’s consent and without the requirement by Landlord of execution and approval of a separate sublease for such use. The “Permitted Occupant Conditions” shall mean all of the following: (a) with respect to Permitted Occupants that are employees of Tenant Venturers, such persons use, in the aggregate at any one time, no more than fifteen percent (15%) of the Premises and only on a temporary basis (in no event more than three (3) consecutive months); provided, however, that the foregoing “temporary basis” restriction shall not apply to any Tenant Venturer with whom Tenant has contracted to provide concessionaire food services to Tenant and its employees, (b) Tenant shall provide Landlord with prior written notice of the presence on the Premises of any such Permitted Occupants, (c) Tenant shall provide to Landlord, or cause the Permitted Occupants’ employer(s) to provide to Landlord, satisfactory evidence of workers’ compensation insurance covering the activities of their respective employees within the Premises, (d) such Permitted Occupants shall be considered “agents” of Tenant in connection with all of Tenant’s obligations under this Lease and shall not be considered “third parties” for purposes of any indemnity obligations of Landlord under this Lease, (e) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers under this Section 12, (f) such individuals or entities shall not be permitted to occupy a separately demised portion of the Premises which contains an entrance to such portion of the Premises other than the primary entrance to the Premises, (g) all such individuals or entities shall be of a character and reputation consistent with the first-class quality of the Building and the Project, and (h) such right to use the Premises shall at all times be subject and subordinate to this Lease; provided, however, Tenant need not comply with items (b) and (c) above with respect to Related Personnel. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding any such individuals or entities. Any occupancy permitted under this Section 12.5 shall not be deemed a Transfer under this Section 12. Notwithstanding the foregoing, no such occupancy shall relieve Tenant from any liability under this Lease.

12.6 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as canceled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in Default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in Default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Section 12 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

12.7 Permitted Transfers. Notwithstanding anything to the contrary contained in this Section 12, a Transfer (i) to a successor to Tenant by purchase, merger, consolidation or reorganization (a “Successor”), or (ii) to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant) (an “Affiliate”), shall not require Landlord’s consent (and shall not be subject to the Transfer Premium) provided that Tenant notifies Landlord of any such Transfer and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or such entity, and further provided that (1) Tenant is not in Default under this Lease, and (2) in the case of a Successor by purchase, the Successor shall acquire all or substantially all of the stock or assets of Tenant’s business or, in the case of a Successor by merger, consolidation or reorganization, the continuing or surviving entity shall own all or substantially all of the assets of Tenant, and (3) in the case of a Successor, the continuing or surviving entity shall have a net worth which is at least equal to Tenant’s net worth at the date of this Lease. If requested by Landlord, Tenant’s Successor shall sign a commercially reasonable form of assumption agreement. “Control,” as used in this Section 12.7, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether by the ownership of voting securities, by contract or otherwise.

13. Insurance.

13.1 Landlord’s Fire and Casualty Insurance. Landlord shall insure the Building (including the Building Structure and Building Systems) and the Project during the Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts, from such companies, and on such other terms, as Landlord may from time to time reasonably determine, provided that to the extent consistent with the practices of landlords of the Comparable Buildings, such coverage shall (i) be for full replacement of the Building and the Project in compliance with all then existing Laws; (ii) provide for rent continuation insurance equal to twelve months rent; and (iii) be with companies and have policies meeting the criteria set forth in Section 13.4(iii) in this Lease. Additionally, at the sole option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards (including terrorism insurance), a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Notwithstanding the foregoing terms of this Section 13.1, the coverage and amounts of insurance (including the amount of deductible) carried by Landlord in connection with the Building shall at a minimum be comparable to the coverage and amounts of insurance (including the amount of deductible) carried by reasonably prudent landlords of Comparable Buildings. Upon inquiry by Tenant, from time to time, Landlord shall inform Tenant of all such insurance carried by Landlord. Tenant shall, at Tenant’s expense, except with respect to the Building Structure and Building Systems governed by Section 7.1 of this Lease, comply with all reasonable and customary insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises other than for the Permitted Use causes any increase in the premium for any of Landlord’s insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

13.2 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

13.2.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (with respect to the contractual liabilities only, covering the performance by Tenant of its indemnity agreements under Section 14.2, relating to damage to property and/or injury or death to persons) including a Broad Form endorsement covering the insuring provisions of this Lease, for limits of liability not less than $5,000,000 each occurrence and $5,000,000 annual aggregate for bodily injury and property damage liability, and not less than $5,000,000 each occurrence and $5,000,000 annual aggregate for personal injury liability.

13.2.2 Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements (as defined in the Work Letter), excluding the Base Building, and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

13.2.3 Worker’s Compensation pursuant to all applicable state and local statutes and regulations, and Employers Liability Coverage of at least $1,000,000.00 per occurrence.

13.3 Form of Policies. The minimum limits of policies of insurance required of Tenant and Landlord under this Lease shall in no event limit the liability of Tenant or Landlord under this Lease. Tenant’s insurance shall (i) name Landlord, and any other party the Landlord so specifies by written notice to Tenant, as an additional insured, including Landlord’s managing agent, if any, (ii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide and licensed to do business in the State of California; (iii) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (iv) be in form and content reasonably acceptable to Landlord; and (v) provide that said insurance shall not be canceled or coverage reduced below the amounts required under this Section 13 unless thirty (30) days’ prior written notice shall have been given to Landlord and Tenant and any Lender of Landlord, the identity of whom has been provided to Tenant in writing. Tenant shall deliver insurance certificates or other reasonable evidence that such insurance is in place to Landlord on or before the Commencement Date and at least fifteen (15) days before the expiration dates thereof. Tenant may fulfill its insurance obligations under Section 13.3.1, above, through “blanket” insurance. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option upon five (5) Business Days written notice to Tenant, procure such policies for the account of Tenant unless Tenant provides same within such five (5) day period, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

13.4 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Section 13 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of other Comparable Buildings. Notwithstanding anything to the contrary contained in this Lease, in the event of any termination of this Lease pursuant to Sections 15.1 or 15.2 below, Tenant shall assign and deliver to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant based upon the insurance carried by Tenant under Section 13.3.2 of this Lease for the value of the Tenant Improvements (to the extent paid for with the Tenant Improvement Allowance) (“Landlord’s TI Proceeds”).

13.5 Waiver of Claims and Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder or if higher, to the extent such insurance has been obtained. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord or any Landlord Parties or the negligence of Tenant, any Tenant Parties or any of Tenant’s contractors, visitors, patrons, guests, invitees, licensees or subtenants, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder from the insurer. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder. If Landlord or Tenant fail to carry the amounts and types of insurance required to be carried pursuant to this Section 13, in addition to any remedies Landlord or Tenant may have under this Lease, such failure shall be deemed to be a covenant and agreement by the party failing to carry such insurance to self-insure with respect to the type and amount of insurance such party so failed to carry, with full waiver of subrogation with respect thereto.

14. Indemnity and Waiver of Claims.

14.1 Indemnification of Landlord. To the fullest extent permitted by Law, Tenant shall defend (with attorneys reasonably acceptable to Landlord), indemnify, protect, save and hold harmless Landlord, its members, principals, affiliates, beneficiaries, partners, officers, directors, employees and agents (collectively, “Landlord Parties”) from and against from and against any and all third party claims or liability for bodily injury to or death of any person or damage to any property arising before or after the Commencement Date from Tenant’s use or occupancy of the Premises or the Project, or from the conduct of its business, or from any activity, work, or thing done, permitted or suffered by Tenant or its members, principals, beneficiaries, partners, officers, directors, employees and agents (collectively, “Tenant Parties”) or any of Tenant’s contractors, visitors, patrons, guests, invitees, licensees or subtenants in or about the Premises or the Project. Tenant’s obligations under this Section 14.1 shall not apply to the extent that (i) the claim or liability is caused by the negligence or willful misconduct of Landlord or its agents or employees, or (ii) the claim or liability is for property damage addressed in Section 13.5. Such indemnity shall include all reasonable costs, attorneys’ fees and expenses incurred in the defense of any such claim or any action or proceeding brought thereon, and will be applicable to a claim only if the Landlord: (i) notifies Tenant of the claim or liability in writing within one hundred one hundred eighty (180) days after Landlord receives notice of the claim or liability; (ii) permits Tenant to defend or settle against the claim or liability (so long as such settlement provides for no cost or liability to Landlord); and (iii) reasonably cooperates with Tenant in any defense or settlement against the claim or liability.

14.2 Indemnification of Tenant. To the fullest extent permitted by Law (but subject to the express limitations on liability contained in this Lease, including, without limitation, the provisions of Section 14.3), Landlord shall indemnify, defend (with attorneys reasonably acceptable to Tenant), protect, save and hold harmless Tenant and the Tenant Parties from and against any and all third party claims or liability arising before or after the Commencement Date for bodily injury to or death of any person or damage to any property arising out of Landlord’s conduct, or from any activity, work, or thing done, permitted or suffered by Landlord or its agents or employees in or about the Project Common Areas, except: (i) claims and liabilities to the extent occasioned by the negligent acts or omissions of Tenant or any Tenant Parties or any of Tenant’s Transferees, contractors, visitors, patrons, guests, invitees or licensees, or (ii) claims and liabilities for property damage addressed in Section 13.5. Such indemnity shall include all reasonable costs, attorneys’ fees and expenses incurred in the defense of any such claim or any action or proceeding brought thereon. This indemnity will be applicable to a claim only if the Tenant: (i) notifies Landlord of the claim or liability in writing within one hundred eighty (180) days after the Tenant receives notice of the claim or liability; (ii) permits Landlord to defend or settle against the claim or liability (so long as such settlement provides for no cost or liability to Tenant); and (iii) cooperates with Landlord in any defense or settlement against the claim or liability.

14.3 Landlord Not Liable. Landlord and the Landlord Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) rain, water or other elements upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building; and (6) any causes not reasonably within the control of Landlord. Tenant shall insure itself against such losses under Section 13 above. Should Landlord provide or Tenant elect to receive any service or products from a concessionaire, licensee or third party tenant of Landlord, Landlord shall have no liability for any services or products so provided or for any breach of contract by such third party provider. This Section 14.3 shall not limit any of Landlord’s maintenance or repair obligations pursuant to this Lease or the provisions of Section 13.5 or Section 18.

14.4 Survival. The indemnification obligations set forth in this Section 14 shall survive the expiration or earlier termination of this Lease.

15. Casualty Damage.

15.1 Repair of Damage to Premises by Landlord. To the extent Landlord does not have actual knowledge of same, Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises, the Building Structure, the Building Systems, or any Common Areas (including the Parking Facilities) serving or providing ingress/egress to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Section 15, restore the Base Building (inclusive of the Building Structure and Building Systems) and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other Laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that ingress/egress to the Premises and the Parking Facilities shall not be materially impaired. Upon the occurrence of any damage to the Premises, if this Lease is not terminated, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and subsequent Alterations installed in the Premises and shall return such Tenant Improvements and subsequent Alterations to substantially the same condition as existed immediately prior to the casualty; provided that if the cost of such repair by Tenant exceeds the amount of insurance proceeds received by Tenant from Tenant’s insurance carrier, the incremental cost differential of such repairs shall be paid by Tenant. As long as the Tenant Improvements in the Premises are rebuilt, Tenant shall be entitled to retain any portion of the proceeds of the insurance described in Section 13.2.2 (ii) and (iii) in excess of the cost of such restoration, or, if this Lease terminates, Tenant will receive all of such insurance proceeds to the extent such proceeds exceed Landlord’s TI Proceeds. Prior to the commencement of reconstruction, if this Lease does not terminate pursuant to Section 15.2, or for any other reason, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and the provisions of Section 9.4 shall apply to all such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant Parties or any of Tenant’s contractors, visitors, patrons, guests, invitees, licensees or subtenants, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary for Tenant to reasonably conduct Tenant’s Permitted Use, or if the repair of the Premises or Common Areas prevents Tenant from reasonably conducting Tenant’s Permitted Use in the Premises, and the Premises are not occupied by Tenant as a result thereof, Landlord shall allow Tenant a proportionate abatement of Rent, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and are not occupied by Tenant as a result thereof. Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith (which date shall be subject to extension for delays attributable to Force Majeure Events).

15.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 15.1, Landlord may elect not to rebuild and/or restore the Premises or the Building, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, which ninety (90) day period is subject to extension due to Force Majeure Events, but Landlord may so elect only if the Building or the Project facilities serving the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one (1) year after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof in excess of Landlord’s Contribution (hereinafter defined) be used to retire the mortgage debt; (iii) the costs of repair of the damage is not covered by Landlord’s insurance (or by the insurance Landlord is required to carry under this Lease) in excess of the sum of the deductible plus Landlord’s Contribution, and (a) Tenant does not agree to fund the amount in excess of Landlord’s Contribution plus the deductible required to complete the appropriate repairs, (b) Landlord elects not to commence rebuilding or reconstructing within one (1) year from the date of such damage and destruction and (c) Landlord elects to terminate the leases of all other tenants of the Project similarly affected by the damage and destruction; or (iv) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and either (1) the repairs cannot, in the reasonable opinion of an architect or contractor mutually and reasonably agreed upon by Landlord and Tenant, be completed within one (1) year after the damage or destruction is discovered (which period shall not be subject to extension as a result of any Force Majeure Event), or (2) the damage occurs during the last twelve (12) months of the Lease Term, Tenant may elect, no earlier than forty-five (45) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to

Landlord effective as of the date specified in such notice (Tenant, however, shall not have the right to terminate this Lease if the damage was caused by the negligence or intentional misconduct of Tenant, Tenant Parties or any of Tenant’s transferees, contractors or licensees). At any time, from time to time, after the date occurring forty-five (45) days after the date of the damage, Tenant may request that Landlord provide Tenant with a certificate from the architect or contractor described above setting forth such architect’s or contractor’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within fifteen (15) Business Days. For purposes of this Section 15.2, “Landlord’s Contribution” shall mean Five Hundred Thousand and No/100 Dollars ($500,000.00); provided, however, that such amount shall be reduced by an amount equal to $8,333.33 on the first day of each month following the last day of the fifth (5th) year of the initial Term.

15.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Section 15, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

16. Condemnation. If the whole or any part of the Premises, the Building, the Parking Facilities or the Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, the Building or Project and if as a result thereof Tenant cannot conduct its business operations in substantially the same manner such business operations were conducted prior to such taking while still retaining substantially the same material rights and benefits it bargained to receive under this Lease, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation as a result thereof, Landlord and Tenant shall each have the option to terminate this Lease on ninety (90) days written notice to the other party effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, for moving expenses, and for any other amount to which Tenant may be entitled pursuant to applicable Law that does not reduce Landlord’s award, and provided such claim is payable separately to Tenant or is otherwise separately identifiable. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

17. Events of Default.

17.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant (a “Default”):

17.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, or to provide any portion of the Security Deposit when required pursuant to the terms of this Lease, unless such failure is cured within five (5) Business Days after Tenant’s receipt of written notice thereof; or

17.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after Tenant’s receipt of written notice thereof; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

17.1.3 The failure by Tenant to observe or perform according to any of the material provisions of Sections 8, 10, 12, 13 or 21 of this Lease, where such failure continues for more than ten (10) Business Days after Tenant’s receipt of written notice thereof; or

17.1.4 Tenant defaults beyond any notice and cure period under any Other Lease covering space in excess of 5,000 rentable square feet; or

17.1.5 (i) Tenant or Guarantor makes a general assignment or general arrangement for the benefit of creditors; (ii) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant or Guarantor and is not dismissed within ninety (90) days; (iii) a trustee or receiver is appointed to take possession of substantially all of Tenant’s or Guarantor’s assets or of Tenant’s interest in this Lease and possession is not restored within ninety (90) days; or (iv) substantially all of Tenant’s or Guarantor’s assets or Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within ninety (90) days.

17.1.6 Guarantor or any other guarantor of this Lease revokes, rescinds, denies or otherwise terminates or purports to revoke, rescind, deny or otherwise terminate, any guaranty of all or any portion of Tenant’s obligations under this Lease.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Law.

17.2 Remedies Upon Default. Upon the occurrence of a Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

17.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, and after due process of law, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, but subject to the provisions of this Lease, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 17.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant to Landlord pursuant to the terms of this Lease. As used in Paragraphs 17.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 17.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

17.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

17.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 17.2.1 and 17.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

17.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Section 17, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

17.4 Waiver of Jury Trial. TENANT AND LANDLORD HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

17.5 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 17.1, above, then upon three (3) additional days notice from Landlord, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any Default of Tenant and without releasing Tenant from any obligations hereunder. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefore, sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s Defaults pursuant to the provisions of this Lease. Tenant’s obligations under this Section 17.5 shall survive the expiration or sooner termination of the Term.

17.6 Landlord Default.

17.6.1. General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if (i) in the event a failure by Landlord is with respect to the payment of money, Landlord fails to pay such unpaid amounts within five (5) Business Days of written notice from Tenant that the same was not paid when due; (ii) if the failure by Landlord is other than (i) above, Landlord fails to perform such obligation within a reasonable time period with the expenditure of diligent efforts, but in no event more than thirty (30) days after the receipt of written notice from Tenant to Landlord (and to any Lenders whose address Landlord has supplied to Tenant) specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for its performance, then Landlord shall not be in default under this Lease if Landlord commences such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity; provided, however, that in no event may Tenant terminate this Lease or abate rent except as specifically set forth in this Lease, and provided, further, that notwithstanding any contrary provision in this Lease, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, except to the extent a court of competent jurisdiction (or an arbitrator pursuant to Section 27.28) ultimately determines the same to be attributable to the gross negligence or willful misconduct of Landlord.

17.6.2. Abatement of Rent. If Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration which Landlord failed to perform after the Lease Commencement Date and required by Landlord to perform pursuant to this Lease, which substantially interferes with Tenant’s use of or ingress to or egress from the Premises or Parking Facilities; (ii) any failure to provide services, utilities or ingress to and egress from the Premises or Parking Facilities as required by this Lease; or (iii) the cleanup or remediation activities in connection with Hazardous Materials not brought on the Premises by Tenant Parties, (iv) any closure of the Building pursuant to Section 22.1 below, or (v) any default by Landlord under Sections 22.2 or 27.20 (any such set of circumstances as set forth in items (i) through (v), above, to be known as an “Abatement Event”), then Tenant shall give Landlord written notice of such Abatement Event, and if such Abatement Event continues for three (3) consecutive Business Days after Landlord’s receipt of any such notice (the “Eligibility Period”), then the Base Rent and Tenant’s Share of Direct Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use bears to the total rentable area of the Premises. Notwithstanding the foregoing, if Tenant is prevented from using the Premises due to an Abatement Event resulting from interference with Tenant’s use of or ingress to or egress from the Parking Facilities as described above (a “Parking Abatement Event”), Landlord shall use commercially reasonable efforts to provide to Tenant, at Landlord’s sole cost and expense, to the extent reasonably available, substitute parking spaces reasonably acceptable to Tenant (including, if such substitute parking is offsite, reasonably acceptable shuttle services between such offsite substitute parking and the Building for Tenant and Tenant’s business invitees), and no Parking Abatement Event shall be deemed to exist during such times as Landlord provides such substitute parking. Such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event; provided, however, that nothing in this Section 17.6.2 shall impair Tenant’s rights under Section 17.6.1.

17.7 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.

18. Limitation of Liability. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project (including any sales, financing, condemnation, or insurance proceeds which Landlord receives). Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 18 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.

19. Holding Over. If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to (i) the Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) during the first thirty (30) days of such holdover, one hundred ten percent (110%), and thereafter, one hundred fifty percent (150%) (the “Rent Premium”). Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Section 19 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Section 19 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom; provided that the foregoing shall not apply during or with respect to any period for which Landlord has accepted a Rent Premium. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within fifteen (15) days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.

20. Surrender of Premises.

20.1 Surrender; Removal of Tenant’s Property and Required Removables. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. Tenant shall also be required to remove the “Required Removables” (as defined and in accordance with the Work Letter) and the Alterations that Landlord has notified Tenant will be required to be removed pursuant to Section 9.5. If Tenant fails to remove any of Tenant’s Property within five (5) Business Days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the actual expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed immediately vested in Landlord.

20.2 Removal of Lines…Unless Landlord requires the Lines (as defined in Section 27.9) to remain, Tenant shall have the right, but not the obligation, to remove such Lines prior to the expiration or earlier termination of this Lease. At least 60 days prior to the expiration of the end of the Term, Tenant shall advise Landlord if it desires to remove the Lines. If Tenant provides such notice, then upon receipt of 24-hour advance notice from Landlord to Tenant at least 14 days prior to the end of the Term, the Lines will be made available for inspection by Landlord to determine if Landlord will require Tenant to leave the Lines at the Premises upon the end of the Term. If Landlord elects not to require the Lines to remain, Tenant may (but shall not be obligated) to remove, at Tenant’s expense, all of the Lines. Such Lines shall be removed by Tenant before the Termination Date, provided that upon prior written notice to Landlord, Tenant may remain in the Premises for up to five (5) days after the Termination Date for the sole purpose of removing the Lines. Tenant’s possession of the Premises shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent on a per diem basis at the rate in effect for the last month of the Term. Tenant shall repair damage caused by Tenant’s installation or removal of Lines and, if Tenant elects to remove Lines as provided herein, Tenant shall cause the Lines to be removed and disposed of in accordance with all applicable Laws. If Tenant fails to make such repairs in a timely manner, Landlord, at Tenant’s expense, may perform the required repairs and Tenant, within thirty (30) days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord.

21. Subordination; Estoppel Certificate.

21.1 Subordination. Landlord shall deliver to Tenant a commercially reasonable subordination and non-disturbance agreement (“SNDA”, whether one or more) in favor of Tenant from all ground lessors, mortgage holders or lien holders of Landlord encumbering the Building (“Lender”, whether one or more), or who later come into existence with respect to the Building at any time prior to the expiration of the Term, and such delivery shall be in consideration of, and a condition precedent to Tenant’s agreement to be bound by the terms of this Section 2.1. Tenant shall, within ten (10) days of request by Landlord from time to time, execute and deliver to Landlord any such commercially reasonable SNDA delivered by Landlord. Tenant acknowledges and agrees that any such SNDA shall, among other things, recognize that: (i) Lender (which term shall include any purchaser at a foreclosure sale) shall not be liable for, nor subject to, any offsets or defenses which Tenant may have by reason of any act or omission of Landlord under this Lease; (ii) Lender shall not be liable for the return of any sums which Tenant may have paid to Landlord under this Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Landlord to Lender; and (iii) Lender shall not be bound by any amendment to this Lease made without Lender’s consent. Tenant and Landlord acknowledge that the form of SNDA attached hereto as Exhibit H is a commercially reasonable SNDA. Subject to Tenant’s receipt of an SNDA from the applicable Lender as described above, (i) this Lease shall be subject and subordinate to the ground lease, mortgage, trust deed or other encumbrances and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made upon the security thereof, described in the applicable SNDA, unless the applicable Lender requires in writing that this Lease be superior thereto, (ii) Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn to the Lender or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof, if so requested to do so by such purchaser or Lender, and to recognize such purchaser or Lender as the lessor under this Lease, provided such Lender, purchaser or successor shall agree to accept this Lease and not disturb Tenant’s occupancy so long as Tenant timely pays the Rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant, and (iii) Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Landlord’s interest herein may be assigned as security at any time to any Lender. Tenant shall, within ten (10) Business Days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases in accordance with the provisions of this Section 21.1. If Tenant fails to return to Landlord the executed SNDA (or other commercially reasonable instrument/assurances described in the preceding sentence) within the required ten (10) day period, Landlord shall make a second request to Tenant, and if Tenant fails to deliver the executed SNDA (or other commercially reasonable instrument/assurances described in the preceding sentence) within five (5) Business Days thereafter, in addition to Landlord’s other rights and remedies provided in this Lease, Tenant shall pay to Landlord a late fee of $500.00 for each day beyond such five (5) Business Day period that Tenant fails to deliver the executed SNDA (or other commercially reasonable instrument/assurances described in the preceding sentence) to Landlord.

21.2 Estoppels. Landlord and Tenant shall each, within ten (10) days after receipt of a written request from the other, execute and deliver an estoppel certificate to those parties as are reasonably requested by the other (including a Lender or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to such party’s actual knowledge, there is no default (or stating the nature of the alleged default) and indicating other matters with respect to the Lease that may reasonably be requested. If Tenant fails to return to Landlord an executed estoppel certificate within the foregoing ten (10) day period, Landlord shall make a second request to Tenant, and if Tenant fails to deliver an executed estoppel certificate within five (5) days thereafter, in addition to Landlord’s other rights and remedies provided in this Lease, Tenant shall pay to Landlord a late fee of $500.00 for each day beyond such 5 day period, that Tenant fails to deliver an executed estoppel certificate to Landlord. If Landlord fails to return to Tenant an executed estoppel certificate within the foregoing ten (10) day period, Tenant shall make a second request to Landlord, and if Landlord fails to deliver an executed estoppel certificate within five (5) days thereafter, in addition to Tenant’s other rights and remedies provided in this Lease, Landlord shall pay to Tenant a late fee of $500.00 for each day beyond such 5 day period, that Landlord fails to deliver an executed estoppel certificate to Tenant.

22. Landlord’s Development Rights.

22.1 Development of Project. Except as otherwise expressly set forth in this Lease, Landlord excepts and reserves exclusively to itself the use of: (1) roofs (subject to Section 22.3), (2) telephone, electrical and janitorial closets, (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building. Notwithstanding the foregoing, at Tenant’s request, and subject to the other terms and conditions of this Lease and such reasonable conditions as Landlord may impose, Landlord shall permit Tenant the non-exclusive use of the telephone, electrical and janitorial closets and the equipment rooms, Building risers or similar areas as reasonably required for Tenant’s business operations. Any such use, and any additional installation, maintenance, insurance or repair costs resulting from such use, shall be at Tenant’s sole cost and expense. Landlord also has the right to make such other changes to the Project and the Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent (except as specifically set forth in Section 17.6.2).

22.2 Subdivision of Project. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Operating Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project; provided, however, that the foregoing shall not (A) materially adversely increase or affect Tenant’s monetary or non-monetary obligations with respect to the Premises or the Project, or (B) materially adversely interfere with Tenant’s use of, or ingress to or egress from the Premises or the Parking Facilities. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease. Tenant acknowledges that portions of the Project and/or the Other Improvements will be under construction following Tenant’s occupancy of the Premises, and that such construction will result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or abatement (except as specifically set forth in Section 17.6.2) or claims of constructive eviction that may arise in connection with such construction.

22.3 Telecommunications Equipment. At any time during the Lease Term, Tenant may install, at Tenant’s sole cost and expense, telecommunication equipment upon the roof of the Building in up to two thousand (2,000) square feet of space on the roof of the Building, without the payment of Base Rent or Operating Expenses or any charge by Landlord therefor, except utilities necessary to Tenant’s operation of the telecommunication equipment. The physical appearance and location of any such installation and the size of the equipment shall be subject to Landlord’s reasonable approval, and Landlord may require Tenant to install screening around such equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Tenant shall maintain such equipment, at Tenant’s sole cost and expense. If Tenant elects to exercise its right to install telecommunication equipment as set forth in this Section 22.3, then Tenant shall give Landlord prior written notice thereof and Landlord and Tenant shall execute a Telecommunication Agreement in substantially the form as Exhibit K, covering the installation and maintenance of such equipment, Tenant’s indemnification of Landlord with respect thereto, Tenant’s obligation to remove such equipment upon the expiration or earlier termination of this Lease, and other related matters.

23. Signage.

23.1 Project Name and Project Signage. Subject to the later provisions hereof, from and after the Commencement Date, the name of the Project (the “Project Name”) shall be “Impac Center,” or such other name as Tenant may reasonably request in writing that is not an Objectionable Name (hereinafter defined), and if during such time Landlord refers to the Project by name in its marketing materials, Landlord shall use the Project Name. Tenant shall be entitled to modify, at Tenant’s sole cost and expense, but not more than two (2) times during the Term, the Project name so long as Tenant’s New Name is not an Objectionable Name (hereinafter defined). Notwithstanding the foregoing, if at any time during the Term (as the same may be extended), Tenant ceases to lease either (i) all of the rentable space in the Building, or (ii) an aggregate of at least 200,000 rentable square feet in the Project, Landlord shall have the right to change the name of the Project from time to time to such name as Landlord may elect in its sole discretion, and Tenant’s rights under this Section 23.1 shall expire and Tenant shall have no further Project naming rights under this Lease. Except as otherwise set forth in this Section 23, Landlord shall have the right to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Project Buildings as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use pictures or illustrations of the Project or the Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right to change the address of the Project and/or the Project Buildings from time to time upon prior written notice to Tenant; provided, however, that Landlord shall reimburse Tenant for all out-of-pocket costs reasonably incurred by Tenant in connection with such change (including, without limitation, reprinting business cards and letterhead).

23.2 Full Floors. Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and the Project and applicable Law, Tenant, if the Premises comprise one or more entire floors, at its sole cost and expense, may install identification signage anywhere in the Premises, including in the elevator lobby of such floor(s), provided that such signs must not be visible from the exterior of the Building.

23.3 Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord, at Tenant’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program.

23.4 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed upon ten (10) Business Days notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas, except as provided in this Section 23. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its reasonable discretion.

23.5 Building Directory...If Landlord elects to construct a lobby directory board for the Building, Tenant shall be entitled to display on the Building’s lobby directory board, at no additional cost to Tenant, its name and location in the Building.

23.6 Monument Signage. Tenant shall be entitled, at its sole cost and expense, to non-exclusive identification signage on the monument sign that Landlord may construct for the Project (the “Project Monument”), as well as non-exclusive identification signage on the monument sign that Landlord may construct for the Building (the “Building Monument”), and which shall be located in the Common Area as selected by Landlord (individually and collectively, the “Monument”). The space offered to Tenant for Tenant’s signage on each Monument shall not be smaller than the space offered on such Monument to any other tenant at the Project. Landlord shall have the right, at Landlord’s sole cost and expense, at any time to replace, refurbish, redesign, or relocate (collectively, “Change”) the Monument, subject to the prior approval of Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. All aspects of Tenant’s signage for the Monument or Change monument, including, but not limited to, quality, design, style, lighting and size, as applicable, shall be (a) subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (b) in compliance with all applicable Laws. Tenant shall be responsible, at its sole cost and expense, for the maintenance, repair, and replacement of Tenant’s signage on the Monument or Change monument. Landlord shall be responsible, at its sole cost and expense, for the maintenance and repair of the Monument or Change monument. Should the name of Tenant be legally changed to another name (the “New Name”), Tenant shall be entitled to modify, at Tenant’s sole cost and expense, Tenant’s name on the Monument to reflect Tenant’s New Name, so long as Tenant’s New Name is not an Objectionable Name. The term “Objectionable Name” shall mean any name that relates to an entity that is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of Comparable Buildings. Landlord agrees that the area granted to Tenant upon the Monument or Change monument shall be greater than or equal to the area granted to any other tenant upon the applicable Monument or Change monument. Upon the expiration or earlier termination of this Lease, or upon Tenant’s loss of its Project Monument rights or Building Monument Rights as hereinafter provided, Tenant shall promptly, at Tenant’s sole cost and expense, remove Tenant’s signage from the applicable Monument or Change monument and repair any damage resulting therefrom. Notwithstanding the foregoing, (A) if at any time during the Term (as the same may be extended), Tenant ceases to lease either (i) all of the rentable space in the Building, or (ii) an aggregate of at least 200,000 rentable square feet in the Project, Tenant’s rights under this Section 23.1 with respect to the Project Monument shall expire and Tenant shall have no further Project Monument rights under this Lease; and (B) if at any time during the Term (as the same may be extended), Tenant ceases to lease at least 25% of all of the rentable space in the Building, Tenant’s rights under this Section 23.1 with respect to the Building Monument shall expire and Tenant shall have no further Building Monument rights under this Lease.

23.7 Building Top Signage. Tenant shall be entitled, at its sole cost and expense, to exclusive identification signage on the top of the Building (the “Building Top Signage”). All aspects of Tenant’s Building Top Signage, including, but not limited to, quality, design, style, lighting and size, as applicable, shall be (a) subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and (b) in compliance with all applicable Laws. The Building Top Signage may be lighted and include other features as provided in Exhibit I. Tenant shall be responsible, at its sole cost and expense, for the construction, installation, maintenance, repair and replacement of Tenant’s Building Top Signage (which shall be installed in accordance with Section 9.4). Should the name of Tenant be legally changed to a New Name, Tenant shall be entitled to modify, at Tenant’s sole cost and expense, Tenant’s name on the Building Top Signage to reflect Tenant’s New Name, so long as Tenant’s New Name is not an Objectionable Name. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove Tenant’s Building Top Signage from the Building and repair any resulting damage. Tenant’s signage rights contained in this Section 23.7 may only be exercised by Original Tenant (and any approved Transferee) and only if Original Tenant or such Transferee occupies at least fifty percent (50%) of the rentable square feet of the Building.

23.8 Transferability. Tenant’s signage rights contained in this Section 23 may only be exercised by Original Tenant (and any approved Transferee) if Original Tenant or such Transferee occupies at least fifty percent (50%) of the Building, provided that any such transfer of Tenant’s signage rights must be a transfer of all of the rights contained in Sections 23.6 and 23.7, together, and such rights may not be divided among entities; provided further, that such Transferee’s signage may not contain any Objectionable Name; and provided further that the rights under Section 23.1 shall be restricted solely to Original Tenant and shall be subject to the additional restrictions of Section 23.1.

23.9 Signage Maintenance. Tenant’s maintenance and use of the Building Top and Monument Signage as set forth in this Section 23 shall be subject to the terms of Exhibit I.

24. Parking. Tenant shall have the right to rent from Landlord, from time to time during the Term, commencing on the Commencement Date, the amount of parking passes (the “Parking Passes”) determined as set forth in Section 1.20, on a monthly basis throughout the Term, which Parking Passes shall pertain to the parking facility located in the Building (the “Building Parking Facility”) and the parking facility to be constructed at the Project as generally shown on the Site Plan (the “Project Parking Facility”) in the following manner: Tenant shall be entitled to rent five (5) parking passes for every one thousand (1,000) rentable square feet of the Premises, a portion of which shall be allocated to all of the parking spaces available in the Building Parking Facility (not including the handicapped spaces or any spaces retained by Landlord for service vehicles), which parking spaces shall be reserved to Tenant (the “Reserved Parking Passes”) and the remainder of which shall be allocated to the unreserved parking in the Project Parking Facility (the “Unreserved Parking Passes”). For purposes of this Lease, the Building Parking Facility, the Project Parking Facility and any other parking structures or areas servicing the Premises shall be referred to herein collectively, as the “Parking Facilities”. As of the Commencement Date, Tenant has elected to rent all of the Unreserved Parking Passes and all of the Reserved Parking Passes. Tenant may change the number of parking passes rented pursuant to this Section 24 upon at least thirty (30) days prior written notice to Landlord, provided that in no event shall Tenant be entitled to rent more than the amount of parking passes determined pursuant to this Section 24 in the Building Parking Facility or Project Parking Facility. Tenant shall pay to Landlord for the Parking Passes at the following rates:

Unreserved Parking Passes:	Months 1-48	$0
	Months 49-60	$50 per Parking Pass per month
	Months 61-120	$65 per Parking Pass per month

Reserved Parking Passes:	Months 1-48	$0
	Months 49-60	$120 per Parking Pass per month
	Months 61-120	$140 per Parking Pass per month

The rates for Parking Passes during any renewal Term shall be on a monthly basis at the prevailing rate charged by Landlord or the parking operator from time to time at the Project, except that such rates shall be not less than the rate charged in the last month of the initial Term (provided, however, that such parking charges shall be considered in determining the Fair Market Rental Rate for the extended Term(s)). Notwithstanding anything in this Lease to the contrary, if Tenant leases any additional space pursuant to any of the provisions of Section 3, then (i) if Rent for the additional space is determined at the Fair Market Rental Rate, then the parking ratios and parking rates for such space shall be determined as part of the fair market rate process, (ii) if Rent for the additional space is to be on the same terms as this Lease, then Tenant shall be entitled to the same parking pass ratio and parking rates as specified above. During the Term and any Option Term, Tenant shall have the right to purchase parking validation stickers (or Tenant may validate visitor parking by such other method or methods as Landlord may establish from time to time) at the prevailing validation rate charged by Landlord or the parking operator from time to time at the Project generally applicable to visitor parking.

In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such Parking Passes by Tenant or the use of the Parking Facilities by Tenant. Tenant shall comply, and shall cooperate with Landlord to attempt to require that Tenant Parties and any of Tenant’s visitors, patrons, guests, invitees, licensees or subtenants comply, with the Parking Rules and Regulations set forth in Exhibit B and any reasonable modifications thereto which are prescribed by Landlord from time to time for the orderly operation and use of the parking facility. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Parking Facilities and any other parking areas at the Project and improvements (provided that Tenant’s parking rights are not reduced as a result thereof and as long as Tenant’s obligations are not materially or unreasonably increased as a result thereof and such change(s) do not create a material security risk for Tenant) at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease (except as specifically set forth in Section 17.6.2), from time to time, close-off or restrict access to the Parking Facilities and any other parking areas at the Project for purposes of permitting or facilitating any such construction, alteration or improvements, provided that such modifications may only be made by Landlord to the extent required by applicable Law, or as reasonably necessary on a temporary basis in the event of damage, destruction or new construction. Landlord shall use commercially reasonable efforts to cause any such work to be conducted in a manner that will minimize any inconvenience to Tenant and to provide alternative parking during such periods. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control and obligations attributed hereby to the Landlord but such delegation shall not relieve Landlord of its liabilities hereunder. The Parking Passes rented by Tenant pursuant to this Section 24 are provided to Tenant solely for use by Tenant’s own personnel and such Parking Passes may not be transferred, assigned, subleased or otherwise alienated by Tenant, except to any Transferee permitted by Section 12 of this Lease. Landlord shall provide handicapped parking in the Parking Facilities and any other parking areas at the Project separate and apart from the Parking Passes rented by Tenant pursuant to this Section 24.

25. Compliance With Laws. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project that will in any way conflict with any Laws, provided that no violation of Law regarding Tenant’s employment practices shall be a Default under this Lease. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures to the extent that such governmental measures relate to Tenant’s use of the Premises, the Tenant Improvements located in the Premises, or any Alterations thereof, provided that Tenant shall have the right, to the extent allowed at law, to postpone such compliance during any period in which Tenant is contesting the validity or applicability of such Law, subject to reasonable bonding or other requirements or Landlord. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations to the extent such standards or regulations relate to Tenant’s use of the Premises, the Tenant Improvements located in the Premises, or any Alterations thereof; provided that Landlord shall comply with any standards or regulations which relate to the Base Building or the Building Systems, unless such compliance obligations are triggered by the Tenant Improvements or Alterations in the Premises or required because of Tenant’s use of the Premises for other than normal and customary business office operations, in which event such compliance obligations shall be at Tenant’s sole cost and expense The judgment of any court of competent jurisdiction or the admission by either party hereto in any judicial action, regardless of whether this other party is a party thereto, that such party has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Laws relating to the Project, Base Building and Building Systems, provided that compliance with such Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s Parties or create a significant health hazard for Tenant’s Parties or otherwise materially interfere with or materially affect Tenant’s Permitted Use and enjoyment of the Premises. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Section 25 to the extent consistent with, and amortized to the extent required by, the provisions of Section 5.2.

26. Notices. If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telefacsimile, if such telefacsimile is promptly followed by a notice sent by Mail, (C) delivered by an overnight or same day courier, or (D) delivered by hand. Any Notice shall be sent, transmitted, or delivered, as the case may be, to the party’s respective Notice Address(es) set forth in Section 1.1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Section or in any other manner permitted by Law. Any notice will be deemed to have been received or given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date of transmission of the telex or fax transmission or other form of electronic transmission, if such transmission is prior to 3:00 p.m. in the recipient’s time zone (if after 3:00 p.m., the notice shall be effective at 9:00 a.m. on the next business day after such transmission), or (iii) on the earlier to occur of actual delivery or the date on which delivery is refused, if sent by courier or by hand. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Section. If Tenant is notified of the identity and address of Landlord’s Lender, Tenant shall give to such Lender written notice of any default by Landlord under the terms of this Lease by registered or certified mail.

27. Miscellaneous.

27.1 Governing Law. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the State of California and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

27.2 Recordation. Upon Tenant’s delivery of the first month’s Base Rent and Security Deposit pursuant to this Lease, Landlord shall execute, in recordable form, and deliver to Tenant a Memorandum of Lease in the form of Exhibit L, and Tenant shall have the right to record such Memorandum at Tenant’s expense in the Official Records of Orange County, California. Tenant shall, from time to time, execute and deliver to Landlord, within ten (10) days after Landlord’s request therefor, such documents and instruments as Landlord may reasonably require to reflect changes in circumstances that may have occurred regarding the Lease (including, upon termination of this Lease, a quitclaim from Tenant releasing the Memorandum of Lease and quitclaiming all right, title and interest in and to the Premises and Building)

27.3 Attorneys’ Fees. In the event of any arbitration or suit under this Lease, reasonable attorneys’ fees and costs shall be awarded by a court or arbitrator to the prevailing party (as determined by the trier of fact) and are to be included in any judgment or award. In addition, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in enforcing any judgment arising from a suit or arbitration under this Lease including but not limited to post judgment motions, contempt proceedings, garnishment, levy and debtor and third party examinations, discovery and bankruptcy litigation, without regard to schedule or rule of court purporting to restrict such award. This post judgment or award of attorneys’ fees and costs provision shall be severable from any other provisions of this Lease and shall survive any judgment/award on such suit or arbitration and is not to be deemed merged into the judgment/award or terminated with the Lease. For the purpose of this provision, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of legal counsel (including external counsel and, to the extent fulfilling functions of an attorney at law, excluding de minimis administrative activities of, in-house counsel) to the parties hereto, which include printing, photocopying, duplicating, mail, overnight mail, messenger, court filing fees, cost of discovery, fees billed for law clerks, paralegals, investigators and other persons not admitted to the bar but performing services under the supervision or direction of an attorney. For the purpose of determining in-house counsel fees, the same shall be considered as those fees normally applicable to a partner in a law firm with like experience in such field.

27.4 Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure Events”). However, Force Majeure Events shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

27.5 Landlord Transfer. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and/or in the Building and/or Project referred to herein, and upon such transfer and if the transferee assumes the applicable obligations, Landlord shall automatically be released from all liability (to the extent such obligations are assumed by the transferee ) under this Lease not accrued as of the date of the transfer, and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer, and Tenant shall attorn to such transferee.

27.6 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 1.16 (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay all fees due the Brokers pursuant to a separate written agreements between Landlord and the Brokers (each, a “Written Agreement”). Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The provisions of this Section 27.6 shall survive the expiration or earlier termination of the Term.

27.7 Confidentiality. Landlord and Tenant each hereby acknowledge that the contents of this Lease and any related documents are confidential information. Each of the parties shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Landlord’s or Tenant members, officers, directors, administrators, consultants, financial, legal, and space planning consultants a prospective or current purchaser, mortgagee, or ground or underlying lessor of the Building or the Project, a prospective Transferee, and except as required by Law or in connection with a dispute or litigation hereunder or as required by a subpoena. Any press releases or announcements made in connection with the contents of this Lease and/or any related documents shall be subject to the mutual approval of Landlord and Tenant.

27.8 Hazardous Materials. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any substance or material that is described as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the Environmental Laws (hereinafter defined), or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity. “Environmental Laws” shall mean all federal, state, local and quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations and guidance documents now or hereafter be enacted or promulgated as amended from time to time, in any way relating to or regulating Hazardous Materials. Landlord covenants that during the Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the terms of this Lease. Landlord shall indemnify, defend, protect and hold harmless the Tenant Parties from any and all claims of liability asserted against Tenant by a third party, including without limitation any agency or instrumentality of the federal, state or local government, for bodily injury, including death, physical damage to or loss of use of property or cleanup activities to the extent required by applicable law (remedial or removal), arising from any Hazardous Materials (collectively, “Hazardous Materials Claims”) to the extent placed in, on, under or about the Project by Landlord or Landlord Parties or Landlord’s contractors or consultants, or to the extent such materials existed in the Premises prior to the Commencement Date, which an applicable governmental authority, if it had knowledge of such materials prior to the Commencement Date and if such materials were not subject to a variance or a grandfathered/grandmothered code waiver exception, would have then deemed such materials to be Hazardous Materials pursuant to then-current applicable Law, including, but not limited to then-current Environmental Laws, in their form existing as of the Commencement Date. Tenant agrees to indemnify, defend, protect and hold harmless Landlord and the Landlord Parties from any and all Hazardous Materials Claims arising from any Hazardous Materials to the extent placed in, on, under or about the Premises or the Project by Tenant or Tenant Parties and any of Tenant’s visitors, patrons, guests, invitees, licensees or subtenants.

27.9 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any electronic, phone, data and communication cabling and lines and related switches and transmission lines (collectively, “Lines”) at the Project in or serving only the Premises or space leased by Tenant pursuant to Other Leases, provided that (i) Tenant shall obtain Landlord’s prior written consent which shall be granted unless a Design Problem arises, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Section 9.4 of this Lease, (ii) an acceptable number of Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable Laws, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition.

27.10 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Section 12 of this Lease.

27.11 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

27.12 Modification of Lease. Should any current or prospective Lender for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights or obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within twenty (20) days following a request therefor. At the request of Landlord or any Lender, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within twenty (20) days following the request therefor.

27.13 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

27.14 Application of Payments. Unless Tenant, upon written notice to Landlord, specifically restricts how such payment is to be applied, Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect. Notwithstanding the foregoing, however, while Landlord must accept payments made under protest, Landlord is not obligated to accept a payment made with other restrictions, and such payment, if not accepted by Landlord, shall be returned to Tenant within five (5) Business Days of demand by Tenant.

27.15 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Whenever in the Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words “immediately,” “promptly,” and/or “on demand,” or their equivalent, are used to specify when such payment is due, then such payment shall be due fifteen (15) days after the date that the party which is entitled to such payment sends written notice to the other party demanding such payment.

27.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project, and Landlord may seek to lease space in the Project to a prospective Transferee of Tenant even if Tenant is then negotiating with such Transferee. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

27.17 Intentionally Omitted.

27.18 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

27.19 Transportation Management. Tenant shall fully comply with all present or future governmentally mandated programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

27.20 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, or any part thereof and that no representations respecting the condition of the Premises, the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the Parking Facilities, Common Areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) modifying the Common Areas and tenant spaces to comply with applicable Laws, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (ii) installing new floor covering, lighting, and wall coverings in any Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent; provided, however, that nothing in this Section 27.20 shall impair Tenant’s rights under Section 17.6.2. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions. Notwithstanding the foregoing, Landlord shall perform all Renovations in a commercially reasonable manner and whenever appropriate, after Building Hours, and in a manner, whenever reasonably possible, to minimize any material, adverse or unreasonable interference with Tenant’s business operations and Permitted Uses and, whenever reasonably possible, Landlord shall provide Tenant with reasonable prior notice of such Renovations. If any Renovations will materially affect Tenant’s use of the Premises, such Renovation shall only be performed in accordance with a schedule mutually agreed upon by Landlord and Tenant.

27.21 No Violation. Tenant and Landlord hereby respectively warrant and represent to the other that neither its execution of nor performance under this Lease shall cause Tenant or Landlord, as appropriate, to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant or Landlord, as appropriate, is bound, and Tenant or Landlord, as appropriate, shall protect, defend, indemnify and hold the other harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s or Landlord’s, as appropriate, breach of this warranty and representation.

27.22 Calendar Days. All references made in this Lease to the word “days,” whether for Notices, schedules or other miscellaneous time limits, shall at all times herein be deemed to mean calendar days, unless specifically references as “Business Days.”

27.23 Assistance in Litigation. Upon written request from the other party, Landlord or Tenant, as the case may be, shall disclose to the requesting party any cause of action arising under this Lease which is likely to have a material affect upon the requesting party. Such disclosure shall contain the name and address of the claimant, place and circumstances of the alleged incident and the addresses and identities of any known witnesses.

27.24 Survival of Provisions Upon Termination of Lease. Any term, covenant or condition of this Lease that requires the performance of obligations or forbearance of an act by either party hereto after the termination of this Lease shall survive such termination of this Lease. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as the same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. Notwithstanding the foregoing in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provision of this Lease.

27.25 Financial Statements. Tenant, within 15 days after request, shall provide Landlord with Tenant’s and Guarantor’s current financial statement (which may be consolidated) and such other information as Landlord may reasonably request. Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Building or unless required by Landlord’s Lender. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant. So long as Guarantor is a publicly traded company, Guarantor’s most recent 10-K and 10-Q reports filed with the Securities and Exchange Commission, consolidated with Tenant, shall serve to satisfy the requirement for a current financial statement from Tenant and Guarantor.

27.26 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord except as specifically set forth in this Lease.

27.27 Quiet Enjoyment. Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements under this Lease. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of Landlord or the Landlord Parties.

27.28 Arbitration.

27.28.1. General Submittals to Arbitration. The submittal of all matters to arbitration in accordance with the provisions of this Section 27.28 is the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under this Lease, including, but not limited to any matter relating to Landlord’s failure to approve a Transfer under Section 12 of this Lease, any other defaults by Landlord, or any Tenant Default, except for (i) all claims by either party which (A) seek anything other than enforcement of rights under this Lease, or (B) are primarily founded upon matters of fraud, willful misconduct, bad faith or any other allegations of tortious action, and seek the award of punitive or exemplary damages, (ii) claims relating to Landlord’s exercise of any unlawful detainer rights pursuant to California law or rights or remedies used by Landlord to gain possession of the Premises or terminate Tenant’s right of possession to the Premises, which disputes shall be resolved by suit filed in the Superior Court of Orange County, California, the decision of which court shall be subject to appeal pursuant to applicable Law, or (iii) claims by either party for injunctive relief. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Section 27.28 and all attempts to circumvent the provisions of this Section 27.28 shall be absolutely null and void and of no force or effect whatsoever. As to any matter submitted to arbitration (except with respect to the payment of money) to determine whether a matter would, with the passage of time, constitute a Default, such passage of time shall not commence to run until any such affirmative arbitrated determination, as long as it is simultaneously determined in such arbitration that the challenge of such matter as a potential Tenant Default or Landlord default was made in good faith. As to any matter submitted to arbitration with respect to the payment of money, to determine whether a matter would, with the passage of time, constitute a Default, such passage of time shall not commence to run in the event that the party that is obligated to make the payment does in fact make the payment to the other party. Such payment can be made “under protest,” which shall occur when such payment is accompanied by a good faith notice stating the reasons that the party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration as set forth in this Section 27.28.

27.28.2. JAMS. Any dispute to be arbitrated pursuant to the provisions of this Section 27.28 shall be determined by binding arbitration before a retired judge of the Superior Court of the State of California (the “Arbitrator”) under the auspices of Judicial Arbitration & Mediation Services, Inc. (“JAMS”). Such arbitration shall be initiated by the parties, or either of them, within ten (10) days after either party sends written notice (the “Arbitration Notice”) of a demand to arbitrate to the other party and to JAMS. The Arbitration Notice shall contain a description of the subject matter of the arbitration, the dispute with respect thereto, the amount involved, if any, and the remedy or determination sought. The parties may agree on a retired judge from the JAMS panel. If they are unable to promptly agree, JAMS will provide a list of three available judges and each party may strike one. The remaining judge (or if there are two, the one selected by JAMS) will serve as the Arbitrator. In the event that JAMS shall no longer exist or if JAMS fails or refuses to accept submission of such dispute, then the dispute shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s commercial arbitration rules then in effect. Each party shall split the costs and expenses of the Arbitration until such time as an Arbitration Award is made, at which time all or any portion of the Arbitrator’s fees and costs shall be paid by the non-prevailing party as determined by the Arbitrator in his discretion, as further provided in Section 27.28.3(b) below.

27.28.3. Arbitration Procedure.

(a) Pre-Decision Actions. The Arbitrator shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The parties will submit proposed discovery schedules to the Arbitrator at the pre-hearing conference. The scope and duration of discovery will be within the sole discretion of the Arbitrator. The Arbitrator shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances.

(b) The Decision. The arbitration shall be conducted in Orange County, California. Any party may be represented by counsel or other authorized representative. In rendering a decision(s), the Arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of California and the provisions of this Lease. The Arbitrator’s decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief (an “Arbitration Award”) that is just and equitable. The decision must be based on, and accompanied by, a written statement of decision explaining the factual and legal basis for the decision as to each of the principal controverted issues. The decision shall be conclusive and binding, and it may thereafter be confirmed as a judgment by the Superior Court of the State of California, subject only to challenge on the grounds set forth in the California Code of Civil Procedure Section 1286.2. The validity and enforceability of the Arbitrator’s decision is to be determined exclusively by the California courts pursuant to the provisions of this Lease. The Arbitrator shall award costs, including without limitation attorneys’ fees, and expert and witness costs, to the prevailing party as defined in California Code of Civil Procedure Section 1032, if any, as determined by the Arbitrator in his discretion. All or any portion of the Arbitrator’s fees and costs shall be paid by the non-prevailing party as determined by the Arbitrator in his discretion. A party shall be determined by the Arbitrator to be the prevailing party if its proposal for the resolution of dispute is the closer to that adopted by the Arbitrator.

27.29 Entire Agreement. This Lease and the following exhibits and attachments constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying on any warranty, statement or representation not contained in this Lease.

27.30 Modification. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

27.31 No Offer to Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed and delivered by such party.

27.32 Anti-Terrorism Representations. Tenant is not, and shall not during the Term of this Lease become, a person or entity with whom Landlord is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively “Prohibited Persons”). Tenant will not during the Term of this Lease knowingly engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises. A breach of these representations by Tenant shall constitute a material breach of this Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.

27.33 Guaranty of Lease. As a material inducement to Landlord to enter into this Lease, Tenant shall cause to be delivered to Landlord (and it shall be a condition precedent to the effectiveness of this Lease, for the benefit of Landlord, that Landlord be delivered) concurrently with the execution and delivery of this Lease, a fully executed Guaranty of Lease from the Guarantor set forth in Section 1.21, which Guaranty of Lease shall be in the form of Exhibit J.

[No Further Text On This Page]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

SCHOLLE JAMBOREE PROPERTY DEVELOPMENT I LLC, a California limited liability company

By:	/s/ Robert W. Scholle
Name:	Robert W. Scholle
Title:	Manager

TENANT:

IMPAC FUNDING CORPORATION, a California corporation

By:	/s/ R. Morrison
Name:	R. Morrison
Title:	Exec. V.P.

*NOTE:

Concurrently with the execution of this Lease, each party shall deliver to the other a certified copy of a corporate resolution in a form reasonably acceptable to the other party authorizing the signatory(ies) to execute this Lease.

EXHIBIT A

SITE PLAN

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EXHIBIT A

EXHIBIT B

RULES AND REGULATIONS

Subject to the terms and conditions of the Lease, Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.

Building Rules and Regulations

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. All re-keying or new locks or bolts must be done by Landlord’s locksmith and must be consistent with the master keying system for the Building. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys or electronic key cards will be furnished by Landlord for the Premises, and any additional keys or electronic key cards required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord; provided, however, that Landlord shall provide Tenant with a $5,000 credit to be used toward the cost of such additional keys or electronic key cards required by Tenant.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for Comparable Buildings. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5. No furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building. If the Building is a multi-tenant building, in no event shall Tenant’s use of the elevators for any such purpose be permitted during the hours of 7:00 a.m. - 9:00 a.m., 11:30 a.m. - 1:30 p.m. and 4:30 p.m. - 6:30 p.m.

6. Landlord shall have the right to control and operate the public portions of the Building, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for Comparable Buildings.

7. The requirements of Tenant will be attended to only upon application at the office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

8. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate with Landlord or Landlord’s agents to prevent same.

9. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

10. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained.

EXHIBIT B

11. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

12. Tenant shall not use or keep in or on the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material.

13. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.

14. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other Tenants or those having business therein.

15. Tenant shall not bring into or keep within the Building or the Premises any animals, birds, bicycles or other vehicles.

16. No cooking shall be done or permitted by any tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other Tenants.

17. Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

18. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

19. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

20. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. This includes the closing of exterior blinds, disallowing the sun rays to shine directly into areas adjacent to exterior windows.

21. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

22. Tenant shall cooperate with Landlord’s trash recycling programs and the orderly sorting of trash materials to facilitate such programs.

23. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

24. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

25. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building.

26. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

27. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other Sections be placed on the windowsills.

EXHIBIT B

28. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Project, except by concessionaires of Landlord.

29. Food vendors appropriately licensed by the appropriate authorities shall be allowed in the Building upon twenty-four (24) hour advance receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the Project management office. Under no circumstance shall the food vendor display their products in a public or common area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.

30. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

31. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority. There is no smoking permitted in any of the buildings comprising the Project. In addition, Landlord reserves the right to designate, in Landlord’s sole discretion, the only outside areas in the Project where smoking shall be permitted.

32. No antenna, aerial, discs, dishes or other such device shall be erected or placed on the roof of the Building or anywhere else outside the Premises, without the written consent of the Landlord in each instance. Any device so installed without such written consent shall be subject to removal without notice at any time.

33. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and Building, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

Parking Rules and Regulations

1.	Tenant shall at all times comply with all applicable Laws respecting the use of the Parking Facilities. Landlord may refuse to permit any person who violates such rules to park in the Parking Facilities, and any violation of the rules shall subject the car to removal from the Parking Facilities.

2.	Unless specified to the contrary in the Lease, the parking spaces hereunder shall be provided on a non-designated “first-come, first-served” basis. Tenant acknowledges that Landlord has no liability for claims arising through acts or omissions of any independent operator of the Parking Facilities. Landlord shall have no liability whatsoever for any damage to items located in the Parking Facilities, nor for any personal injuries or death arising out of any matter relating to the Parking Facilities, and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s employees look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the Parking Facilities. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, which assignment and reservation or spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any location designated for such assigned or reserved parking spaces. Tenant acknowledges that the Parking Facilities may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Parking Facilities, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond the operator’s reasonable control. In such event, Landlord shall refund any prepaid parking rent hereunder, prorated on a per diem basis.

3.	If Tenant shall breach any of the Parking Rules and Regulations, the operator shall have the right to remove from the Parking Facilities any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such default, without liability therefor whatsoever.

4.	Parking Facilities hours shall be 7:00 a.m. to 8:00 p.m. Tenant shall not store or permit its employees to store any automobiles in the Parking Facilities without the prior written consent of the operator. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Facilities, or on the Project. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facilities overnight, Tenant shall provide the operator with prior notice thereof designating the license plate number and model of such automobile.

5.	Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

6.	All directional signs and arrows must be observed.

7.	The speed limit shall be 5 miles per hour.

8.	Parking spaces reserved for spaces for handicapped persons must be used only by vehicles properly designated.

EXHIBIT B

9.	Parking is prohibited in all areas not expressly designated for parking, including without limitation: (a) areas not striped for parking, (b) aisles, (c) where “no parking” signs are posted, (d) ramps, loading zones.

10.	Parking stickers, key cards or any other devices or forms of identification or entry supplied by the operator shall remain the property of the operator. Such device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking spaces and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void.

11.	Monthly fees shall be payable in advance prior to the first day of each month. Failure to do so will automatically cancel parking privileges and a charge at the prevailing daily parking rate will be due. No deductions or allowances from the monthly rate will be made for days on which the Parking Facilities is not used by Tenant or its designees.

12.	Parking Facilities managers or attendants are not authorized to make or allow any exceptions to these Rules.

13.	Every parker is required to park and lock his/her own car.

14.	Loss or theft of parking pass, identification, key cards or other such devices must be reported to Landlord and to the Parking Facilities manager immediately. Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen spaces and devices found by Tenant or its employees must be reported to the office of the garage immediately.

15.	Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited except by Landlord or Landlord’s vendors or concessionaires. Parking spaces may be used only for parking automobiles.

16.	Tenant agrees to acquaint all persons to whom Tenant assigns a Parking Pass with these Rules.

17.	TENANT ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY LOSS OR DAMAGE TO TENANT OR TENANT’S PROPERTY (INCLUDING, WITHOUT LIMITATIONS, ANY LOSS OR DAMAGE TO TENANT’S AUTOMOBILE OR THE CONTENTS THEREOF DUE TO THEFT, VANDALISM OR ACCIDENT) ARISING FROM OR RELATED TO TENANT’S USE OF THE PARKING FACILITY OR EXERCISE OF ANY RIGHTS UNDER THIS PARKING AGREEMENT, WHETHER OR NOT SUCH LOSS OR DAMAGE RESULTS FROM LANDLORD’S ACTIVE NEGLIGENCE OR NEGLIGENT OMISSION. THE LIMITATION ON LANDLORD’S LIABILITY UNDER THE PRECEDING SENTENCE SHALL NOT APPLY HOWEVER TO LOSS OR DAMAGE ARISING DIRECTLY FROM LANDLORD’S WILLFUL MISCONDUCT.

EXHIBIT B

EXHIBIT C

COMMENCEMENT LETTER

(EXAMPLE)

Date:

Tenant Address:	__________________________________
__________________________________
__________________________________
__________________________________

Re:	Commencement Letter with respect to that certain Lease dated as of the day of , , by and between , a , as Landlord, and , as Tenant, for rentable square feet ( usable square feet) on the floor of the Building located at .

Dear                     :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.	The Commencement Date of the Lease is ;

2.	The Termination Date of the Lease is ; and

3.	The Premises contain rentable square feet.

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing 3 originals of this Commencement Letter in the space provided below and returning 2 fully executed originals to my attention.

Sincerely,

Agreed and Accepted:

Tenant:

By:
Name:
Title:
Date:

EXHIBIT C

EXHIBIT D

WORK LETTER

This Work Letter (this “Work Letter”) sets forth the terms and conditions relating to the planning, construction and completion of Landlord’s Work at the Project and the Tenant Improvements at the Premises. All references in this Work Letter to “the Lease” or Sections of “the Lease” shall mean the relevant portions of the body of the Lease to which this Work Letter is attached as Exhibit D and of which this Work Letter forms a part, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of this Work Letter. Capitalized terms used and not otherwise defined herein shall have the meaning given in the Lease.

SECTION 1

LANDLORD’S WORK

1.1	Landlord’s Work. Pursuant to this Work Letter, Landlord shall cause to be constructed at the Project, at Landlord’s sole cost and expense, the following (collectively, “Landlord’s Work”):

(A) the “Base Building Improvements”, which for purposes hereof means the Building Structure and Building Systems of Building II (a seven-story office building containing approximately 200,000 rentable square feet), as more particularly described in Schedule 1 attached hereto. The Base Building Improvements shall be constructed by Landlord at the Project in the “Building II” area generally depicted on the Site Plan and in substantial accordance with the Base Building Plans (hereinafter defined) prepared by architect(s)/engineer(s) selected by Landlord (collectively, “Landlord’s Architect”) and approved by the applicable city, county and other governmental agencies, departments and authorities with jurisdiction over the Project (“Governmental Entities”) and by Tenant as provided herein; and

(B) the “Essential Site Improvements”, which for purposes hereof means those certain portions of the exterior Common Area improvements at the Project as described in Schedule 1 attached hereto. The Essential Site Improvements shall be constructed by Landlord at the Project in the areas generally depicted on the Site Plan (subject to Landlord’s Site Plan modification rights set forth in the Lease) and in substantial accordance with plans and specifications prepared by Landlord’s Architect and approved by the Governmental Entities and by Tenant as provided herein.

1.2	Cooperation. Landlord and Tenant shall cooperate in good faith and shall use reasonable efforts to accommodate the other’s reasonable comments and proposed revisions, if any, to the various drawings, plans and specifications contemplated by this Work Letter for the Base Building Improvements and the Tenant Improvements (hereinafter defined). To that end, Tenant shall cause Tenant’s selected architect or space planner reasonably approved by Landlord (“Tenant’s Architect”), and Landlord shall cause Landlord’s Architect, to collaborate and cooperate with each other and with Landlord and Tenant and each of their contractors and consultants to the extent reasonably necessary to properly perform the work required of them hereunder, consistent with good design and construction practices, and to keep the other parties informed of the progress in completing the space plans, drawings, construction documents, changes to plans, meetings and communications with the applicable Governmental Entities and assisting each other in obtaining all required information and approvals. In that regard, Landlord’s Architect and Tenant’s Space Planner have met and have developed an estimated schedule for the architectural design of the Base Building Improvements, a copy of which is attached hereto as Schedule 2 (as the same may be amended from time to time, the “Design Schedule”). To the extent the time periods set forth in this Work Letter for the preparation, approval and submittal of plans and specifications conflict with the time periods for such items set forth in the Design Schedule, the time periods set forth in the Design Schedule shall control.

1.3

D&D Drawings. By or before the date that is forty-five (45) days after execution of the Lease, Landlord shall deliver to Tenant a full set of developed design drawings (“D&D Drawings”) for Landlord’s Work, prepared by Landlord’s Architect in substantial accordance with Schedule 1 for Tenant’s review and comment. The D&D Drawings shall include such Base Building elements as structure, perimeter wall design, column spacing detail, mechanical, electrical and plumbing point of connection and schematic layout of the above (Landlord and Tenant hereby agreeing that the HVAC units, chiller plant, and other mechanical, electrical and plumbing systems serving the Premises shall be installed in locations reasonably determined by Landlord to the extent consistent with other Comparable Buildings and do not materially and adversely interfere with Tenant’s use of, or ingress to or egress from, the Premises or the Parking Facilities), and such design elements as wall sections, bracings and elevations. Within ten (10) days following receipt by Tenant, Tenant shall either approve the D&D Drawings or disapprove same, in which latter case, Tenant shall concurrently with such disapproval provide Landlord with a full set of comments and proposed revisions, if any, to the D&D Drawings based on Tenant’s preliminary space planning,

EXHIBIT D

including its programmatic layout, utilities points of connection requirements, and location of any Tenant supplemental HVAC system. If Tenant fails to either approve or disapprove the D&D Drawings within the ten (10) day period, Tenant shall be deemed to have approved the D&D Drawings. Landlord shall revise the D&D Drawings within ten (10) days following its receipt of Tenant’s comments and proposed revisions, and the above cooperative process shall be continued until the D&D Drawings have been finally completed and approved.

1.4	Base Building Plans. Within sixty (60) days from the finalizing of the D&D Drawings, Landlord shall cause Landlord’s Architect to prepare and deliver to Tenant Base Building construction plans and specifications (“Base Building Plans”). Within ten (10) days of Tenant’s receipt of the Base Building Plans, Tenant shall either approve the Base Building Plans or disapprove same, in which latter case, Tenant shall concurrently with such disapproval provide Landlord with a full set of comments and proposed revisions, if any, to the Base Building Plans based on the D&D Drawings; provided, however, that Tenant’s comments and proposed revisions shall be limited to any non-conformity of the Base Building Plans with the final D&D Drawings. If Tenant fails to either approve or disapprove the Base Building Plans within the ten (10) day period, Tenant shall be deemed to have approved the Base Building Plans. Landlord shall use reasonable efforts to accommodate Tenant’s reasonable comments and proposed revisions, if any, to the Base Building Plans. Landlord shall revise the Base Building Plans within ten (10) days following its receipt of Tenant’s comments and proposed revisions and the above process shall be continued until the Base Building Plans have been finally completed and approved.

1.5	Changes to Base Building Plans. Once the Base Building Plans are finalized in accordance with the process set forth above, all subsequent revisions requested by Tenant will be accommodated by Landlord only to the extent accommodation would be reasonably practicable and only if such revisions would not materially delay the completion of Landlord’s Work or the Tenant Improvements or any of the remainder of the Project or constitute a Material Change (hereinafter defined), and provided that Tenant shall bear all of the expenses and increased costs associated with such revisions. Unless (a) required by applicable Governmental Entities, or (b) approved by Tenant (which approval shall not be unreasonably withheld), Landlord shall make no material changes to the approved Base Building Plans. Changes that would delay or increase the cost of the Tenant Improvements in any material respect, that would alter the facade design, including materials and structure, and/or alter the layout of the Building or the Essential Site Improvements in any significant respect, shall be deemed “material” for purposes hereof. If material changes are required by applicable Governmental Entities, Landlord shall consult with Tenant with respect to such required changes and the parties shall use all reasonable efforts to cooperate in effectuating such changes in a mutually agreeable manner.

1.6	Performance of Landlord’s Work; Schedule of Milestones. Landlord shall cause Landlord’s Work to be performed by one or more duly licensed contractors selected by Landlord in substantial accordance with the approved final plans and specifications therefor, pursuant to validly issued permits, and in compliance with all applicable Laws. Landlord’s Work shall be performed in a good and workmanlike manner, with reasonable diligence, and Landlord shall use commercially reasonable diligent good faith efforts to complete the various components of the Base Building Improvements in accordance with the “Schedule of Milestones” attached hereto as Schedule 3 (the parties hereby agreeing that all milestone dates set forth in Schedule 3 shall be subject to extension for delays attributable to Force Majeure Events and Tenant Delays) and otherwise in accordance with good construction practices. If Landlord fails to perform and/or substantially complete those items of Landlord’s Work set forth in Schedule 3 by the applicable milestone date for such item of Landlord’s Work set forth in Schedule 3, and Landlord has not consistently and diligently performed Landlord’s Work in good faith after receipt of all necessary permits, Tenant shall be entitled to: (i) deliver a written notice to Landlord specifying those items of Landlord’s Work which Tenant believes have not been substantially completed by the applicable milestone date and (ii) if such items are not substantially completed within fifteen (15) days after delivery of such notice (or, if such work cannot reasonably be completed with fifteen (15) days, then within a reasonable time provided that Landlord promptly commences work on such items and diligently prosecutes the same to completion), then Tenant shall have the right, as Tenant’s sole remedy (subject to Tenant’s right to terminate as set forth in Section 3.1 of the Lease), to pursue an action or actions for specific performance of Landlord’s obligations hereunder, and/or for actual damages caused by Landlord’s failure to perform and/or substantially complete Landlord’s Work, cumulatively or alternatively, singularly or in combination; provided, however, in no event shall Landlord be liable to Tenant for any speculative, punitive or special damages.

SECTION 2

TENANT IMPROVEMENTS

2.1

Description; General Requirements. As more fully set forth below, Landlord shall cause to be constructed, at Tenant’s sole cost and expense, all improvements in and to the Premises, other than Landlord’s Work and Tenant’s Work (as hereinafter defined), required pursuant to this Work Letter to prepare the same for Tenant’s initial use and occupancy (collectively, the “Tenant Improvements”), including, by way of example and not by limitation, interior walls and movable floor to ceiling partitioning; interior doors and door hardware; fire sprinkler system drops and heads; interior drop ceilings; interior plumbing; distribution of HVAC extensions beyond the trunk

EXHIBIT D

line distribution/main HVAC shaft; HVAC pneumatic or DDC controls; electrical distribution from the main electrical room on each floor; elements and requirements necessary to satisfy the project LEED requirements for tenant improvements; emergency generators and UPS system (if any); carpeting; floor covering; interior painting; security systems for the Premises; data and telephone distribution beyond the main riser on each floor; acoustic insulation; signage of any type (including exit signage except at exit doors into exit stairwells, restrooms and elevator lobbies); panic hardware (except at exit doors into exit stairwells or into elevator lobbies, which Landlord shall provide as part of the Base Building to the extent required by code); contractor’s fees; architect’s fees; engineer’s fees; building permit fees; utility connection fees (not including sewer connection “tap in” fees) for utilities to or serving the Premises. Attached hereto as Schedule 4 are specifications for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (collectively, the “Standard Improvement Package”). The Standard Improvement Package shall be reasonably consistent with the quality and type of building standard improvements provided at other Comparable Buildings. The quality of Tenant Improvements shall be equal to or of greater quality than the quality set forth in the Standard Improvement Package; provided, however, that Landlord may, at Landlord’s option, require the Tenant Improvements to comply with certain aspects of the Standard Improvement Package and Landlord may make reasonable changes to the Standard Improvement Package from time to time, so long as such changes are with the quality and type of building standard improvements provided at other Comparable Buildings and that such changes do not materially and adversely affect Tenant’s use of, or ingress to and egress from, the Premises or the Parking Facilities. In that regard, Tenant acknowledges that Building II is currently contemplated to be constructed and, at Landlord’s option, shall be constructed and operated, in accordance with the U.S. Green Building Council’s Leadership in Energy and Environmental Design Program’s standards, as the same are amended, supplemented or replaced from time to time, and, at Landlord’s option, any similar standards (“LEED”). Landlord currently intends that Building II, upon completion, will be certified as a “certified” level structure and will be operated in an environmentally responsible and energy-efficient manner in accordance with LEED. Tenant shall cooperate with Landlord in obtaining and maintaining the LEED “certified” level as provided in the Lease.

2.2	Space Planning. On or before the “Space Plan Delivery Date” set forth in the Design Schedule, Tenant shall cause Tenant’s Architect to prepare a final space plan for the Tenant Improvements in the Premises (collectively, the “Space Plan”) and shall deliver the Space Plan to Landlord for Landlord’s approval. The Space Plan shall include a description of the Tenant Improvements, as well as a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, all of which shall be consistent with the D&D Drawings and Section 2.1 of this Work Letter. Within ten (10) days of Landlord’s receipt of the Space Plan, Landlord shall either approve the Space Plan or disapprove same, in which latter case, Landlord shall concurrently with such disapproval provide Tenant with a full set of comments and proposed revisions, if any, to the Space Plan. Landlord may disapprove the Space Plan only if it will (i) affect the exterior appearance of the Building; (ii) adversely affect the Building Structure; (iii) adversely affect the Building Systems; (iv) unreasonably interfere with any other potential occupant’s normal and customary office operation, if any, (v) fail to comply with Law, (vi) involve the use of hazardous materials, (vii) be materially inconsistent with the D&D Drawings, (viii) have a material adverse affect on the quality or efficiency of Landlord’s Work, (ix) reduce the quality of the Tenant Improvements to a quality lower than set forth in the Standard Improvement Package, or (x) materially delay completion of Landlord’s Work, all as determined by Landlord in its reasonable discretion (each, a “Material Change”). If Landlord fails to either approve or disapprove the Space Plan within the ten (10) day period, Landlord shall be deemed to have approved the Space Plan. Tenant shall use reasonable efforts to accommodate Landlord’s reasonable comments and proposed revisions, if any, to the Space Plan. Tenant shall revise the Space Plan within ten (10) days following its receipt of Landlord’s comments and proposed revisions and the above process shall be continued until the Space Plan has been finally completed and approved.

2.3	Preliminary Cost Estimate. Within ten (10) Business Days after the Space Plan has been approved, Landlord shall provide Tenant with a cost estimate in accordance with the approved Space Plan, which cost estimate shall include, as nearly as reasonably possible, the estimated cost of all Tenant Improvement Allowance items to be incurred by Tenant in connection with the design and construction of the Tenant Improvements (the “Preliminary Cost Estimate”). Within ten (10) days of Tenant’s receipt of the Preliminary Cost Estimate, Tenant shall deliver to Landlord in writing any comments or disapprovals Tenant has relating to the Preliminary Cost Estimate. Tenant’s failure to deliver any comments or disapprovals within such time shall be deemed Tenant’s approval thereof. If Tenant reasonably disapproves the Preliminary Cost Estimate, Landlord and Tenant shall negotiate in good faith to reach agreement on the items contained in the Preliminary Cost Estimate, provided that Landlord shall not be obligated to approve any change proposed by Tenant to the Preliminary Cost Estimate (or the approved Space Plan) that constitutes a Material Change. Upon approval of the Preliminary Cost Estimate, Tenant shall promptly modify the Space Plan as necessary to conform to any agreed changes therein and Landlord shall be released by Tenant to purchase any of the items set forth in the Preliminary Cost Estimate and to commence the construction relating to such items; provided, however, that the parties acknowledge that the Preliminary Cost Estimate is an estimate only and shall not limit Tenant’s obligations to pay for the design and construction of the Tenant Improvements as provided in this Work Letter.

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2.4	Tenant Improvement Plans. Within sixty (60) days after approval of the Preliminary Cost Estimate and final Space Plan, Tenant shall cause Tenant’s Architect to prepare construction plans and specifications for the Tenant Improvements in a form which is sufficient to allow contractors to bid on the work and to obtain all applicable permits (“Tenant Improvement Plans”) and shall deliver same to Landlord for approval. The Tenant Improvement Plans shall be based on the final Space Plan and the requirements of Section 2.1 of this Work Letter. Tenant and Tenant’s Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Tenant’s Architect shall be solely responsible for verifying the same, and Landlord shall have no responsibility in connection therewith. Within ten (10) days of Landlord’s receipt of the Tenant Improvements Plans, Landlord shall either approve the Tenant Improvement Plans or disapprove same, in which latter case, Landlord shall concurrently with such disapproval provide Tenant with a full set of comments and proposed revisions, if any, to the Tenant Improvement Plans. If Landlord fails to either approve or disapprove the Tenant Improvement Plans within the ten (10) day period, Landlord shall be deemed to have approved the Tenant Improvement Plans. Tenant shall revise the Tenant Improvement Plans within ten (10) days following its receipt of Landlord’s comments and proposed revisions and the above process shall be continued until the Tenant Improvement Plans have been finally completed and approved. Landlord’s review of the Tenant Improvement Plans shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters. Accordingly, notwithstanding that the Tenant Improvement Plans are reviewed by Landlord or its architect, engineers and consultants, Landlord shall not be responsible for any omissions or errors contained in the Tenant Improvement Plans.

2.5	Changes to Tenant Improvement Plans. Once the Tenant Improvement Plans are finalized in accordance with the process set forth above, all subsequent revisions requested by Tenant will be accommodated by Landlord only to the extent that such revisions will not constitute a Material Change, and provided that Tenant shall bear all of the expenses and increased costs and delays associated with such revisions. Landlord shall use reasonable efforts to provide Tenant with an estimate of such increased costs and delays within ten (10) days after receipt of Tenant’s request for such revisions, and Tenant shall either direct Landlord to proceed with such revisions or withdraw its request for such revisions within ten (10) days after receipt of Landlord’s cost increase/delay estimate. Landlord shall not be required to suspend work pending the resolution of the revision request process described above. Unless (a) required by applicable Governmental Entities, or (b) approved by Tenant (which approval shall not be unreasonably withheld), Landlord shall make no material changes to the approved Tenant Improvement Plans. Changes that would materially delay or increase the cost of the Tenant Improvements in any material respect or that would alter the materials and/or the layout of the Tenant Improvements in any significant respect shall be deemed “material” for purposes hereof. If material changes are required by applicable Governmental Entities, Landlord shall consult with Tenant with respect to such required changes and the parties shall use all reasonable efforts to cooperate in effectuating such changes in a mutually agreeable manner.

2.6

Bid Process; Construction of Tenant Improvements. As soon as reasonably possible after approval of the Tenant Improvement Plans, Landlord shall solicit bids for the Tenant Improvement Work from the base building contractor (or an affiliate of same) selected by Landlord (the “First Chance Contractor”). Landlord shall prepare a bid package, the contents and substance of which shall be subject to Tenant’s prior written approval (not to be unreasonably withheld), and which shall, at a minimum, contain the approved Tenant Improvement Plans and the form of proposed contract that the successful bidder will be asked to sign (the “TI Contract”). In that regard, Landlord shall deliver a draft of the proposed TI Contract to Tenant prior to submittal of the bid package. Within ten (10) days of Tenant’s receipt of the TI Contract, Tenant shall deliver to Landlord in writing any comments or disapprovals Tenant has relating to the TI Contract. Tenant’s failure to deliver any comments or disapprovals within such time shall be deemed Tenant’s approval thereof. If Tenant reasonably disapproves the TI Contract, Landlord and Tenant shall negotiate in good faith to reach agreement on the disapproved items. Landlord may specify acceptable subcontractors for the major trades (electrical, mechanical, fire and life safety, and plumbing), so long as such subcontractors are reasonably acceptable to Tenant and charge competitive market rates. The First Chance Contractor shall have not more than thirty (30) days from receipt of the bid package to submit its bid to Landlord, with a copy to Tenant. Upon receipt of the First Chance Contractor’s bid, Landlord shall meet with Tenant to review the bid and to determine whether to proceed with the First Chance Contractor. If the First Chance Contractor’s bid is not acceptable to Landlord or Tenant, then Landlord shall solicit bids from not less than two (2) other responsible contractors, one of which shall be selected by Landlord (subject to Tenant’s reasonable approval) and one of which may be selected by Tenant (subject to Landlord’s reasonable approval; Landlord hereby approves Burge as a Tenant-selected contractor for such purpose). Each proposed contractor shall have not more than thirty (30) days after receipt of the bid package to submit its bid to Landlord, with a copy to Tenant. Landlord and Tenant shall meet to compare and reconcile the bids, and Landlord shall select the lowest qualified bidder therefrom (including any re-bid by the First Chance Contractor) to construct the Tenant Improvements, after consultation with Tenant (except that Landlord may, with Tenant’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, select any other bidder whose bid is not more than 5% higher than the lowest qualified bidder if Landlord has reasonable grounds to do so). Landlord shall notify Tenant of the identity of the contractor so selected by Landlord to perform the Tenant Improvement work (the “TI Contractor”), together with a revised cost estimate for the design and construction of the

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Tenant Improvements based on the bid (the “Final Cost Estimate”). Upon approval of the TI Contract and upon Tenant’s delivery of the Over-Allowance Amount (as described in Section 2.7 of this Work Letter), Landlord shall enter into the TI Contract and shall cause the TI Contractor to construct and complete the Tenant Improvement Work in accordance with the approved final Tenant Improvement Plans, the TI Contract and this Work Letter.

2.7	Tenant Improvement Allowance; Over-Allowance Amount. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of Forty-Three Dollars ($43.00) per rentable square foot of the Premises for the costs relating to the design and construction of the Tenant Improvements. In no event shall Landlord be obligated to make disbursements with respect to the Tenant Improvements pursuant to this Work Letter in a total amount that exceeds the Tenant Improvement Allowance. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease. Within ten (10) days after Landlord notifies Tenant of the Final Cost Estimate, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the Final Cost Estimate, and (ii) the amount of the Tenant Improvement Allowance. The Over-Allowance Amount shall be disbursed by Landlord prorata with the disbursement of any then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance (by way of example only, if the Over-Allowance Amount is 10% of the Final Cost Estimate, then each disbursement will be 90% from the Tenant Improvement Allowance and 10% from the Over-Allowance Amount). If any revisions, changes, or substitutions shall be made to the Tenant Improvement Plans or the Tenant Improvements as permitted by this Work Letter, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord within ten (10) days after Landlord’s request as an addition to the Over-Allowance Amount. As soon as reasonably possible following Substantial Completion, Landlord shall provide Tenant with the final breakdown of the actual cost of the Tenant Improvement work (the “Actual Cost”) together with reasonable supporting documentation (the “Actual Cost Notice”). If the Actual Cost is less than the Tenant Improvement Allowance plus any Over-Allowance Amounts paid by Tenant, then Landlord shall refund that difference to Tenant within twenty (20) Business Days following delivery of the Actual Cost Notice. If, however, the Actual Cost is greater than the Tenant Improvement Allowance plus any Over-Allowance Amounts paid by Tenant, then Tenant shall pay that deficiency to Landlord as additional Rent within twenty (20) Business Days following delivery of the Actual Cost Notice.

2.8	Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process) for costs related to the construction of the Tenant Improvements and for the following items and costs (collectively, the “Tenant Improvement Allowance Items”): (i) payment of the fees of Tenant’s Architect and the fees of Landlord’s Architect and other fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the Space Plans and the Tenant Improvement Plans; (ii) the cost of obtaining any and all permits for the construction of the Tenant Improvements; (iii) the cost of any changes in the Tenant Improvements when such changes are required by the Tenant Improvement Plans; and (iv) the cost of any changes to the Tenant Improvement Plans or Tenant Improvements required by applicable Laws. Tenant agrees to pay Landlord for the costs of design and construction of the Tenant Improvements incurred in excess of the Tenant Improvement Allowance; provided, however, Tenant shall in no event be required to pay for:

(i)	Construction costs in excess of amounts payable under the approved TI Contract or in excess of change orders approved in writing by Tenant;

(ii)	Any cost or expense incurred in connection with or arising out of the construction of the Landlord Work;

(iii)	Any supervision or administration fees or charges of Landlord for supervising the Tenant Improvement work, and any salaries, payroll, taxes, unemployment insurance contributions, social security taxes and other assessments, fringe benefits, and related compensation for Landlord’s employees for their time spent supervising or administering the Tenant Improvement work;

(iv)	Expenses of Landlord’s offices, including, but not limited to, Landlord’s overhead or general expenses of any kind;

(v)	Any part of the Landlord’s financing expenses, including interest on the Landlord’s capital employed in constructing the Tenant Improvement Work;

(vi)	Costs due to the negligence, willful acts or misconduct of Landlord or Landlord’s Architect or the TI Contractor, including, but not limited to, the correction of any defective or nonconforming Tenant Improvement work, disposal of materials and equipment wrongly supplied, or making good any damage to property;

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(vii)	Any and all expenses, including, but not limited to attorneys’ fees and costs, incurred in defending against mechanic’s lien, stop notice, and/or payment bond claims (other than those caused by Tenant); or

(viii)	Any and all costs incurred by Landlord’s Architect to prepare the Base Building Plans or the development of drawings and specifications for the construction of any of the Landlord Work.

2.9	Required Removables. Landlord, by written notice to Tenant given at least twelve months prior to the Termination Date, may require Tenant to remove, at Tenant’s expense, any Tenant Improvements that are performed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as “Required Removables”). Without limitation, it is agreed that Required Removables include internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications of any type. The Required Removables designated by Landlord shall be removed by Tenant before the Termination Date, provided that upon prior written notice to Landlord, Tenant may remain in the Premises for up to five (5) days after the Termination Date for the sole purpose of removing the Required Removables. Tenant’s possession of the Premises shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent on a per diem basis at the rate in effect for the last month of the Term. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Required Removables and perform the required repairs. Tenant, within fifteen (15) days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord.

2.10	Contractor’s Warranties and Guaranties. Landlord shall obtain customary warranties from the TI Contractor to the extent provided in the TI Contract and from the manufacturers of equipment included as part of the Tenant Improvements, provided such warranties are provided at no extra cost (unless Tenant agrees to pay the extra cost). If repairs are required to be made to any portion of the Tenant Improvements, Tenant shall notify Landlord (and Tenant may also, at its election, notify the TI Contractor), and if such repairs are items for which Landlord may have obtained a warranty, Landlord shall assign such warranty to Tenant (or, at Landlord’s option, enforce such warranty for Tenant’s benefit) upon request. Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements, except for defaults by Landlord of its obligations under this Work Letter or the Lease. Following completion of the Tenant Improvements, Landlord shall assemble and provide to Tenant copies of all warranties relating to the Tenant Improvements.

SECTION 3

SUBSTANTIAL COMPLETION

3.1	Ready for Occupancy. The Premises shall be deemed “Ready for Occupancy” upon the earlier of the date upon which Tenant commences business operations from the Premises or the date of Substantial Completion. For purposes of this Lease, “Substantial Completion” shall be deemed to mean the date when all of the following shall have occurred: (i) Landlord shall have delivered to Tenant a certificate of occupancy issued by the City of Irvine for the Premises, or Tenant is legally entitled to occupy the Premises for the operation of its business without violating any law or regulation or voiding or adversely affecting its insurance coverage, whether pursuant to a temporary certificate of occupancy or otherwise (such as complete sign off on all building inspection cards); and (ii) Landlord’s Work and the Tenant Improvements have been completed in accordance with the terms hereof, except for normal so-called “punch-list” or “pick-up list” items which do not unreasonably interfere with Tenant’s use of the Premises or the Project (which shall be completed as set forth in Section 3.2 of this Work Letter); (iii) all sewer, water, electrical and other utility services have been connected, are available and in good working order, and have sufficient capacity to service the Premises are required by the Lease, (iv) Tenant is provided with reasonable access to the Premises, with the Essential Site Improvements in a reasonably clean and safe condition and open and available for use by Tenant, its employees, guests, customers and invitees; and (v) Landlord’s Architect delivers its statement to Tenant that Landlord’s Work and the Tenant Improvements have been substantially completed in accordance with the approved plans and specifications. Landlord shall use commercially reasonable efforts to give Tenant not less than thirty (30) days advance written notice of the likely date upon which Substantial Completion is to be achieved. Landlord currently anticipates that Substantial Completion will occur on or before March 1, 2006 (the “Estimated Commencement Date”).

3.2

Punch List. Within twenty (20) days after Substantial Completion, Tenant shall prepare and submit to Landlord a list of those items of Landlord’s Work and the Tenant Improvements requiring correction and/or completion (a “Punch List”). If Landlord shall object to any item set forth on such Punch List, Landlord shall give Tenant written notice thereof within five (5) business days after Landlord’s receipt of the Punch List, setting forth in reasonable detail the item or items to which Landlord objects and the grounds for such objection. If Landlord shall fail to so

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notify Tenant within such five (5) business day period, then Landlord shall be deemed to have accepted the Punch List and agreed to correct and/or complete (as the case may be) all items set forth thereon as provided below. Conversely, if Landlord shall so notify Tenant within such five (5) business day period, then: (i) if Landlord shall fail to object to all of the items set forth in the Punch List, then Landlord shall be deemed to have accepted those items on the Punch List as to which Landlord shall not have objected and agreed to correct and/or complete (as the case may be) such items as provided in below; and (ii) with respect to those items set forth on the Punch List as to which Landlord has so objected: (x) Landlord and Tenant shall attempt in good faith to resolve the dispute within ten (10) days thereafter, and, to the extent that the parties shall agree as to any item(s) to which Landlord has objected, they shall confirm such agreement in writing; and (y) to the extent that the parties are unable to resolve their dispute as to one or more items on the Punch List and join in such a confirmatory writing within such ten (10) day period, either party shall have the right, at any time thereafter prior to such a resolution, to submit the dispute to arbitration as set forth in Section 27.28 of the Lease. Landlord shall correct and/or complete all items on each Punch List with reasonable diligence but, in any event, within thirty (30) days after Landlord’s receipt of the same or, if Landlord shall object to one or more items on the Punch List as and when provided in paragraph (a) above, as to those items within sixty (60) days (subject to extension for Force Majeure Events) after Landlord’s objection has been resolved as provided therein. If Landlord fails to correct and/or complete any of such items within such sixty (60) day period, and Landlord has not been diligently working to correct and/or complete such Punch List items, then (i) in the case of any portion of such Punch List items which are within the Premises, have the same done for the account of Landlord without any further notice or cure period, the cost of which shall be paid by Landlord to Tenant within fifteen (15) days after Tenant’s written demand therefor and delivery of copies of invoices and other reasonable back up documentation, or (ii) in the case of all other unperformed Punch List Items, Tenant shall be entitled to pursue an arbitration action or actions pursuant to Section 27.28 of the Lease for specific performance of Landlord’s obligations hereunder, and/or for actual damages caused by Landlord’s failure to perform and/or substantially complete Landlord’s Work, cumulatively or alternatively, singularly or in combination; provided, however, in no event shall Landlord be liable to Tenant for any speculative, punitive or special damages.

3.3	Delay in Substantial Completion of the Premises. Except as provided in this Section 5.2, the Commencement Date shall occur as set forth in the Lease and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Premises or in the occurrence of any of the other conditions precedent to the Commencement Date, as set forth in the Lease, to the extent resulting from the following (collectively, “Tenant Delays”):

(a)	Tenant’s failure to comply with the Design Schedule;

(b)	Tenant’s failure to timely approve any matter requiring Tenant’s approval (provided Tenant receives all reasonable information to make such determination);

(c)	A material breach by Tenant of the terms of this Work Letter or the Lease;

(d)	Changes in any of the Base Building Plans or Tenant Improvement Plans due to Tenant’s acts or omissions after approval of the same by Landlord and Tenant;

(e)	Tenant’s request for changes in the Approved Tenant Improvement Plans (which actually delays substantial completion);

(f)	Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, or which are different from, or not included in, the Standard Improvement Package;

(g)	Changes to the Base Building Plans required by the approved Tenant Improvement Plans; or

(h)	Any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of Substantial Completion of the Premises, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delay or Delays, as set forth above, had occurred; provided that any such delays are not due to the acts, delays or omissions of Landlord. Landlord shall notify Tenant of any act or omission that Landlord considers a Tenant Delay within a reasonable time after Landlord actually becomes aware of such Tenant Delay.

SECTION 4

MISCELLANEOUS

4.1	Tenant’s Work In Premises Prior to Substantial Completion. Landlord and Tenant acknowledge and agree that certain work required for Tenant’s occupancy of the Premises, including but not

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limited to the procurement and installation of furniture, fixtures, equipment, artwork and interior signage are beyond the scope of the Tenant Improvements and shall be performed by Tenant or its contractors at Tenant’s sole cost and expense. Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Premises and complies with the requirements set forth below, Landlord shall allow (and shall direct the TI Contractor to allow) Tenant access to the Premises prior to Substantial Completion for the purpose of performing such work (“Tenant’s Work”). Landlord shall not charge Tenant for utilities or elevator service used by Tenant in connection with Tenant’s Work. Prior to Tenant’s entry into the Premises as permitted by the terms hereof, Tenant shall submit a schedule to Landlord and the TI Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry, and shall perform Tenant’s Work in such a way as not to hinder or delay the operations of Landlord or the TI Contractor in the Building. Tenant shall promptly pay to Landlord any costs incurred by Landlord as a result of any interference with Landlord’s operations by Tenant or its contractors. Landlord shall make all reasonable efforts to notify Tenant of any such interference of which Landlord has actual knowledge, but failure to provide such notice shall in no way limit Landlord’s right to demand payment for such costs. Tenant’s contractors shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and to the administrative supervision of the TI Contractor. All items of Tenant’s Work shall constitute Tenant’s Property. Tenant’s Work shall comply with all of the following requirements:

(a) Tenant’s Work shall not proceed until Landlord has approved in writing: (i) Tenant’s contractors, (ii) proof of the amount and coverage of public liability and property damage insurance carried by Tenant’s contractors in the form of an endorsed insurance certificate naming Landlord, the Contractor, and the agents of Landlord and the Contractor as additional insureds, in an amount not less than two million dollars, and (iii) the plans and specifications for Tenant’s Work.

(b) Tenant’s Work shall be performed in conformity with a valid permit when required, a copy of which shall be furnished to Landlord before such work is commenced. In any event, all Tenant’s Work shall comply with all applicable Laws. Landlord shall have no responsibility for Tenant’s failure to comply with such applicable Laws. Any and all delay in obtaining a certificate of occupancy due to Tenant’s vendors is the responsibility of Tenant and shall be a Tenant Delay. In connection with Tenant’s Work, Tenant or its contractors shall arrange for any necessary hoisting or elevator service with Landlord and shall pay such reasonable costs for such services as may be charged by Landlord.

(c) Tenant shall promptly pay Landlord upon demand for any extra expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, by reason of damage to existing work caused by Tenant or its contractors, or by reason of inadequate cleanup by Tenant or its contractors.

4.2	Freight Elevators. Landlord shall make the freight elevator reasonably available to Tenant, at no additional cost to Tenant, in connection with initial decorating, furnishing and moving into the Premises.

4.3	Tenant’s Representative. Tenant has designated Kathy Murray as its sole representative (“Tenant’s Representative”) with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter. Tenant shall have the right, at Tenant’s sole cost and expense, to keep Tenant’s Representative at the Project at such times as it may deem necessary during the period of construction of Landlord’s Work and the Tenant Improvement work, to assist in the supervision thereof, and to verify that all work is being done in accordance with the approved plans and specifications. If Tenant’s Representative determines that the construction is not proceeding in accordance with the approved plans and specifications and the requirements of this Work Letter, Tenant’s Representative shall have the right, but not the obligation, to require Landlord to immediately take all steps necessary to correct the non-complying work, at Landlord’s sole cost and expense. If Landlord fails to correct defective work, Tenant, upon five (5) days’ prior written notice, may order Landlord to stop the work, or any portion thereof, until the cause for such order has been eliminated; however, this right of Tenant to stop the work shall not give rise to any duty on the part of Tenant to exercise this right for the benefit of Landlord or any other person or entity. Neither Tenant’s failure to inspect the work, nor Tenant’s failure to require the correction of any defective work, shall result in any liability to Tenant whatsoever.

4.4

Landlord’s Representative. Landlord has designated Greg Galletly as its sole representative (“Landlord’s Representative”) with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter. Landlord shall have the right, at Landlord’s sole cost and expense, to keep Landlord’s Representative at the Premises at such times as it may deem necessary during the period of Tenant’s Work, to assist in the supervision thereof, and to verify that all work is being done in accordance with the approved plans and specifications. If Landlord’s Representative determines that Tenant’s Work is not proceeding in accordance with the approved plans and specifications and the requirements of this Work Letter, Landlord’s Representative shall have the right, but not the obligation, to require Tenant to immediately take all steps necessary to correct the non-complying work, at Tenant’s sole cost and expense. If Tenant fails to correct

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defective work, Landlord, upon five (5) days’ prior written notice, may order Tenant to stop the work, or any portion thereof, until the cause for such order has been eliminated; however, this right of Landlord to stop the work shall not give rise to any duty on the part of Landlord to exercise this right for the benefit of Tenant or any other person or entity. Neither Landlord’s failure to inspect the work, nor Landlord’s failure to require the correction of any defective work, shall result in any liability to Landlord whatsoever.

4.5	Builder’s Risk Insurance. Landlord shall obtain, at its cost, and maintain in full force and effect during the course of construction of Landlord’s Work and the Tenant Improvement work, “all risk” property insurance covering Landlord’s Work and the Tenant Improvements for the full cost of replacement thereof at the time of any loss.

4.6	As-Built Plans; Notice of Completion. Upon completion of the Tenant Improvements, Landlord shall deliver to Tenant a set of “as-built” plans and specifications of the Tenant Improvements, and within ten (10) days after completion, Landlord shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Orange in accordance with Section 3093 of the Civil Code of the State of California or any successor statute

4.7	Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if a Default by Tenant under the Lease or a default under this Work Letter has occurred at any time on or before the Substantial Completion, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause the applicable contractor(s) to cease construction (in which case, Tenant shall be responsible for any delay in Substantial Completion caused by such work stoppage as set forth in this Work Letter), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

4.8	Lease Provisions. The indemnification provisions set forth in the Lease shall apply to activities by Landlord and Tenant under this Work Letter.

4.9	Books and Records. Landlord shall prepare and maintain or cause to be prepared and maintained detailed and accurate operating and financial records for the Tenant Improvements. Tenant shall have the right to inspect such records at the offices of Landlord in Southern California during normal business hours and to make copies thereof at Tenant’s sole cost and expense. Landlord shall preserve, or cause its agents to preserve, copies of all books and records relating to the Tenant Improvements for a period of three (3) years after the completion of the Tenant Improvements.

4.10	Governmental Approvals. Landlord shall be responsible for obtaining all necessary agreements with governmental agencies and utility companies relating to access, traffic control, availability of utility services and other similar entitlements affecting the construction of Landlord’s Work and the Tenant Improvements.

4.11	Permits; Compliance with Law. In addition to Landlord’s obligations under Section 4.10 above, Landlord shall be responsible for obtaining, or causing the TI Contractor to obtain, all building permits and other governmental approvals, permits and land use entitlements required to complete Landlord’s Work and the Tenant Improvements. Landlord shall perform or cause Landlord’s Work to be performed in compliance with all current applicable Laws governing completion of the Landlord Work, including, without limitation, the requirements of the ADA and Title 24 in effect as of the Commencement Date, except to the extent such compliance results from Tenant’s unique design or requirements not typical of a large general office user or from Tenant’s particular manner of use of the Premises. If Landlord’s Work does not comply with current applicable Laws as described above and the cost to complete the design and/or construction of the Tenant Improvements increases above that which would have been incurred had Landlord’s Work been constructed in compliance with the then current applicable Laws, then such costs shall not be charged against the Tenant Improvement Allowance and Landlord shall be responsible for the same. In furtherance of the foregoing, the parties acknowledge and agree that the installation of the Tenant Improvements in the Premises will require certain work within the Premises (including work to the Base Building) that is not required to be completed until the installation of such Tenant Improvements (such as, for example, the fire sprinkler distribution work) that will be required as the Tenant Improvements are being installed in the Premises; this type of work shall not be considered to be Landlord’s responsibility pursuant to the foregoing sentence.

4.12	Status Reports. Landlord and Tenant shall schedule weekly status conferences to discuss the progress of the design and construction of Landlord’s Work and the Tenant Improvements. Landlord shall inform Tenant of any problems or developments with respect to such design or construction that may have an adverse impact on the completion of Landlord’s Work or the Tenant Improvements promptly after Landlord becomes aware of such problems or developments.

EXHIBIT D

Schedules to be attached:

SCHEDULE 1	Landlord’s Work Description (Base Building and Essential Site Improvements)

SCHEDULE 2	Design Schedule

SCHEDULE 3	Schedule of Milestones for Base Building

SCHEDULE 4	Building Standard Tenant Improvement Specifications

EXHIBIT D

SCHEDULE 1 TO WORK LETTER

BASE BUILDING AND ESSENTIAL SITE IMPROVEMENTS

A. GENERAL

The “Base Building” and the “Essential Site Improvements” as referenced in the Work Letter to which this Schedule is attached shall be constructed materially in accordance with the architectural drawings prepared by Ware & Malcomb Architects and mutually approved by Landlord and Tenant, including the improvements described below.

B. STRUCTURE; CONCRETE FLOORS

1. The Building shall be a seven-story structural steel building with floor plates ranging from approximately 24,800 rentable square feet to 31,200 rentable square feet. The foundations for the Building shall be typical for a Building of this size and character and shall have been professionally designed in accordance with the soil and geological conditions of the site.

2. A subterranean parking area shall be provided beneath the Building providing between fifty and sixty-five total full size vehicle parking stalls serving the Building (including handicap spaces and handicap access as required by code).

3. The majority of each floor shall accommodate a minimum 12’ finished ceiling height, except as otherwise deemed necessary by Landlord to accommodate stairwells or Building systems or equipment.

4. The concrete floors of the Premises within the Building shall be finished in accordance with the plans and specifications for the Building and shall be ready to accept Tenant’s carpeting and hard surface floor covering with ordinary floor preparation by the tenant improvement contractor. The concrete floors shall be designed and constructed to support the following loads:

(a) Partition Load - (20) twenty lbs./sf.

(b) Live Load - (50) fifty lbs./sf. in accordance with the current Uniform Building Code. Subject to live load redistribution calculations, Landlord’s architect will work with Tenant to identify and provide areas of the Building that will accommodate heavier loads to accommodate additional loading requirements of special areas (e.g., File Room).

C. EXTERIOR GLASS

1. Exterior glass shall be energy efficient, tinted and shall be free from nicks, cracks and marring.

2. The glass and glass framing system shall be designed, constructed and sealed to assure the integrity of the exterior wall system and protect against moisture penetration.

3. The interior window mullions and or metal frames shall be free from adhesive, punctures, screw holes and dents and shall be painted or finished so as to provide a like new appearance.

D. ROOFING MEMBRANE AND STRUCTURE

1. The roof type and design shall incorporate a single ply roof membrane.

2. Landlord shall utilize the services of a professional roofing consultant to provide mutually approved formal specifications and to assure the integrity of the installation.

3. Landlord shall provide in accordance with local code, rooftop equipment screening adequate for initial and future Building rooftop equipment.

E. COMMON AREAS, COLUMNS, PERIMETER CONDITIONS AND BUILDING CORE

1. Service core shall be complete with finished elevators, vertical stairwell, exit shafts as required by code, ventilation shafts, electrical/telephone rooms, and mechanical room(s). Exit stairwells to be painted. Exterior wall and columns shall be finished by Tenant.

2. All exterior doors, door closer and locking devices as necessary.

EXHIBIT D

3. Tenant shall be responsible for the cost of Building main and floor lobby area improvements (e.g., flooring, wall finishes, ceiling and lighting treatments), which shall be installed by Landlord as part of the Tenant Improvement work and paid for out of the Tenant Improvement Allowance.

F. WASTE WATER AND VENT SYSTEM (PLUMBING)

Landlord shall provide a minimum of two points of access to domestic water, sanitary waste and vent for Tenant’s distribution shall be provided on each floor.

G. HVAC SYSTEM

1. Landlord shall provide a quality heating, ventilating and air conditioning (HVAC) System with service available on a year round basis. Tenant shall be permitted to use after-hours HVAC service. The Base Building shall be provided with the “main loop” in place. All distribution shall be installed by Landlord at Tenant’s cost as part of the Tenant Improvement work and paid for out of the Tenant Improvement Allowance.

2. Base Building HVAC system to furnish conditioned clean supply air through the medium pressure base building air ducts, in sufficient capacities and quantities and at temperatures and pressures as required to maintain conditions as noted below:

(a) Indoor winter conditions: 72 dg. F. Dry bulb; Indoor summer conditions: 78 dg F. Dry bulb; with 50% Maximum Relative Humidity.

(b) Outdoor summer and winter design conditions in accordance with ASHRAE publication #SPCDX, Climatic Data for Region Ten, 5th Edition, May 1982.

(c) Summer Design Condition – 0.5% Column, Winter Design Condition - Median of Extremes.

(d) Population Density - 1/100 usf.

(e) Cooling Load: 3 watts/usf dissipated heat for lighting and equipment (not including rooms with supplemental cooling such as computer and print rooms or Base Building equipment).

(f) Minimum zoning requirements:

(1) Open areas - one (1) zone per 1,500 usable square feet.

(2) Private offices - five (5) per zone.

(3) Separate zones for (i) special rooms with 2 exposures, and (ii) conference/meeting rooms.

3. The Base Building HVAC system furnished to the Premises shall be a digitally controlled water source DX/VAV system.

4. Base Building HVAC controls to be of adequate capacity and size to accommodate the criteria specified herein.

5. Supply air requirements shall have a maximum efficiency rating value (“MERV”) of 14 in accordance with ASHRAE 52.2.

6. Outside air requirements shall be consistent with ASHRAE Standard 62-1989.

7. The energy management system shall be capable of allowing Tenant to request floor by floor after hours HVAC and lighting via direct telephone interface, 24 hours daily.

H. ELECTRICAL AND POWER SYSTEM

1. Electrical services shall be in accordance with serving utility requirements including but not limited to all substructures, backboards, and switchgear, for complete operating systems.

2. Landlord shall provide the main power service from utility provider to the entry point of the Building, which shall be at 277/480 volts, three-phase, four wire located in a room within the Building.

3. Landlord shall furnish on the floors occupied by Tenant all electrical feeders, transformers, distribution panels and branch circuit breaker panels to support the following load requirements:

(a) Connected Load / 208V/120V Utility Power: 8 watts/rsf with the number of branch circuits provided on the basis of one (1) 20 ampere, single pole, 120-volt circuit breaker per 100 rsf.

EXHIBIT D

(b) 227V/480V lighting power: 1.5 watts/rsf with the number of branch circuits based on a load of 3000 watts per 20 ampere, 277 volt branch circuit.

(c) Power for HVAC: As required by Building to support stated electrical demand load.

4. Demand Load (Consumed): An average of 8 watts/rsf] consumed power on a monthly basis, such average calculated based on Normal Business Hours (excluding power for HVAC).

5. Emergency Power: Landlord shall provide emergency power to operate all essential building services per codes including but not limited to:

(a) Emergency elevator service;

(b) Egress lighting;

(c) Fire life safety systems;

(d) Mechanical Smoke Control Equipment.

I. TOILET ROOMS

1. Women’s and men’s toilet rooms, on the floors occupied by Tenant, shall be designed and constructed in compliance, as to the Base Building, with current (as of the Commencement Date) code requirements and laws for size and quantity, including the Americans with Disabilities Act. The minimum level of design and finish (subject to Tenant’s approval rights in the Work Letter) shall not be less than the following:

(a) City water shall be provided for all toilet rooms.

(b) All vertical wetwalls shall be finished with full height ceramic tile.

(c) Floors shall be finished with ceramic tile and include recessed floor drains.

(d) The ceilings shall be painted drywall.

(e) Metal toilet partitions shall be floor mounted with concealed latch and coat hooks.

(f) Urinal partitions shall be wall mounted.

(g) Urinals shall be wall mounted in all rest rooms.

(h) All fixtures and accessories shall be stainless steel and meet current governmental laws, codes and regulations, including without limitation, the Americans with Disabilities Act and shall include, but shall not be limited to:

(1) Recessed seat cover dispenser.

(2) Recessed paper towel dispenser/waste receptacles.

(3) Recessed feminine napkin vendor.

(4) Partition mounted roll toilet tissue dispensers.

(5) Handicap grab bar as required by code.

(6) Lavatory soap dispensers.

2. The layout of each restroom facility within the Building shall be in accordance with applicable laws and codes.

J. FIRE AND LIFE SAFETY SYSTEMS

1. Base Building fire and life safety systems shall meet all applicable code requirements, including but not limited to California State Title 24 and Americans with Disabilities Act, as of the Commencement Date, including the following improvements for the Building Common Areas (exit stairwells, exit corridors, lobbies):

(a) Exit signs.

EXHIBIT D

(b) Fire extinguishers and cabinets.

(c) Life safety speakers/strobe lights and smoke detectors.

2. Fire sprinkler loop with points of connection within Tenant space including a main loop and branch distribution piping, including mains and laterals (drops and heads to be at Tenant’s cost as part of the Tenant Improvement work), as required by local code on each floor.

3. Standpipe branch connection into Premises for code-required tenant hose valves stations within Premises.

4. Capacity only for fire alarm inputs and control outputs and for fire alarm sounding devices as required to be audible throughout the Premises and strobe light capacity in accordance with current code (as of the Commencement Date).

K. SECURITY ACCESS SYSTEMS

1. Card access devices provided at all Building entrances and exits, Building elevators, and entrances and exits to parking areas. Such system shall include recording and monitoring devices located within a central location, to be determined by Landlord and Tenant, in the Building.

2. All Building security equipment and devices may be separable from Tenant’s security system(s), and Landlord and Tenant will work cooperatively to design their security systems to be compatible.

L. COMMUNICATION SYSTEMS & TELECOMMUNICATIONS ACCESS

1. A main telephone terminal room in the Building shall be provided with multiple feeder ducts and service from the telephone company. Landlord shall provide conduits from this terminal room in the Building to the main telephone risers and conduits that service the Premises. Fire resistant plywood telephone backboards shall be provided in each telephone room and/or riser closet.

2. Fire sealed floor openings shall be provided in the telephone room on each floor of the Building for additional risers, conduits and cables.

M. ELEVATORS

1. 4 passenger elevators. Elevator cars in the Building shall be equipped with security card readers. All elevator cars, lobby call lanterns and call buttons shall be in compliance with all applicable Laws in effect on the Commencement Date.

2. One (1) separate swing service elevator (deeper than it is wide) with adequate size and weight capabilities to accommodate the efficient loading and unloading of building materials and standard office equipment. This elevator shall provide access to all floors of the Building and basement levels of the Building and have a rear access door on each floor into a service lobby.

3. Passenger elevator speed shall be a minimum average of 350’ per minute.

N. LOADING DOCK; TRASH AREAS

Tenant shall have full use of the Building’s loading dock bays. All loading dock activity shall be operated and maintained by Landlord on a nondiscriminatory basis.

O. WALLS AND WINDOWS

1.	Curtain walls shall be installed and sealed.

2.	Exterior windows shall be installed and sealed.

3.	Landlord shall provide “Mecco” window blinds or the equivalent.

EXHIBIT D

P. SOUND ATTENUATION

Floor assemblies and the Building structure shall be constructed with sufficient provisions for thermal insulation and acoustic control to limit noise transmission generated from Building equipment.

Q. ESSENTIAL SITE IMPROVEMENTS

The “Essential Site Improvements” as referenced in the Work Letter shall consist of the following:

1.	Building I as shown on the Site Plan;

2.	6-Level Parking Structure with a minimum capacity for 1,000 stalls;

3.	A main driveway from the signalized intersection at Jamboree Road, crossing the project and connecting to Fairchild Road;

4.	A secondary driveway (which may include a valet station);

5.	A service driveway with access to the sub-grade parking below the Building (the service drive will include a trash enclosure, loading dock, emergency generator and pads for Tenant supplied back-up generators);

6.	Landscape and hardscape of common areas surrounding the Building, including outdoor smoking areas away from the primary Building entries, seating and waste containers and assembly area (amphitheatre). All landscaped areas to be irrigated with electrically controlled automatic systems.

7.	Storm drainage connected to the City storm system main, underground sanitary sewer laterals connected to the City sewer main utility service laterals, domestic water mains connected to the city water main, gas and electrical lines connected to the utility mains, curbs, gutters, sidewalks and exterior lighting per code.

EXHIBIT D

Schedule 2 to Work Letter

Design Schedule

DESIGN DEVELOPMENT

• Design Development	3/4/05-4/18/05
• Tenant Review	4/18/05-4/27/05
• Complete Design Development	4/27/05-5/6/05

CONSTRUCTION DOCUMENTS

• Construction Documents	5/6/05-7/6/05
• Tenant Review	7/6/05-7/18/05
• Complete Construction Documents	7/18/05-7/28/05

PERMITS

• Architectural Plan Check	6/6/05-7/21/05
• Plan Check Corrections	7/21/05-8/4/05
• Shell Permit	8/4/05-8/15/05

EXHIBIT D

Schedule 3 to Work Letter

Schedule of Milestones

GRADING

• Grading Permit	4/6/05-6/1/05
• Grading/Basement Excavation	6/1/05-6/13/05

FOUNDATION

• Foundation Permit	5/6/05-6/13/05
• Foundation/Grade Beams	6/13/05-7/11/05

STEEL

• Complete Mill Order Design	3/15//05-4/15/05
• Steel Fabrication	5/23/05-7/8/05
• Steel Erection	7/11/05-8/15/05

EXTERIOR SKIN

• Precast/Glazing	8/15/05-10/26/05
• Roof deck	8/15/05-10/3/05

EXHIBIT D

SCHEDULE 4 to EXHIBIT D

TENANT IMPROVEMENT STANDARDS

NOTE: THESE ITEMS HAVE NOT YET BEEN REVIEWED FOR LEED COMPLIANCE ISSUES AND THUS ARE SUBJECT TO CHANGE.

TENANT AREA

1.	Demising Partitions

A.	3 5/8” x 20 ga metal studs at 16” oc. extended full height to underside of floor or roof deck with deflection slip track at top. Fire caulk top track to deck.

B.	5/8” type ‘X’ gypsum wallboard full height, one layer each side of wall.

C.	Full height R-13 batt insulation.

D.	Partitions to be taped smooth and sanded to receive paint or wallcovering finish.

E.	Straight line termination at building columns and window mullions with sound seal neoprene gasket closure/fillers.

F.	Stagger electrical outlets and other gang box wall penetrations.

G.	Caulk entire partition perimeter along floor line, top of wall to deck intersection and at perimeter columns and window mullion intersected surfaces.

H.	Sound boots at HVAC penetrations.

I.	Full height tenant demising walls to be reviewed by Owner’s smoke management engineer for compatibility with Base Building smoke management report and event matrix.

2.	Interior Partitions

A.	3 5/8 x 20 ga. metal studs at 24” or 16” oc (L/240 deflection criteria), braced to structure above.

B.	5/8” type ‘X’ gypsum wallboard, one layer each side of wall.

C.	Partition taped smooth to receive paint or wall covering.

D.	Sound sealed gasket closure at mullion terminations. Do not anchor to window wall system.

3.	Perimeter Wall Furring

A.	2 1/2” x 20 ga. metal studs at 24” oc, braced to structure above.

B.	5/8” type ‘X’ gyp-board taped smooth to receive paint or wall covering.

C.	R-8 batt insulation.

D.	Sound sealed gasket closure at mullion terminations. Do not anchor to window wall system.

4.	Perimeter Window Wall Sill Furring

A.	Custom gypsum wallboard adapter with clear anodized finish to match window wall system.

Tenant to purchase custom adapter, if needed, from Building Owner’s supplier.

B.	1 5/8” x 20 ga in-fill furring at 24” oc punched for utility conduits. R-8 batt insulation.

C.	One layer of 5/8” type ‘X’ gyp-board taped smooth to receive paint or wall covering.

EXHIBIT D

5.	Doors

A.	Size: 3’-0” x 8’-10”

B.	Finish: Quarter sliced cherry (or equivalent) wood veneer with clear gloss finish.

C.	20 minute label where required.

6.	Door Frames

A.	Interior Tenant Space: Western Integrated clear anodized aluminum frame, factory finish, 1 3/4” profile.

B.	20 minute label where required.

7.	Door Hardware

A.	Lockset / Latchset / Cylinder / Strike: Schlage L9000 series, 626 satin chromium finish.

B.	Lever: Schlage L–17A, 626 satin chromium finish. 40” mtg. Ht.

C.	Hinges: 4 1/2” x 4 1/2” Hager BB1279, satin finish (4 per door).

D.	Closers: Norton 8500 series, 652 satin chromium finish, with ADA calibrator.

E.	Stops: Trimco W1276 CCS, satin finish.

8.	Ceilings

A. Ceiling Tiles: Armstrong Cirrus Open Plan #558 w/ beveled tegular edge profile NRC – 0.75, AC – 170 (or the equivalent), 24” x 24” x 7/8” tile. Color: white finish.

B. Ceiling Grid: Armstrong Silhouette XL 9/16” bolt-slot system w/ 1/8” reveal (or the equivalent). Color: white finish.

C. Ceiling Heights: 1st Floor: 15’-0”

                    2nd thru 7th Floor: 12’-0”

9.	Flooring

A. Carpeting: Shaw, Cypress Point II 32oz (or the equivalent). Installation: Over 3/8” Nova pad (or the equivalent). Color: Selected by Tenant from Mfr.’s standard range.

B. VCT: Armstrong Excelon (or the equivalent). Color: Selected by Tenant from Mfr.’s standard range.

C. Base: Burke 2 1/2” (or the equivalent) coveless in carpeted areas, coved in hard surface areas. Color: Selected by Tenant from Mfr.’s standard range.

10.	Exterior Window Wall Coverings

A. Mechanism: MechoShade Systems Mecho III Bracket, manually chain operated, maximum shade height 12’-0” (ground floor 15’). Use MechoShade Extended Bracket (where required) for shade heights exceeding 12’-0” (ground floor 15’) or shades with blackouts exceeding 8’-0”. (or equivalent)

Installation: Recessed / Flush ceiling installation with removable Mecho Snap-Loc Fascia enclosure plates and end fillers. Bracket assembly anchored to metal stud framing suspended from structure above.

Fascia Type: Closure assembly as required for gyp-board or lay-in ceiling tile installation.

Fascia / Closure Assembly Finish: Clear anodized to match window wall system.

Shade Material: MechoShade EuroVeil, Dense Basket Weave, 5% openness. Color / Pattern: # 5306 Silver Birch. (or equivalent)

EXHIBIT D

B. Fry-Reglet, ‘Z’ edge molding (where required) between Mecho Bracket and window wall system for Bracket alignment. Clear anodized finish to match window wall system. Do not anchor to window wall system. Z molding to be mounted integral with Mecho shade assembly. Where used, ‘Z’ molding to run continuous between partitions or columns

11.	Painting

A.	Two coats of finish paint over primer. Dunn-Edwards (or the equivalent). Color selected by Tenant from Mfr’s. standard color range.

12.	Lighting Fixtures

A. Peerless – Peerlite – Cerra 7 suspended light fixtures with two (2), 28 watt T5 lamps. (or equivalent). Fixtures at perimeter building wall spaces (alignment and direction) to be approved by Building Owner. Lighting fixtures to meet title 24 requirements.

13.	Lighting Controls

A. Motion Sensors: Novitas model 01-100 series. White finish cover plate.

B. Wall Switch Light Controls: General Electric or equal, white finish cover plate. Vertically mounted 40” AFF. Switched / paired in double gang box to meet title 24 requirements.

14.	Electrical Wall Outlets

A. General Electric or equal, self grounding duplex type, white finish cover plate. Vertically mounted 15” AFF

15.	Telephone, Computer Data and Cable Wall Outlets

A.	Single gang box, white finish cover plate. Vertically mounted 15” AFF

16.	HVAC

A. 2’ x 2’ perforated diffusers in accessible ceiling areas, linear diffusers in drywall ceiling areas. Color: White finish.

B. Thermostats located per title 24 zone requirements. Mounted 40” AFF. White finish cover.

C. Tenant’s HVAC design to be compatible with Base Building system and smoke management requirements. Tenant’s design to be reviewed and approved by Building Owner’s mechanical and smoke control engineers.

17.	Fire Extinguisher Cabinets

A.	Potter-Roemer, satin stainless steel finish frame, clear glass view.

18.	Sprinklers / Smoke & Fire Detectors / Life Safety Devices

A.	Sprinklers: Semi-recessed chrome heads in ceiling areas. Type: Quick response compatible with Base Building smoke management and event matrix report.

B.	Smoke / Fire Detectors: Compatible with Building smoke management and event matrix report. White finish cover housing where visible.

C.	All life / safety features to be reviewed by Owner’s smoke control engineer for compatibility with Base Building design.

19.	Exit Signs

A.	Isolite, 2040-50-20, self-illuminated emergency type. White finish frame with green letters.

EXHIBIT D

EXHIBIT E

JANITORIAL SPECIFICATIONS

Janitorial Requirements

Lobby

SERVICE	Daily	Weekly	Monthly	Quarterly	Yearly
Vacuum all carpeted areas	•

Spot clean carpets	•

Sweep, damp mop all floored surfaces	•

Buff floored areas to insure high luster appearance			•

Clean ledges and moldings	•

Clean security station	•

Clean chrome/anodized metal finishes	•

Clean entry glass (inside and out) up to 10’	•

Clean entry thresholds	•

Dust mullions and sills	•

Clean baseboards with detergent and water		•

Empty waste receptacles	•

Police entrance (int and ext) for trash and debris	•

Sweep all stairwells and corridors	•

Clean and dust stairwell railings	•

Strip and wax tile floors			•

Dust furnishings	•

Dust artwork		•

Polish wood furnishings			•

EXHIBIT E

Janitorial Requirements

Work Areas

SERVICE	Daily	Weekly	Monthly	Quarterly	Yearly
Empty waste baskets and replace liners as needed	•

Vacuum carpeted areas, to include around and beneath desks	•

Spot clean doors, frames and switchplates	•

Dust horizontal, including artwork and furnishings, surfaces (up to 6’)	•

Dust baseboards	•

Spot clean carpet	•

Dust all surfaces (higher than 6’)		•

Spot clean partitions, walls glass and windows		•

Clean chrome/anodized metal finishes	•

Wash vinyl and metal door kick plates	•

Vacuum/clean ceiling air supply and exhaust diffusers/grills				•

Clean ledges and moldings	•

Polish wood furnishings			•

Dust mullions and sills	•

EXHIBIT E

Janitorial Requirements

Rest Rooms

SERVICE	Daily	Weekly	Monthly	Quarterly	Yearly
Clean, disinfect and polish toilets and urinals	•

Damp wipe/disinfect ledges, counters, stalls, and smooth surfaces	•

Sweep and mop with germicide floored surfaces	•

Clean, disinfect and polish mirrors, soap dispensers and chrome fixtures	•

Clean, disinfect and polish sinks and faucets	•

Clean and disinfect dispensers	•

Furnish/refill soap, paper and product dispensers	•

Clean, disinfect and replace liners in trash and product waste receptacles	•

Clean all baseboards with a germicidal cleanser	•

Remove and clean urinal screens*

Clean and flush floor drains*

Vacuum ceiling air supply and exhaust diffusers/grills				•

Strip, disinfect and wax floored surfaces				•

Vacuum/clean ceiling air supply and exhaust diffusers/grills*				•

Polish chrome and porcelain surfaces			•

*	Replaced as needed.

EXHIBIT E

Janitorial Requirements

Lounge, Copy and Conference Rooms

SERVICE	Daily	Weekly	Monthly	Quarterly	Yearly
Dust/polish conference tables	•

Vacuum chairs			•

Empty trash receptacles	•

Clean, remove any remaining food or beverage/trash	•

Vacuum carpeted areas	•

Clean/disinfect counter surfaces	•

Mop/disinfect floored surfaces	•

Spot clean doors, frames and switchplates	•

Empty waste receptacles and replace liners as needed	•

Dust horizontal surfaces (up to 6’)	•

Clean baseboards with detergent and water	•

Spot clean carpet	•

Sweep, damp mop floored surfaces	•

Buff floored areas				•

Strip, disinfect and wax floors			•

Clean refrigerator*			•

Vacuum ceiling air supply and exhaust diffusers and grills				•

*	Only if requested by Tenant. Extra cost to be charged directly to Tenant.

[to be supplied]

EXHIBIT E

EXHIBIT F

INTENTIONALLY OMITTED

EXHIBIT F

EXHIBIT G

RECORDING REQUESTED BY

AND WHEN RECORDED RETURN TO:

RECOGNITION OF COVENANTS,

CONDITIONS, AND RESTRICTIONS

This Recognition of Covenants, Conditions, and Restrictions (this “Agreement”) is entered into as of the      day of                     , 200    , by and between                                               (“Landlord”), and                                          (“Tenant”), with reference to the following facts:

A. Landlord and Tenant entered into that certain Office Lease (Building II) dated                     , 2005 (the “Lease”). Pursuant to the Lease, Landlord leased to Tenant and Tenant leased from Landlord space (the “Premises”) located in an office building on certain real property described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”).

B. The Premises are located in an office building located on real property which is part of an area owned by Landlord containing approximately              (    ) acres of real property located in the City of Irvine, California (the “Project”), as more particularly described in Exhibit B attached hereto and incorporated herein by this reference.

C. Landlord or its predecessor in interest, as declarant, has previously recorded, or proposes to record concurrently with the recordation of this Agreement, a Declaration of Covenants, Conditions, and Restrictions (the “Declaration”), dated                     ,     , in connection with the Project.

D. Tenant is agreeing to recognize and be bound by the terms of the Declaration, and the parties hereto desire to set forth their agreements concerning the same.

NOW, THEREFORE, in consideration of (a) the foregoing recitals and the mutual agreements hereinafter set forth, and (b) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Tenant’s Recognition of Declaration. Notwithstanding that the Lease has been executed prior to the recordation of the Declaration, Tenant agrees to recognize and by bound by all of the terms and conditions of the Declaration.

2.	Miscellaneous.

2.1	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors, and assigns.

2.2	This Agreement is made in, and shall be governed, enforced and construed under the laws of, the State of California.

2.3	This Agreement constitutes the entire understanding and agreements of the parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements, whether verbal or in writing. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Agreement except as expressly set forth herein.

2.4	This Agreement is not to be modified, terminated, or amended in any respect, except pursuant to any instrument in writing duly executed by both of the parties hereto.

2.5	In the event that either party hereto shall bring any legal action or other proceeding with respect to the breach, interpretation, or enforcement of this Agreement, or with respect to any dispute relating to any transaction covered by this Agreement, the losing party in such action or proceeding shall reimburse the prevailing party therein for all reasonable costs of litigation, including reasonable attorneys’ fees, in such amount as may be determined by the court or other tribunal having jurisdiction, including matters on appeal.

2.6	All captions and heading herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Agreement.

2.7	If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court of competent jurisdictions to be void or unenforceable for any reason, the same shall not affect any other provision of this Agreement, the application of such provision under circumstances different form those adjudged by the court, or the validity or enforceability of this Agreement as a whole.

EXHIBIT G

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2.8	Time is of the essence of this Agreement.

2.9	The Parties agree to execute any further documents, and take any further actions, as may be reasonable and appropriate in order to carry out the purpose and intent of this Agreement.

2.10	As used herein, the masculine, feminine or neuter gender, and the singular and plural numbers, shall each be deemed to include the others whenever and whatever the context so indicates.

EXHIBIT G

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SIGNATURE PAGE OF RECOGNITION OF

COVENANTS, CONDITIONS AND RESTRICTIONS

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

“Landlord”:

By:
Name:
Title:

“Tenant”:

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT G

3

EXHIBIT H

FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:
VALLEY INDEPENDENT BANK
74-199 El Paseo Drive, Suite 102
Palm Desert, California 92260
Attn: Steve Stearman, Regional Vice President

Space above for Recorder’s Use

SUBORDINATION, NONDISTURBANCE,

AND ATTORNMENT AGREEMENT

This Subordination, Nondisturbance, and Attornment Agreement (“Agreement”) is entered into as of                     , 2005, by and among Valley Independent Bank, a California corporation (“Bank”), Scholle Jamboree Property Development I LLC, a California limited liability company, as landlord (“Landlord”), and Impac Funding Corporation, a California corporation (“Tenant”).

RECITALS

A. Landlord and Tenant have entered into a certain Office Lease (Building II) dated February     , 2005 (the “Lease”) covering certain premises (“Demised Premises”), located at the corner of Jamboree and Fairchild Roads, Irvine, California (“Property”). The Property is more particularly described in Exhibit A attached hereto and incorporated herein.

B. Bank is or will be the beneficiary of a deed of trust (“Deed of Trust”) encumbering the Property, which secures a note payable to Bank in the original principal amount of Twenty Nine Million Dollars ($29,000,000.00).

C. On the terms and conditions in this Agreement, the parties desire to subordinate Tenant’s leasehold interest in the Demised Premises to the lien of the Deed of Trust and to assure Tenant possession of the Demised Premises for the entire term of the Lease, even though Bank may foreclose the lien of the Deed of Trust before expiration of the Lease.

Therefore, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

Section 1. Subordination

The Lease (including any rights of first refusal or purchase options contained therein) shall be subject and subordinate to the lien of the Deed of Trust and to any renewals, modifications, consolidations, replacements and extensions of the Deed of Trust to the full extent of the principal sum secured by the Deed of Trust, including any interest.

Section 2. Nondisturbance.

So long as Tenant is not in default, beyond any period given to Tenant to cure a default, in the payment of rent or in the performance of any of the terms, covenants, or conditions of the Lease, Tenant’s possession of the Demised Premises and Tenant’s rights and privileges under the Lease, including any extensions or renewals, shall not be diminished or interfered with by Bank during the term of the Lease or any extensions or renewals. So long as Tenant is not in default, beyond any period given Tenant to cure such default, in the payment of rent or in the performance of any of the terms, covenants, or conditions of the Lease, Bank will not join Tenant as a party for the purpose of termination or otherwise affecting Tenant’s interest under the Lease, in any action of foreclosure or other proceeding brought by Bank to enforce any rights arising because of any default under the Deed of Trust. Bank may, however, join Tenant as a party if joinder is necessary under any statute or law to secure the remedies available to Bank under the Deed of Trust, but joinder shall be for that purpose only and not for the purpose of terminating the Lease or affecting Tenant’s right to possession of the Demised Premises.

Section 3. Attornment

Tenant hereby agrees that if Bank elects at any time to have the Lease superior to its Deed of Trust and gives notice of its election to Tenant, then the Lease shall be superior to the lien of any such Deed of Trust and all renewals, modifications, extensions, substitutions, replacements and/or consolidations thereof, whether the Lease is dated or recorded before or after the Deed of Trust. If Bank shall become the owner of the Demised Premises, or if the Demised Premises shall be sold by reason of foreclosure or other proceedings brought to enforce the Deed of Trust, or if the Demised Premises shall be transferred by deed in lieu of foreclosure, Tenant shall attorn to Bank or

EXHIBIT H

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any other such owner as its Landlord, said attornment to be effective and self operative without the execution of any further instruments. From and after Bank’s or other such owner’s succession to the interest of Landlord under the Lease, Tenant shall have the same remedies against Bank or such other owner for the breach of any covenant contained in the Lease that Tenant might have had under the Lease against Landlord, except that neither Bank nor any other such owner shall be:

(a) liable for any act or omission of, or for the performance of the obligation of, any prior lessor (including Landlord) under the Lease (except to the extent Bank continues such act or omission after Bank succeeds to Landlord’s interest in the Demised Premises; provided, however, that the foregoing exception shall not apply to any unperformed construction obligations of Landlord under the Lease, as to which Bank shall have no responsibility even after succeeding to Landlord’s interest in the Property); or

(b) subject to any offsets or defenses which Lessee might have against any prior landlord (including Landlord); or

(c) bound by any prepayment of rent or additional rent which Tenant might have paid for more than the current month or by payment of any security deposits to any prior landlord (including Landlord), except such security deposits as have actually been received by Bank; or

(d) bound by any amendment or modification of the Lease or by any waiver or forbearance on the part of any prior tenant (including Tenant) made or given without the written consent of Bank or any subsequent holder of the Deed of Trust; or

(e) bound by any representations or warranties of Landlord under the Lease.

Section 4. Bankruptcy of Landlord

In the event of the bankruptcy of Landlord and the termination of the Lease in connection with such proceeding, Tenant shall, upon the request of Bank (or any other owner of the Demised Premises), enter into a new lease for the Demised Premises on substantially the same terms and conditions as the Lease.

Section 5. Definitions.

The term “Bank” or any similar term shall include Bank, the trustee under any deed of trust affecting the Demised Premises, and any agents, heirs, successors or assigns, including any party that succeeds to Landlord’s interest by foreclosure of the Deed of Trust, of the deed in lieu of foreclosure, or of a sale under a private power contained in the Deed of Trust or by any other proceeding. The term “Deed of Trust” or any similar term shall include the Deed of Trust and any amendments or addenda. The term “Landlord” shall include Landlord and its successors and assigns. The term “Tenant” shall include Tenant and the successors, assigns, and sublessees of Tenant. This Agreement shall inure to the benefit of and be binding upon all successors, assigns and sublessees. The term “Lease” shall include the Lease and all amendments, addenda, extensions, and renewals.

Section 6. No Change in Lease.

Landlord and Tenant agree not to materially change, alter, amend or otherwise modify the Lease without the prior written consent of Bank, which consent shall not be unreasonably withheld or delayed. Any material change, alteration, amendment, or other modification to the Lease without the prior written consent of Bank shall be void as to Bank.

Section 7. Insurance and Condemnation Proceeds.

In the event of a casualty to any improvements on the Demised Premises or a condemnation or taking under a power of eminent domain of all or any portion of the Demised Premises or any of the improvements on the Demised Premises all payments and settlements of insurance claims or condemnation awards (except for any payments and settlements derived from Tenant’s insurance policies that Tenant is entitled to retain pursuant to the Lease) shall be paid to the Bank for the use and application pursuant to the terms and provisions of the Deed of Trust.

Section 8. Assignment of Lease or Rents.

Landlord will by a separate assignment (“Assignment”) assign its interest in the rents and payments due under the Lease to Bank as security for repayment of the Loan. If in the future there is a default by the Landlord in the performance and observance of the terms of the Deed of Trust, the Bank may, at its option under the Assignment, require that all rents and other payments due under the Lease be paid directly to it. Upon notification to that effect by the Bank, Landlord hereby authorizes and directs Tenant and the Tenant agrees to pay the rent and any payments due under the terms of the Lease to Bank. Landlord hereby acknowledges and agrees that Tenant shall have the right to rely on any notice by Bank that all rents and other payments due under the terms of the Lease shall be paid to Bank. The Assignment does not diminish any obligations of the Landlord under the Lease nor impose any such obligations on the Bank.

EXHIBIT H

2

Section 9. Landlord Default; Notice to Bank

Tenant shall promptly provide Bank at its address set forth below with a written notice of any default on the part of the Landlord under the Lease. Bank shall have the option to cure such default within the time allotted to Landlord under the Lease plus ten (10) days in the case of a monetary default and thirty (30) days in the case of a non-monetary default. Tenant shall not invoke any of its remedies under this Lease or any other remedies available to Tenant at law or in equity during any period that Bank is proceeding to cure any such default with due diligence or (if possession of the Demised Premises is necessary for such cure to be effectuated) during any period that Bank is taking steps with due diligence to obtain the legal right to enter the Demised Premises and cure any such default.

Section 10. Bank Consent Required

Without the prior written consent of Bank, Tenant shall not (a) pay the rent or any other sums becoming due under the terms of the Lease more than one month in advance; (b) accept Landlord’s waiver of or release from the performance of any material obligation under the Lease, (c) assign the Lease as collateral security or mortgage or otherwise encumber its leasehold interest, or (d) agree with Landlord to terminate the Lease except as permitted pursuant to the express terms of the Lease. Landlord’s consent as to items (b) and (c) above shall not be unreasonably withheld or delayed.

Section 11. Notices.

In this Agreement, whenever it is required or permitted that notice and demand be given by any party to another party, that notice or demand shall be given in writing and forwarded by certified mail, addressed as follows:

For Landlord:	Scholle Jamboree Property Development I LLC
19500 Jamboree Road
Irvine, California 92612
Attn: Robert W. Scholle

For Tenant:	Impac Funding Corporation

1401 Dove Street
Newport Beach, CA 92660
Attention: General Counsel

For Bank:	Valley Independent Bank
74-199 El Paseo Drive, Suite 102
Palm Desert, California 92260
Attn: Steve Stearman, Regional Vice President

Any party may change an address given for notice by giving written notice of that change by certified mail to all other parties.

Section 12. Authority

If any party is a corporation, limited liability company or a partnership, all individuals executing this Agreement on behalf of a corporation, limited liability company or partnership represent and warrant that they are authorized to execute and deliver this Agreement on behalf of the corporation, limited liability company, or partnership and that this Agreement is binding upon the corporation, limited liability company, or partnership.

Section 13. Miscellaneous.

This Agreement may not be modified other than by an agreement in writing signed by the parties or by their respective successors in interest. If any party commences any action against any other party based on this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees, expenses, and costs of suit. This Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, successors and assigns. The headings of this Agreement are for reference only and shall not limit or define any meaning of this Agreement. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which shall constitute one and the same instrument. This Agreement shall be construed in accordance with and governed by California law.

[SIGNATURES FOLLOW THIS PAGE]

EXHIBIT H

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The parties have duly executed this Agreement as of the date first above written.

BANK:	VALLEY INDEPENDENT BANK

By:
Steve Stearman
Regional Vice President

LANDLORD:	SCHOLLE JAMBOREE PROPERTY
DEVELOPMENT I LLC
a California limited liability company

By:
Robert W. Scholle
	Its:	Manager

TENANT:	IMPAC FUNDING CORPORATION,
a California corporation

By:
Name:
Title:

EXHIBIT H

4

EXHIBIT A

PROPERTY DESCRIPTION

The real property referred to in this Exhibit is situated in the State of California, County of Orange, described as follows:

PARCEL A:

Parcel 2, in the City of Irvine, County of Orange, State of California, as shown on a Parcel Map filed in Book 47, Page 22 of Parcel Maps, in the office of the County Recorder of said County.

Except all oil, oil rights, minerals, minerals rights, natural gas, natural gas rights, and other hydrocarbons by whatsoever name known that may be within or under the Parcel of land hereinabove described. Together with the perpetual right of drilling, mining, exploring and operating therefor and storing in and removing the same from said land or any other land, including the right to whipstock or directionally drill and mine from lands other than those hereinabove described, oil or gas wells, tunnels and shafts into, through or across the subsurface of the land hereinabove described, and to bottom such whipstocked or directionally drilled wells, tunnels and shaft under and beneath or beyond the exterior limits thereof, and to redrill, retunnel, equip, maintain, repair, deepen, and operate any such wells or mines, without however, the right to drill, mine, store, explore and operate through the surface or the upper five hundred (500) feet of the subsurface of the land hereinabove described, as reserved by Irvine Industrial Complex, a California Corporation in deed recorded January 31, 1977 as Instrument No. 40776 in Book 12052, Page 1304 of Official Records.

PARCEL B:

An easement for the purposes of ingress and egress and sanitary sewer over and under that portion of Block 50 of Irvine’s Subdivision, in the City of Irvine, County of Orange, State of California, shown as Parcel 1 on map filed in Book 22, Page 28 of Parcel Maps, in the office of the County Recorder of said County, described as follows:

Commencing at the most Northerly corner of Parcel 1 as shown on a map filed in Book 22, Page 28 of Parcel Maps, records of Orange County; thence South 49° 21’ 34” East 120.0 feet along the Northeast Lot Line of said Parcel 1 to the true point of beginning; thence South 40° 38’ 26” West 30.00 feet; thence South 49° 21’ 34” East 189.37 feet to a point on the Easterly lot line of said Parcel 1; thence along said lot line North 6° 59’ 16” West 44.52 feet to the Northeast corner of said Parcel 1; thence North 49° 21’ 34” West 156.48 feet along the Northeast lot line of said parcel 1 to the true point of beginning.

APN: 445-132-06

EXHIBIT H

5

STATE OF CALIFORNIA                    )

                                                                 ) ss.

COUNTY OF                             )

On                  , 2005, before me,                                         , personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

NOTARY PUBLIC

STATE OF CALIFORNIA                    )

                                                                 ) ss.

COUNTY OF                             )

On                  , 2005, before me,                                         , personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

NOTARY PUBLIC

STATE OF CALIFORNIA                    )

                                                                 ) ss.

COUNTY OF                             )

On                  , 2005, before me,                                         , personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

NOTARY PUBLIC

EXHIBIT H

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EXHIBIT I

SIGNAGE MAINTENANCE REQUIREMENTS

1. Tenant shall not install the Building Top Signage or thereafter replace or make alterations to the Building Top Signage until: (a) Landlord has approved in writing, which approval shall not be unreasonably withheld or delayed, the sign planner, engineer and installation company and professionally prepared sign plans submitted by Tenant showing the design, size, content, color, illumination and quality of materials and placement of the sign, all required engineering, and (b) Tenant has obtained and submitted to Landlord evidence of the insurance required hereunder and under the Lease and any permits or approvals required by law. The original installation work for the Building Top Signage shall be performed pursuant to a design-build contract between Tenant and a contractor approved by Landlord, which approval shall not be unreasonably withheld or delayed. Such work shall be performed in a manner so as to minimize damage to the Building. Without limiting the generality of the foregoing, Landlord shall have the right to approve all staging and other construction procedures, which approval shall not be unreasonably withheld or delayed, and Tenant shall be responsible for assuring that such installation or other work does not affect any of Landlord’s then existing warranties and does not damage the Building (including, without limitation, the roof membrane). All installation or other work hereunder shall be performed in a good and workmanlike manner, in accordance with all governmental requirements, and at Tenant’s sole cost and expense. If Tenant is required to remove any glass or other material from the Building, Tenant will obtain Landlord’s prior written approval to such removal, which approval shall not be unreasonably withheld or delayed, (unless such removal is shown on the plans previously approved by Landlord) and shall store all such material with appropriate care and replace it when the Building Top Signage is removed. If the window washing equipment for the Building or any other Building equipment requires modification to accommodate installation or repair of the Building Top Signage, Tenant shall perform such modification at its sole cost and expense, subject to Landlord’s approval of the nature and scope of such modification. Tenant shall promptly repair, to the extent reasonably practical, at its sole cost and expense, any and all damage to the Building and the Project (including damage to any landscaping) caused by the installation or subsequent removal of the Building Top Signage and Monument Signage.

2. Once installation of the Building Top Signage has commenced, it shall be completed as soon as possible, and (subject to Force Majeure Events and delays caused by Landlord) in no event later than one (1) month thereafter.

3. The Building Top Signage shall, at all time, be fully and completely illuminated each night between sunset and sunrise, at Tenant’s sole cost and expense, based on separate meters (to be installed at Tenant’s sole cost and expense), and Tenant shall pay any meter-reading charges in connection therewith. Tenant shall not be permitted to illuminate the Building Top Signage until the foregoing described separate meters have been installed. Such illumination shall be in compliance with applicable governmental requirements.

4. Tenant shall maintain the Building Top Signage in good, sightly and first-class appearance, condition and repair, and so as not to detract from the appearance of the Building. Landlord shall have the right to reasonably approve the maintenance personnel. If Tenant shall fail to maintain, repair, or illuminate the Building Top Signage in the condition required hereunder within five (5) business days after written notice by Landlord, Landlord may, after written notice to Tenant, so repair, maintain and illuminate the Building Top Signage, at Tenant’s sole cost and expense (which Tenant shall pay to Landlord as Additional Rent when billed by Landlord), without limiting Landlord’s other rights and remedies.

5. Landlord does not represent or warrant that installation of the Building Top Signage and/or Monument Signage hereunder will comply with any applicable federal, state, county or local law or ordinances or the regulations of any of their agencies or any quasi-governmental requirements or any other applicable agreements. Landlord shall use its good faith efforts (without the expenditure of any money unless paid by Tenant in advance of the required expenditure) to assist Tenant in obtaining such approvals. Tenant shall at all times comply with any applicable laws, ordinances, regulations and requirements pertaining to the Building Top Signage and/or Monument Signage.

6. Except to the extent arising out of the negligence or willful misconduct of Landlord, its agents or employees, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all loss, cost, claim, damage, liability or expense which Landlord may incur as a result of the Building Top Signage and Monument Signage or Tenant’s installation, maintenance or other activities in connection therewith, including but not limited to Tenant’s use of the roof. Tenant shall maintain commercial general liability insurance covering risks of bodily injury, death or property damage arising directly or indirectly out of the Building Top Signage and

EXHIBIT I

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Monument Signage or Tenant’s installation, maintenance or other activities in connection therewith, including but not limited to, Tenant’s use of the roof. Tenant shall provide a certificate of such insurance to Landlord prior to commencing the installation work for the Building Top Signage and Monument Signage, and such insurance policy shall not be cancelable without at least fifteen (15) days’ written notice to Landlord. Except to the extent arising out of the negligence or willful misconduct of Landlord, its agents and employees, Landlord shall not be responsible for the Building Top Signage or Monument Signage in the event of loss or damage thereto from any cause whatsoever.

7. Landlord shall have the right to use photographs of the Building, including the Building Top Signage and Monument Signage, in Landlord’s brochures and other materials without compensation to Tenant.

8. Upon the earlier of termination of the Lease or the termination of Tenant’s sign rights hereunder, by expiration of the Lease or otherwise, Tenant shall (and may at any time during the Lease Term upon reasonably prior written notice) disconnect and remove the Building Top Signage and Monument Signage and repair and restore the Building and monuments. Tenant shall promptly and properly repair (or at Landlord’s option, pay Landlord’s reasonable charges for repairing) during the Lease Term and upon termination of the Lease or the sign rights hereunder, any roof leaks or other damage or injury to the roof, or the Building (or any portion thereof, contents thereof or equipment associated therewith) caused by the Building Top Signage or Monument Signage or their installation, use, maintenance or removal, except to the extent arising out of the negligence or willful misconduct of Landlord, its agents or employees. If Tenant does not commence to repair any such leaks, damage or injury, or does not commence to remove (after Tenant’s sign rights hereunder have terminated) the Building Top Signage and Monument Signage within seven (7) business days after written request, or if Tenant does not thereafter proceed to diligently complete such work, Tenant hereby authorizes Landlord, after written notice to Tenant, to make such repairs or remove the Building Top Signage and Monument Signage, and Tenant shall promptly pay Landlord’s reasonable charges for doing so as Additional Rent. With respect to any property so removed by Landlord, Landlord shall comply with applicable law.

EXHIBIT I

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EXHIBIT J

FORM OF GUARANTY OF LEASE

THIS LEASE GUARANTY (this “Guaranty”) is made on                     , 2005, by IMPAC MORTGAGE HOLDINGS, INC., a Maryland corporation (“Guarantor”), for the benefit of SCHOLLE JAMBOREE PROPERTY DEVELOPMENT I LLC, a California limited liability company (“Landlord”), with reference to the following facts:

A. A certain Office Lease (Building II) (the “Lease”) dated                     , 2005 has been, or will be, executed between Landlord and IMPAC FUNDING CORPORATION, a California corporation (“Tenant”), covering certain premises located at 19500 Jamboree Road in the City of Irvine, County of Orange, State of California (the “Premises”). For purposes hereof and as used herein, the term “Tenant” shall also mean, as the case may be, any successor to Impac Funding Corporation, succeeding to its interest as the “Tenant” under the Lease;

B. Guarantor has a financial interest in Impac Funding Corporation and, for business reasons significantly beneficial to Guarantor has a financial interest in Tenant, desires that Landlord enter into the Lease with Tenant.

C. Landlord requires as a condition to entering into the Lease that Guarantor guarantee Tenant’s full and timely performance under the Lease on terms and conditions acceptable to Landlord.

D. Guarantor has requested that Landlord accept this Guaranty to induce Landlord to enter into the Lease, and Landlord is willing to accommodate such request.

NOW, THEREFORE, in consideration of Landlord entering into the Lease, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

(1) Guarantor, acting by and through its duly authorized corporate officers, unconditionally, absolutely and irrevocably guarantees to Landlord (i) the punctual payment and performance of all of Tenant’s present and future indebtedness and obligations to Landlord under the Lease, and under all modifications and amendments thereof, including, without limitation, payment to Landlord of all rent, additional rent and all other financial, indemnification and monetary obligations and liabilities due and to become due to Landlord from Tenant under the Lease in the amounts and at the times provided in the Lease, and performance and observance of all the terms, covenants, agreements and conditions of the Lease to be performed by Tenant. All such indebtedness and obligations are referred to in this Guaranty as the “Indebtedness” and will be payable and performable by Guarantor to Landlord, or order, immediately on demand in the event of any default by Tenant with respect to the Indebtedness or any part thereof, without deduction, offset, defense or counterclaim. All payments shall be made to Landlord in lawful money of the United States. Time is of the essence in the performance by Guarantor under this Guaranty. This Guaranty is an absolute, unconditional and irrevocable guaranty of payment and performance of the Indebtedness (and not merely of collection) pursuant to the terms, conditions and covenants herein.

(2) Guarantor assumes the full responsibility for being and keeping itself informed of the financial condition and assets of Tenant and of all other circumstances bearing upon the risk of nonpayment of the Indebtedness which diligent inquiry would reveal. Landlord shall have no duty to advise Guarantor of information known to Landlord regarding such condition or any such circumstances, regardless of whether Landlord has reason to believe that (i) any such information materially increases the risk beyond that which Guarantor intends to assume or (ii) such information is unknown to Guarantor, and regardless of whether Landlord has a reasonable opportunity to communicate such information to Guarantor. By executing this Guaranty, Guarantor knowingly accepts the full range of risks encompassed within a contract of continuing guaranty, which risks Guarantor acknowledges include the possibility that Tenant will incur additional Indebtedness for which Guarantor will be liable after Tenant’s financial condition or ability to pay such Indebtedness has deteriorated.

(3) Guarantor authorizes Landlord, without notice or demand and without affecting or impairing Guarantor’s liability hereunder, from time to time to do one or more of the following: (a) renew, compromise, settle, extend, increase, accelerate or otherwise change the time for payment, discharge or performance of the Indebtedness or any part thereof; (b) change the terms of the Indebtedness or any part thereof, including increase or decrease the rate of interest thereon or the rent under the Lease; (c) take and hold security for the payment of the Indebtedness or any part thereof or any guarantee thereof, and subordinate, exchange, modify, vary, enforce, waive, release (intentionally or unintentionally), renew or abstain from perfecting or taking advantage of any security; or (d) release, substitute or add any one or more cosigners, endorsers or other guarantors of the Indebtedness.

(4) Guarantor waives: (a) all presentments, demands for performance, notices of nonperformance, protests, and all other notices, including notices of all of the following: protest, dishonor, acceptance of this Guaranty, any default, partial payment or nonpayment of all or any part of the Indebtedness and the existence, creation or incurring of new or additional Indebtedness; (b) any right to require Landlord to proceed against Tenant or any other person, to proceed against or exhaust any security held from Tenant or any other person for the Indebtedness, to proceed against or exhaust any security held from Guarantor or any other person for this

EXHIBIT J

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Guaranty or to pursue any other remedy in Landlord’s power whatsoever; (c) the benefits of any laws which provide that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduce a guarantor’s obligation in proportion to the principal obligation; (d) any defense arising by reason of the invalidity, illegality or lack of enforceability of the Indebtedness or any part thereof, or by reason of any incapacity, lack of authority, death, disability or other defense of Tenant or any other person, or by reason of the failure of Landlord to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of Tenant or any other person, or by reason of the cessation from any cause whatsoever of the liability of Tenant or any other person with respect to all or any part of the Indebtedness, or by reason of any act or omission of Landlord or others which directly or indirectly results in the discharge or release of Tenant or any other person or any Indebtedness or any security therefor, whether by operation of law or otherwise; (e) any defense based upon: (i) any failure of Landlord to give Tenant or Guarantor notice of any sale or other disposition of any property securing any or all of the Indebtedness or any guarantee thereof, or (ii) any modifications or amendments to the Lease (regardless of how extensive and regardless of whether those modifications or amendments materially increase Tenant’s rent or other obligations) or extension of the Lease or change in the size or location of the space leased; (f) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Tenant or any other person, including any discharge of, or bar against collecting, any of the Indebtedness (including any interest thereon), in or as a result of any such proceeding; (g) any defense based on any dissolution or termination of, or increase, decrease or change in membership of any guarantor or Tenant which is a partnership; and (h) any defense based upon termination of the Lease except as expressly permitted pursuant to the terms of the Lease.

(5) Landlord may, at its election, but without obligation to do so, exercise any right or remedy it may have against Tenant or any other person or any real or personal property security it holds for the Indebtedness or any part thereof or any guarantee thereof, including foreclosing a trust deed, mortgage or other instrument judicially or nonjudicially or taking a deed, assignment or transfer in lieu of foreclosure as to any such property, without affecting or impairing in any way the liability of Guarantor hereunder except to the extent the Indebtedness has been paid, even if the effect of such action is to destroy or diminish Guarantor’s subrogation rights, Guarantor’s right to proceed against Tenant for reimbursement, Guarantor’s right to recover contribution from any other guarantor or any other right or remedy or any such security, and Guarantor waives all rights and defenses arising out of an election of remedies by Landlord, even though that election of remedies, such as a nonjudicial foreclosure with respect to any security that may be given for the Indebtedness, has destroyed Guarantor’s rights of subrogation and reimbursement against Tenant by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(6) Until all Indebtedness of Tenant to Landlord shall have been paid and performed in full, even though such Indebtedness may be in excess of Guarantor’s liability hereunder, and all periods within which any amount paid on account of the Indebtedness may be required to be restored or returned by Landlord upon the bankruptcy, insolvency or reorganization of Tenant, any other guarantor or any other person have expired, Guarantor shall have no right of subrogation, and waives any right to enforce any remedy which Landlord now has or may hereafter have against Tenant, and waives any benefit of, and any right to participate in, any security now or hereafter held by Landlord.

(7) Without in any manner limiting the generality of any other provision of this Guaranty, Guarantor waives all benefits and defenses under the provisions of Civil Code sections 2809 (which provides generally that the liability of a surety must be neither larger in amount nor more burdensome than that of the principal), 2810 (which provides generally that a surety is not liable if the principal had no liability at the time of the execution of a contract or thereafter ceases to be liable), 2819 (which provides generally that a surety is exonerated if the original obligation of the principal is altered in any respect, or the remedies or rights of a creditor against the principal are in any way impaired or suspended without the consent of the surety), 2839 (which provides generally that performance of the principal obligation, or an offer of such performance, exonerates a surety), 2845 (which provides generally that a surety may require a creditor to proceed against the principal, or to pursue any other remedy in the creditor’s power which the surety cannot pursue; and if the creditor neglects to do so, the surety is exonerated to the extent the surety is thereby prejudiced), 2847, 2848 and 2849 (which generally provide a surety with rights of subrogation or reimbursement against a principal, rights of subrogation or reimbursement against any collateral or security provided to secure the obligations of the principal, and rights of contribution against any other guarantor or pledgor), 2850 (which provides generally that whenever property of a surety is hypothecated with property of the principal, the surety is entitled to have the property of the principal first applied to the discharge of the obligation), 2899 and 3433 (which relate generally to marshalling assets and the order in which liens may be foreclosed), and any similar or analogous statutes of this or any other jurisdiction.

(8) The obligations of Guarantor hereunder are independent of the obligations of Tenant. A separate action or actions may be brought and prosecuted against Guarantor without first proceeding against Tenant or any other person or any security held by Landlord and without pursuing any other remedy and without joining Tenant or any other person in any such action or actions. Guarantor waives the benefit of any statute of limitations affecting his liability hereunder or the enforcement thereof. Any payment of any Indebtedness or other act which shall toll any statute of limitations applicable thereto shall also operate to toll such statute of limitations applicable to Guarantor’s liability hereunder.

(9) It is not necessary for Landlord to inquire into the powers of Tenant or of the officers, directors, partners or agents acting or purporting to act on its behalf, and any Indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

(10) Guarantor agrees to pay reasonable attorneys’ fees and all other costs and expenses which may be incurred by Landlord in any effort to collect or enforce the Indebtedness or this Guaranty.

EXHIBIT J

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(11) The liability of Guarantor hereunder shall be reinstated and revived, and the rights of Landlord shall continue, with respect to any amount at any time paid on account of the Indebtedness which shall thereafter be required to be restored or returned by Landlord upon the bankruptcy, insolvency or reorganization of Tenant, or otherwise, all as though such amount had not been paid.

(12) On Landlord’s request, Guarantor will provide complete and current financial statements, in a form reasonably satisfactory to Landlord, and such other financial information about Guarantor as Landlord may reasonably require. Upon written request by Guarantor, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Guarantor. So long as Tenant is a publicly traded company, Guarantor’s most recent 10-K and 10-Q reports filed with the Securities and Exchange Commission shall serve to satisfy the requirement for a current financial statement.

(13) This Guaranty shall inure to the benefit of Landlord, its successors and assigns, and shall bind the heirs, executors, administrators, successors and assigns of Guarantor. This Guaranty is assignable by Landlord without notice with respect to all or any portion of the Indebtedness hereby guaranteed, and when so assigned, Guarantor shall be liable to the assignees under this Guaranty without in any manner affecting the liability of Guarantor hereunder with respect to any Indebtedness retained by Landlord.

(14) This Guaranty shall be governed by and construed according to the laws of the State of California. Whenever the context so requires, the singular includes the plural. As used herein, “any other person” shall include, without limitation, any other guarantor of the Indebtedness or any part thereof, any endorser thereof or any co-maker thereof, “including” shall not be limiting, and “or” shall not be exclusive. If this Guaranty is executed by more than one Guarantor, their obligations hereunder shall be joint and several. The invalidity or unenforceability of any one or more provisions of this Guaranty will not affect any other provision. Any legal action with respect to this Guaranty may be brought in the courts of the State of California, with venue in the County of Orange, or in the United States District Court in California, with venue in the County of Orange, as Landlord may elect. Guarantor submits to each such jurisdiction and waives any and all objections that it may have as to jurisdiction or venue in either of the above courts, and Guarantor hereby irrevocably appoints Tenant as its agent in Orange County, California for service of process.

(15) This Guaranty constitutes the entire agreement of Guarantor and Landlord with respect to the subject matter hereof and there are no promises, statements or representations of any kind or nature whatsoever other than those herein contained. No delay or failure by Landlord to exercise any right or remedy against Guarantor will be construed as a waiver of that right or remedy. The terms and provisions of this Guaranty may not be waived, altered, modified or amended except by written instrument executed by Guarantor and Landlord. All rights and remedies of Landlord against Guarantor are cumulative and not exclusive and may be exercised successively or concurrently. No exercise of any right or remedy shall be deemed to be an election of remedies and preclude exercise of any other right or remedy.

(16) If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telefacsimile, if such telefacsimile is promptly followed by a notice sent by Mail, (C) delivered by an overnight or same day courier, or (D) delivered by hand. Any Notice shall be sent, transmitted, or delivered, as the case may be, to the party’s respective notice address(es) set forth below. Any notice will be deemed to have been received or given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date of transmission of the telex or fax transmission or other form of electronic transmission, if such transmission is prior to 3:00 p.m. in the recipient’s time zone (if after 3:00 p.m., the notice shall be effective at 9:00 a.m. on the next business day after such transmission), or (iii) on the earlier to occur of actual delivery or the date on which delivery is refused, if sent by courier or by hand. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Section. If Tenant is notified of the identity and address of Landlord’s Lender, Tenant shall give to such Lender written notice of any default by Landlord under the terms of this Lease by registered or certified mail.

(17) Guarantor represents and warrants to Landlord as follows:

(i)	Guarantor is the parent company of Tenant, and expects to derive a direct and substantial benefit from the Lease/

(ii)	Guarantor has the full power, authority and legal right to execute and deliver this Guaranty and to perform, fulfill and observe all the provisions of this Guaranty, including but not limited to payment of all monies which Guarantor is obligated to pay hereunder.

(iii)	This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms.

(iv)	Neither the execution, nor delivery of this Guaranty, nor the compliance with or the performance of the terms and provisions hereof, conflict or will conflict with or result in a breach of any of the terms, conditions or provisions of any law, order, writ, injunction or decree of any court or governmental authority, or of any agreement or instrument to which Guarantor is a party or by which it is bound.

(v)	Guarantor has read the Lease and is fully familiar with its contents.

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(18) It is an express condition precedent to the granting, execution and delivery of the Lease by Landlord that Guarantor execute and deliver this Guaranty.

“GUARANTOR”:

IMPAC MORTGAGE HOLDINGS, INC.,
a Maryland corporation

By:
Its:

By:
Its:

Guarantor’s Addresses for Notice:

Impac Mortgage Holdings, Inc.
1401 Dove Street
Newport Beach, CA 92660
Attention: General Counsel
Fax: 949-475-3967

Note: Guarantor shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Guaranty.

EXHIBIT J

4

EXHIBIT K

FORM OF TELECOMMUNICATIONS AGREEMENT

This Telecommunications Agreement (this “Agreement”) is entered into as of                          , 200   by and between                             , a                             , (“Landlord”), and                             , a                              (“Tenant”).

R E C I T A L S

This Agreement is made with regard to the following facts:

A. Landlord and Tenant entered into that certain Office Lease (Building II) dated                     , 2005 (the “Lease”), under which Tenant leases approximately 200,000 rentable square feet (the “Premises”) in that certain office building located at 19500 Jamboree Road, Irvine, California (the “Building”).

B. In connection with the Lease, Tenant desires to use up to 2,000 square feet of an additional area located on the roof area of the Building for the purpose of constructing, installing, operating, repairing, replacing (subject to Section 3 of this Agreement) and maintaining a [INSERT APPROPRIATE EQUIPMENT] microwave, radio, satellite and other telecommunications equipment as set forth on Schedule 1, attached hereto (individually, a “Transmission Device”, and collectively, the “Transmission Devices”), and an additional area within the Building’s riser system for the telecommunications conduits, devices, fiber optics and electrical, coaxial, and other connections (collectively, the “Connections”) necessary to connect the Transmission Devices to the Premises. The Transmission Devices and Connections are sometimes referred to in this Agreement collectively as the “Telecommunication Devices”. Landlord has agreed to permit Tenant to use those areas and to construct, install, operate, repair, replace, and maintain the Telecommunication Devices at Tenant’s sole cost and expense.

A G R E E M E N T

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. License of Transmission Devices Area.

1.1 Designation Notice; Transmission Devices Area. On thirty (30) days prior notice from Tenant to Landlord (the “Designation Notice”), Landlord shall designate areas on the roof of the Building (the “Roof Location”) that Tenant may use for the purpose of constructing, installing, operating, repairing, replacing (subject to Section 3 of this Agreement) and maintaining the Transmission Devices (collectively, the “Transmission Devices Area”). For purposes of this Agreement, the Building riser system as used by Tenant for the Connections shall also be referred to as a part of the Transmission Devices Area.

1.2 Notice of Exercise. Tenant may exercise its right to use that Transmission Devices Area by written notice delivered to Landlord (the “Notice of Exercise”) at any time after the delivery of the Designation Notice. The terms of this Agreement shall be effective upon the date of this Agreement and shall continue in effect until the expiration or earlier termination of this Agreement as set forth in Section 1.3, below, or the failure of Tenant to timely deliver a Notice of Exercise.

1.3 License to use the Transmission Devices Area; Exclusive Use. Five (5) business days following the delivery of the Notice of Exercise, Tenant’s license to use the Transmission Devices Area to construct, install, operate, repair, replace (subject to Section 3 of this Agreement) and maintain the Telecommunication Devices shall commence and shall continue until the earlier of (i) the expiration or earlier termination of the Lease, (ii) any termination of this Agreement required by law, governmental authority or quasi-governmental authority, or (iii) the effective date set forth in a written notice from Tenant to Landlord electing to terminate this Agreement. Subject to the rights of Landlord to maintain, operate and repair the Building, Tenant shall have the exclusive right to use the Roof Location. Landlord shall have the right to use, and to grant to third parties the right to use, the Building riser system, and portions of the roof of the Building, other than the Roof Location, so long as such subsequent use does not unreasonably interfere with Tenant’s use.

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1

1.4 Access to Telecommunication Devices. During the term of this Agreement, and subject to Landlord’s reasonable procedures regarding Building access and security, Tenant, its agents, employees and contractors, will have the right of access to the Transmission Devices, the Transmission Devices Area, and the Connections, 24-hours a day. In the event that the Connections are only accessible through space in the Building leased to other tenants, Tenant may access such Connections only (i) after giving Landlord at least three (3) business days’ prior written notice, (ii) if such access is reasonably necessary, and (iii) if accompanied by an agent of Landlord. In the event of an emergency, Tenant shall notify Landlord of such emergency and, thereafter, Landlord shall use its commercially reasonable efforts to respond more quickly than as set forth in this Section 1.4 to the access needs of Tenant.

1.5 Ownership and Removal of Telecommunication Devices. The Telecommunication Devices shall at all times remain the property of Tenant. Tenant shall have the right to remove the Telecommunication Devices, or any part thereof, at any reasonable time upon at least thirty (30) days’ prior written notice to Landlord; provided that in the event of an emergency, Landlord shall use its commercially reasonable efforts to allow Tenant to remove such Telecommunication Devices upon less notice. On or before the expiration or earlier termination of this Agreement, Tenant will remove, at its own cost and expense, the Telecommunication Devices and all related facilities in the Transmission Devices Area (specifically including, but not limited to, (i) any fencing and barriers securing the Telecommunication Devices, and (ii) any Connections installed by or on behalf of Tenant in the Building riser system), and return the Transmission Devices Area (specifically including, but not limited to, the Building riser system) to its condition existing prior to Tenant’s installation of the Telecommunication Devices. If Tenant fails to complete such removal or fails to repair any damage caused by such removal, Landlord may complete such removal and repair such damage and charge the cost thereof to Tenant, which amounts shall be immediately payable by Tenant.

2. Rent. Tenant is not obligated to pay any base rent for the use of the Transmission Devices Area. In addition, Tenant shall, however, pay, as Additional Rent, all costs incurred by Landlord or Tenant for Tenant’s use of Building utilities in connection with the Telecommunication Device (including the cost of any separate metering requested by Landlord), including, without limitation, any electricity, water, gas, or heating, ventilation or air conditioning. In addition, Tenant shall directly pay for all costs in connection with the construction, installation, operation, maintenance, repair, replacement, and insurance of the Telecommunication Devices and the Transmission Devices Area.

3. Installation, Maintenance and Operation of Telecommunication Devices.

3.1 Approvals and Permits. During the term of this Agreement and subject to the terms of Section 3.2, below, Tenant may install and operate the Telecommunication Devices in the Transmission Devices Area, in the particular locations as indicated on Schedule 2 for the particular Telecommunication Devices, provided that: (a) Tenant has obtained Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, of the plans and specifications for the Telecommunication Devices and all working drawings for the installation of the Telecommunication Devices, (b) Tenant has obtained all required permits and governmental or quasi-governmental approvals (including satisfying any applicable Federal Communications Commission and Federal Aviation Administration requirements) to install and operate the Telecommunication Devices, and (c) Tenant complies with all applicable governmental and quasi-governmental laws, regulations and building codes in connection with the Transmission Devices Area and the Telecommunication Devices. Landlord shall have the right to condition its approval of any Telecommunication Devices proposed to be installed by Tenant on Tenant, among other things, erecting fencing or other barriers to secure such devices as required by applicable Law or as determined by Landlord to be good operational practice. With regard to Tenant obtaining all required permits and approvals set forth in Section 3.1(b) above, Landlord shall reasonably cooperate, at Tenant’s sole cost, with Tenant; provided, however, that Landlord shall not be responsible for any such approvals. Once Landlord has given its requisite approval, Tenant may not alter or modify the working drawings, or the actual installation of the Telecommunication Devices without Landlord’s prior written consent, which consent shall be granted or withheld in Landlord’s reasonable discretion.

3.2 Compatibility with Building Systems and Operations. All Telecommunication Devices shall be compatible with the Building systems and equipment and shall not impair window washing or the use of chiller units, the cooling tower, the emergency generator, elevators, machine rooms, helipads, ventilation shafts, if any, or any other parts of the Building. If the installation, maintenance, repair, operation or removal of the Telecommunication Devices require any changes or modifications to any structural systems or components of the Building or any of the Building’s systems or equipment, Landlord shall have the right, after reasonable notice to Tenant, to either (i) perform such changes or modifications and Tenant shall pay for the costs thereof upon demand or (ii) require Tenant to perform such changes or modifications at Tenant’s sole cost and expense. If required by Landlord, in its sole discretion, or any governmental agency or authority, Tenant shall fully enclose the Transmission

EXHIBIT K

2

Devices Area with suitable fencing or other required enclosures, subject to the terms of Section 3.1, above. Landlord shall have the right to post notices of non-responsibility in connection with any work performed by Tenant or its agents or contractors in connection with this Agreement. The terms and conditions of Section 9.4 of the Lease shall specifically be applicable in connection with any work performed by Tenant or its agents or contractors in connection with the Telecommunication Devices or this Agreement.

4. Use of Transmission Devices Area. Tenant shall have the right to use the Building electricity, water, gas and heating, ventilation and air conditioning located on the roof of the Building for the operation of the Telecommunication Devices. Tenant will not store any materials in the Transmission Devices Area. Tenant will use the Transmission Devices Area solely for the Telecommunication Devices and not for any other purpose. Landlord and its agents may enter and inspect the Transmission Devices Area after reasonable notice to Tenant (except in the event of an emergency) and subject to Tenant’s reasonable security requirements. Concurrently with Tenant’s installation of any locks for the Transmission Devices Area, Tenant will deliver to Landlord a key for any such lock. Tenant will not interfere with the mechanical, electrical, heating, ventilation and air conditioning, or plumbing systems of the Building or the operation, reception, or transmission of any other satellite, microwave, or other broadcasting or receiving devices that are, or will be, located on the roof of, or in, the Building.

5. Indemnification and Insurance. Tenant agrees and acknowledges that it shall use the Transmission Devices Area at its sole risk, and, except to the extent due to the negligence or wilful misconduct of Landlord or any Landlord Parties, Tenant absolves and fully releases Landlord and the “Landlord Parties,” as that term is defined in the Lease, from (i) any and all cost, loss, damage, expense, liability, and cause of action, whether foreseeable or not, arising from any cause, that Tenant may suffer to its personal property located in the Transmission Devices Area, or (ii) that Tenant or Tenant’s officers, agents, employees, or independent contractors Landlord or the Landlord Parties may suffer as a direct or indirect consequence of Tenant’s use of the Transmission Devices Area, the Telecommunication Devices or access areas to the Transmission Devices Area, or (iii) any other cost, loss, damage, expense, liability, or cause of action arising from or related to this Agreement. Landlord and Tenant agree that the mutual indemnification and waiver of claims provisions in Section 14 of the Lease shall apply with respect to the Telecommunication Devices and the Transmission Devices Area. In addition, Tenant will procure and maintain, at Tenant’s sole expense, insurance in connection with the Transmission Devices Area, the Telecommunication Devices and the obligations assumed by Tenant under this Agreement, in the same amounts and with the same types of coverage as required to be procured by Tenant under the Lease.

6. Defaults. If Tenant fails to cure the breach of any of the covenants set forth in this Agreement within thirty (30) days following notice from Landlord, or fails to commence to cure such breach, and diligently pursue such cure to completion, Landlord shall have the right to terminate this Agreement upon written notice to Tenant. In addition, at the option of Landlord, breach of any of the covenants under this Agreement by Tenant will also constitute a Default by Tenant under the Lease, and a Default by Tenant under the Lease will also constitute a Default by Tenant under this Agreement (in which event Landlord may terminate this Agreement concurrently with any early termination of the Lease).

7. Notices. Any notice required or permitted to be given under this Agreement by Tenant or Landlord will be given under the terms of the Lease.

8. Incorporation of Lease Provisions. All applicable provisions of the Lease apply to Tenant’s payment of charges pursuant to this Agreement, and the Transmission Devices Area and Tenant’s use thereof in the same manner as those provisions apply to the Premises and are incorporated into this Agreement by this reference as though fully set forth in this Agreement. In the event of any conflicts between the provisions of this Agreement and the Lease, in connection with the interpretation of this Agreement only, the provisions of this Agreement shall govern.

9. No Warranty. Landlord has made no warranty or representation that the Telecommunication Devices are permitted by law and Tenant assumes all liability and risk in obtaining all permits and approvals necessary for the installation and use of the Telecommunication Devices. Landlord does not warrant or guaranty that Tenant will receive unobstructed transmission or reception to or from the Telecommunication Devices and Tenant assumes the liability for the transmission and reception to and from the Telecommunication Devices.

10. Assignment. Notwithstanding any contrary provision set forth in this Agreement above, this Agreement, and Tenant’s rights contained herein, may not be transferred or assigned to any other person or entity other than an assignee of the Lease permitted pursuant to the terms of the Lease, and no person or entity other than Tenant and its employees shall be entitled to use the Telecommunication Devices or the Transmission Devices Area.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXHIBIT K

3

LANDLORD:

SCHOLLE JAMBOREE PROPERTY DEVELOPMENT I LLC, a California limited liability company

By:
Name:
Title:

TENANT:

IMPAC FUNDING CORPORATION, a California corporation

By:
Name:
Title:

Schedule 1 and Schedule 2

[to be attached]

EXHIBIT K

4

EXHIBIT L

FORM OF MEMORANDUM OF LEASE

RECORDING REQUESTED BY

AND WHEN RECORDED RETURN TO:

MEMORANDUM OF OFFICE LEASE (BUILDING II)

THIS MEMORANDUM OF OFFICE LEASE (BUILDING II) (this “Memorandum”) is entered into as of                     , 2005, by and between SCHOLLE JAMBOREE PROPERTY DEVELOPMENT I LLC, a California limited liability company (“Landlord”), and IMPAC FUNDING CORPORATION, a California corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant hereby covenant and agree that Landlord has leased and does hereby lease to Tenant and Tenant has leased and does hereby rent from Landlord, the Premises, as defined in the Lease, located on that certain real property in the City of Irvine, County of Orange, State of California, more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”) on the terms and conditions and for the consideration set forth in that certain unrecorded document dated as of March 1, 2005 and entitled “Office Lease (Building II),” which terms and conditions are incorporated herein by reference (the “Lease”). All capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the Lease.

B. Landlord and Tenant desire to provide notice (i) of Tenant’s lease of the Premises within that certain building to be constructed at the Property commonly known as Building II, and (ii) that Tenant has certain rights of first offer to lease space in those certain buildings constructed or that may be constructed at the Property commonly known as Building I, Building III and Building IV, (iii) that Tenant has the option to lease space in Building III, and (iv) that Tenant has a right of first offer to purchase some or all of the Property, all subject to and on the terms and conditions as more fully set forth in the Lease.

NOW, THEREFORE, in consideration of the fact hereinabove set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

A G R E E M E N T :

1. Demise of Premises. Landlord leases to Tenant, and Tenant leases from Landlord, subject to the terms and conditions set forth in the Lease, the Premises as defined in the Lease. The Lease Commencement Date shall be as set forth in the Lease, and the term of the Lease shall continue for 120 months thereafter.

2. Extension Option. Landlord has granted to Tenant, subject to the terms and conditions as set forth in the Lease, two (2) consecutive options of five (5) years each to extend the term of the Lease, provided the option(s) are exercised in writing at least twelve (12) months prior to the applicable expiration date.

3. Rights to Lease. Landlord has granted to Tenant, subject to the terms and conditions as set forth in the Lease, (i) certain rights of first offer to lease space within Building I, Building III and Building IV, and (ii) an option to lease Building III, provided that such rights and option are exercised by the time periods and in the manner set forth in the Lease.

EXHIBIT L

1

4. Right of First Offer to Purchase. Landlord has granted to Tenant, subject to the terms and conditions as set forth in the Lease, a right of first offer to purchase some or all of the entire Property, provided that such right is exercised by the time periods and in the manner set forth in the Lease.

5. Incorporation by Reference; No Modification of Lease. The terms and conditions of the Lease are incorporated herein by this reference. This Memorandum is prepared and recorded for the purpose of putting the public on notice of the Lease, and this Memorandum in no way modifies the terms and conditions of the Lease. In the event of any inconsistency between the terms and conditions of this Memorandum and the terms and conditions of the Lease, the terms and conditions of the Lease shall control.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Memorandum to be executed the      day of                 , 2005.

LANDLORD:

SCHOLLE JAMBOREE PROPERTY DEVELOPMENT I LLC, a California limited liability company

By:
Name:
Title:

TENANT:

IMPAC FUNDING CORPORATION, a California corporation

By:
Name:
Title:

EXHIBIT L

2

STATE OF                                              )

                                                                 ) ss.

COUNTY OF                                         )

On                             , before me,                             , a Notary Public in and for said state, personally appeared                             , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State

STATE OF                                              )

                                                                 ) ss.

COUNTY OF                                         )

On                             , before me,                             , a Notary Public in and for said state, personally appeared                             , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State

EXHIBIT L

3

EXHIBIT A TO EXHIBIT L

LEGAL DESCRIPTION OF THE PROPERTY

The Property is situated in the State of California, County of Orange, and is described as follows:

The real property referred to in this Exhibit is situated in the State of California, County of Orange, described as follows:

PARCEL A:

Parcel 2, in the City of Irvine, County of Orange, State of California, as shown on a Parcel Map filed in Book 47, Page 22 of Parcel Maps, in the office of the County Recorder of said County.

Except all oil, oil rights, minerals, minerals rights, natural gas, natural gas rights, and other hydrocarbons by whatsoever name known that may be within or under the Parcel of land hereinabove described. Together with the perpetual right of drilling, mining, exploring and operating therefor and storing in and removing the same from said land or any other land, including the right to whipstock or directionally drill and mine from lands other than those hereinabove described, oil or gas wells, tunnels and shafts into, through or across the subsurface of the land hereinabove described, and to bottom such whipstocked or directionally drilled wells, tunnels and shaft under and beneath or beyond the exterior limits thereof, and to redrill, retunnel, equip, maintain, repair, deepen, and operate any such wells or mines, without however, the right to drill, mine, store, explore and operate through the surface or the upper five hundred (500) feet of the subsurface of the land hereinabove described, as reserved by Irvine Industrial Complex, a California Corporation in deed recorded January 31, 1977 as Instrument No. 40776 in Book 12052, Page 1304 of Official Records.

PARCEL B:

An easement for the purposes of ingress and egress and sanitary sewer over and under that portion of Block 50 of Irvine’s Subdivision, in the City of Irvine, County of Orange, State of California, shown as Parcel 1 on map filed in Book 22, Page 28 of Parcel Maps, in the office of the County Recorder of said County, described as follows:

Commencing at the most Northerly corner of Parcel 1 as shown on a map filed in Book 22, Page 28 of Parcel Maps, records of Orange County; thence South 49° 21’ 34” East 120.0 feet along the Northeast Lot Line of said Parcel 1 to the true point of beginning; thence South 40° 38’ 26” West 30.00 feet; thence South 49° 21’ 34” East 189.37 feet to a point on the Easterly lot line of said Parcel 1; thence along said lot line North 6° 59’ 16” West 44.52 feet to the Northeast corner of said Parcel 1; thence North 49° 21’ 34” West 156.48 feet along the Northeast lot line of said parcel 1 to the true point of beginning.

APN: 445-132-06

EXHIBIT L

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EXHIBIT M

FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT

Number:	__________________________________________
Date:	__________________________________________
Amount:	__________________________________________
Expiration:	__________________________________________

BENEFICIARY	ACCOUNT PARTY

We hereby issue our Irrevocable Letter of Credit No.                      in favor of SCHOLLE JAMBOREE PROPERTY DEVELOPMENT I LLC, a California limited liability company (“Beneficiary”), its successors and assigns, for the account of IMPAC FUNDING CORPORATION, a California corporation. We undertake to honor your sight draft, upon presentation at our office in                                         , California, for any sum or sums not to exceed a total of ($             ) in favor of Beneficiary when accompanied by the original of this Letter of Credit and a written statement signed by an officer of Beneficiary, stating that such moneys are due and owing to Beneficiary.

Partial and multiple drawings are permitted under this Letter of Credit. In the event of a partial draw, the amount of the draft shall be endorsed on the reverse side hereof by the negotiating bank.

This Letter of Credit is transferable in its entire undrawn balance to a successor beneficiary upon presentation by Beneficiary of the original of this Letter of Credit, together with a written request for transfer executed by Beneficiary.

The amount of each draft must be endorsed on the reverse hereof by the negotiating bank. We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above

It is a condition of this Letter of Credit that it shall remain enforceable against us for a period of                      from this date and further, that it shall be deemed automatically extended for successive one-year periods without amendment thereafter unless thirty (30) days prior to the expiration date set forth above, or within thirty (30) days prior to the end of any yearly anniversary date thereafter, you shall receive our notice in writing by certified mail, return receipt requested, that we elect not to renew this Letter of Credit for any subsequent year.

The draft must be marked “Drawn under                                          Letter of Credit No.                      dated                     .”

There are no other conditions of this letter of credit. Except so far as otherwise stated, this credit is subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590, and is otherwise governed by the law of the State of California.

By:

By:

EXHIBIT M

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